                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No. 4)

Filed by Registrant [X]
Filed by a Party other than Registrant [  ]

Check the Appropriate Box:
[X]  Preliminary Proxy Statement
[ ] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                            CTC COMMUNICATIONS CORP.
                (Name of Registrant as Specified In Its Charter)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the Appropriate Box):
[X]  No Fee Required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1)  Title of each class of securities to which transaction applies:
     2)  Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined)
     4)  Proposed maximum aggregate value of transaction:
     5)  Total fee paid:
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

          1)  Amount Previously Paid:
          2)  Form, Schedule or Registration Statement No.:
          3)  Filing Party:
          4)  Date Filed:

                        Copies of all communications to:

Leonard R. Glass, Esq.                             Mary E. Weber, Esq.
Law Offices of Leonard R. Glass, P.A.              Ropes & Gray
45 Central Ave, P.O. Box 579                       One International Place
Tenafly, New Jersey 07670-0579                     Boston, MA  02110
(201) 894-9300

    Subject to Completion; Preliminary Prospectus Dated ______________, 1999

                            CTC Communications Corp.

                           Proxy Statement/Prospectus

Dear Stockholder:

We are calling a special meeting of stockholders of CTC Communications to be held on ___________, 1999 at 9:30 a.m., local time, at 220 Bear Hill Road, Waltham, Massachusetts 02451-1104.

At the special meeting, holders of record of CTC Communications' common stock and Series A convertible preferred stock, voting together as a single class, and the holders of the Series A convertible preferred stock, voting separately, will consider and vote upon a proposal to:

 .    Approve a plan of merger and reorganization which would have the following effects:

     . CTC Communications will become a wholly-owned subsidiary of CTC Communications Group, Inc., a Delaware corporation, and continue to conduct the business it currently conducts.
     . The assets, liabilities and operations of CTC Group on a consolidated basis will be the same as the assets, liabilities and operations of CTC Communications on a consolidated basis.
     . Shares of capital stock of CTC Communications will automatically convert into the same number of shares of similar shares of capital stock of CTC Group.

While you are, of course, welcome to join us at this special meeting, we understand that this may not be possible. It is important that your shares be represented and voted at the meeting whether or not you plan to attend. If enough stockholders do not return their proxies, the company may have to incur the expense of follow-up solicitations. Please take a moment to sign, date and promptly mail your proxy in the enclosed prepaid envelope. This will not limit your right to vote in person should you decide to attend the meeting.

This document also constitutes the prospectus of CTC Communications Group, Inc. for the offering to you of the CTC Group common stock and Series A convertible preferred stock to be issued in the reorganization.

On behalf of your board of directors, thank you for your continued support.

Sincerely,

Robert J. Fabbricatore
Chairman and Chief Executive Officer
                                 _____________

The reorganization involves elements of risk.  See "Risk Factors" on pages 7-15.
                                 _____________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.
                                 ______________

The last sale price of CTC Communications common stock on the Nasdaq National Market on July 9, 1999 was $19.75 per share.

CTC Group's common stock will be listed on the Nasdaq National Market under the symbol "CPTL" following the consummation of the reorganization.
                                 _______________

                The date of this document is ____________,1999.

                                 TABLE OF CONTENTS



Where You Can Find More Information...................................................  1

Notice of Special Meeting of Stockholders.............................................  2

Summary
     Questions and Answers............................................................  3
     The Proposed Reorganization......................................................  3
     Our Business.....................................................................  5
     Summary Financial and Operating Data.............................................  6

Risk Factors..........................................................................  7

     Risks Relating to the Reorganization.............................................  7
     If our stockholders exercise appraisal rights or if we do not consummate the reorganization, we could default under our
     credit facilities and be unable to pay those debts...............................  7

     Risks Relating to an Investment in our Stock.....................................  7

     Because our revenues prior to January 1998 resulted from a business strategy we are no longer pursuing, you may have
     difficulty evaluating us.........................................................  7

     If we do not successfully execute our new business strategy, we may be unable to compete effectively..........................................  7

     Our incurrence of negative cash flows and operating losses during the next several years may adversely affect the
     price of our common stock........................................................  7

     If our network does not function properly, we will be unable to provide the telecommunications services on which our
     future performance will in large part depend.....................................  7

     If we do not obtain interconnection agreements with other carriers, we will be unable to provide enhanced services on our network....................  7

     Because of our limited experience, we may not be able to properly or timely deploy, operate and maintain our network, which could materially adversely affect our financial results................................  7

     Our high leverage creates financial and operating risk that could limit the growth of our business...........................................  7

     We will need to refinance our existing indebtedness when due, and we may be unable to do so....................................................  7

     We may be unable to obtain the additional capital we will
     require to fund our operations and finance our growth on
     acceptable terms or at all, which could cause us to delay
     or abandon our development and expansion plans...................................  7

     Our market is highly competitive, and we may not be able to compete effectively, especially against established competitors with greater financial resources and more experience.............................  7

     Our information systems may not produce accurate and prompt bills which could cause a loss or delay in the collection of revenue and could adversely affect our relations with our customers......................  7

     We may not receive timely and accurate call data records from our suppliers which could cause a loss or delay in the collection of revenue and could adversely affect our relations with our suppliers...........  7

     We depend on the networks and services of third party providers to serve our customers and our relationships with our customers could be adversely affected by failures in those networks and services....................  7

     Increases in customer attrition rates could adversely affect our operating results................................................................  7

     We may be unable to effectively manage our growth, which could materially adversely affect all aspects of our business.....................................  7

     We may be unable to retain or replace our senior management or hire and retain other highly skilled personnel upon which our success will depend......................................................................  7

     Changes to the regulations applicable to our business could increase our costs and limit our operations............................................... 10


     Rapid technological changes in the telecommunications industry could render our services or network obsolete faster than we expect or require us to spend more than we currently anticipate..................  11

     Our systems and network, and the systems of our suppliers, may not properly process date information after December 31, 1999, which could increase our costs, disrupt our business and adversely affect our relations with our customers.....................................................  11

     We may pursue acquisitions which would could disrupt our business and may not yield the benefits we expect.............................................  11

     Our existing principal stockholders, executive officers and directors control a substantial amount of our voting shares and will be able to significantly influence any matter requiring shareholder approval................  11

     Fluctuations in our operating results could adversely affect the price of our common stock....................................................  12

     Our stock price is likely to be volatile.........................................  12

     The market price of our common stock could be depressed by the substantial number of our shares that are eligible for future sale...........................  13

     We have anti-takeover defenses that could delay or prevent an acquisition and could adversely affect the price of our common stock.........................  13

     The forward looking statements we make in this document are inherently uncertain.............................................................  13

Information about Special Meeting...................................................... 14

Security Ownership of Certain Beneficial Owners........................................ 15

Appraisal Rights of Dissenting CTC Communications Stockholders......................... 17

The Reorganization..................................................................... 17

Proposed Reorganization................................................................ 17

Reasons for the Reorganization......................................................... 18

Reorganization Procedure............................................................... 19

Capitalization of the Delaware Holding Company......................................... 19


Significant Changes Caused by the Reorganization....................................... 23

Disadvantages of Reincorporation in Delaware........................................... 34

Selected Financial Data................................................................ 35

Management's Discussion and Analysis of Financial Condition
and Results of Operations.............................................................. 37

Business of the Company................................................................ 43

Management............................................................................. 55

Description of Senior Secured Facilities............................................... 61

Federal Income Tax Consequences........................................................ 64

Securities Act Consequences............................................................ 65

Transfer Agent and Registrar........................................................... 65

Independent Auditors................................................................... 65

Legal Matters.......................................................................... 66

Expense of Solicitation................................................................ 66

Stockholders' Proposals................................................................ 66

Other Matters That May Come Before the Meeting......................................... 66

                      Where You Can Find More Information

     This document is part of a registration statement on Form S-4 filed with the Securities and Exchange Commission, or the SEC, covering the shares of capital stock that CTC Group will issue in the reorganization. The document also is the proxy statement of CTC Communications for the special meeting.

     This document does not contain all of the information, exhibits and undertakings contained in the registration statement. We will provide you without charge, upon your written or oral request, a copy of any documents contained in such registrations statement, but not exhibits filed with these documents unless those exhibits are specifically referred to in this document. Please direct your requests for such documents to John D. Pittenger, CTC Communications, Inc., 220 Bear Hill Road, Waltham, Massachusetts 02451-1104 (telephone 781-466-8080). We will deliver such documents by first class mail or other equally prompt means. To ensure delivery of these documents before the special meeting, you should make requests for such documents no later than _________, 1999.

     CTC Communications is subject to the information reporting requirements of the Exchange Act of 1934. Following the reorganization CTC Group will be subject to those requirements. Under the Exchange Act, reporting companies file reports, proxy statements and other information with the SEC. You may inspect and copy such reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of such material by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC on the Internet at http://www.sec.gov. CTC Communications common stock is listed on the Nasdaq National Market, and therefore you can also inspect such reports, proxy statements and other information at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

     You should rely only on the information contained or referred to in this document or any supplement. CTC Communications has not authorized anyone else to provide you with different or additional information.

                           CTC Communications Corp.
                              220 Bear Hill Road
                         Waltham, Massachusetts 02451
                                (781) 466-8080

                   Notice of Special Meeting of Stockholders

                To the Stockholders of CTC Communications Corp.

A special meeting of stockholders of CTC Communications Corp. will be held at the offices of the company, 220 Bear Hill Road, Waltham, Massachusetts 02451 on _________, 1999 at 9:30 a.m. to vote on:

 .    A proposal to approve an agreement and plan of reorganization providing for the conversion of shares of common stock and Series A convertible preferred stock of CTC Communications into an equal number of shares of common stock and Series A convertible preferred stock of CTC Communications Group, Inc., a company organized under Delaware law by CTC Communications to be a holding company of CTC Communications.

 .    Any other business that may lawfully come before the meeting or any adjournment.

The proposal to approve the agreement and plan of reorganization must be approved by:

 .    the affirmative vote of two-thirds of the voting power of the shares of CTC
     Communications common stock and Series A preferred stock entitled to vote, voting together as a single class; and

 .    the affirmative vote of two-thirds of the shares of CTC Communications
     Series A convertible preferred stock entitled to vote, voting separately.

We describe the reorganization more fully in the attached document. Appendix A to the attached document is a copy of the agreement and plan of reorganization.

________, 1999 is the record date for this meeting. Accordingly, only stockholders of record on that date will be entitled to vote at the meeting.

Please sign the enclosed proxy and return it in the enclosed postage-paid envelope as soon as possible. If you decide to attend the meeting in person, you can withdraw your proxy and vote at that time.

The board of directors has determined that the reorganization is in the best interests of the stockholders and unanimously recommends that stockholders vote "FOR" the reorganization at the special meeting.

                         By Order of the Board of Directors

                         Robert J. Fabbricatore, Chairman

___________, 1999
Mailed at Boston, Massachusetts

Please promptly date, sign and mail the enclosed proxy, a postage-paid envelope
                -------------------
is provided for mailing in the United States. If stockholders don't return the proxies in sufficient numbers, we will have to incur the expense of follow-up solicitations. If any other business is brought before the meeting, your shares will be voted at the board's discretion.

                                    Summary

                             Questions and Answers

The following questions and answers are designed to help you understand the reorganization proposal and the proxy voting process. These questions and answers and the rest of the summary only highlights information in this document. You should carefully read this entire document and the attached appendices.

The Proposed Reorganization

What are you proposing?

We are asking you to approve an agreement and plan of reorganization that would result in our reorganization into a holding company structure. Under the plan, CTC Communications, a Massachusetts corporation, will become a wholly-owned subsidiary of CTC Communications Group, Inc., a Delaware corporation.

Why are you forming a Delaware holding company?

We are forming a holding company:

 .    to comply with the terms of our loan and security agreement with Goldman
     Sachs Partners and Fleet National Bank;
 .    to take advantage of the benefits of Delaware corporate law; and
 .    to enable us to issue debt at different corporate levels.

What will happen to my stock?

In the reorganization, your shares of common stock and Series A convertible preferred stock of CTC Communications will automatically convert into the same number of shares of common stock and Series A convertible preferred stock of CTC Group. The CTC Group common stock will be listed on the Nasdaq National Market under the symbol "CPTL."

Will I have to turn in my stock certificates?

No. Do not turn in your stock certificates. We will not require you to exchange your stock certificates as a result of the reorganization. After the reorganization, your CTC Communications stock certificates will represent the same number of shares of CTC Group capital stock.

Does formation of a holding company affect my federal income taxes?


The proposed reorganization will be a tax-free reorganization under federal tax laws. You will not recognize any gain or loss for federal income tax purposes upon your receipt of CTC Group stock in exchange for your shares of CTC Communications stock. You should consult your own tax advisors concerning the specific tax consequences of the reorganization to you, including any foreign, state, or local tax consequences of the reorganization. For further information, see "Federal Income Tax Consequences."

Will the management of the company change after the reorganization?

The management of CTC Communications will not change as a result of the reorganization. The entire board of directors and several of the current principal executive officers of CTC Communications will also serve as the board of directors and as executive officers of CTC Group upon completion of the reorganization.

If the stockholders approve the reorganization, when will it occur?

We would like to complete the reorganization as soon as possible after the special meeting. In order to complete the reorganization, CTC Communications must first obtain the approval of state regulatory agencies in states in which it operates. We plan to complete the reorganization immediately after obtaining stockholder approval, unless these approvals have not been obtained at that time.

The board of directors of CTC Communications recommends that the stockholders vote for approval of the reorganization.

Who can vote on the reorganization  proposal?

Any holder of record of CTC Communications common stock or Series A convertible preferred stock at the close of business on ________, 1999 will be entitled to vote on the proposal at the special meeting.


What percentage of the outstanding shares do directors and executive officers hold?

Directors, executive officers and their affiliates own:

 .    46% of the combined voting power of the outstanding common stock and the
     Series A convertible preferred stock; and

 .    98.6% of the outstanding Series A convertible preferred stock.

Robert J. Fabbricatore and Spectrum Equity Investors II, L.P. have indicated their intention to vote in favor of the proposal.

How will the reorganization be treated for accounting purposes?

In accordance with generally accepted accounting principles, we will use the historical cost basis of the assets and liabilities of CTC Communications and CTC Group to account for the reorganization. Because CTC Group has only nominal assets and liabilities, the combination will effectively represent the historical basis of the assets and liabilities of CTC Communications and the capital structure of CTC Group.

How do I vote?  What do I need to do now?

After carefully reading and considering the information contained in this document, please fill out and sign the enclosed proxy card. Then mail your signed proxy card in the enclosed prepaid return envelope as soon as possible so that your shares will be represented at the special meeting. Your proxy card will instruct the persons named on the card to vote your shares at the special meeting as you direct on the card. If you do not vote or if you abstain on the proposal, the effect will be a vote against the proposal. The Board of Directors recommends that you vote for approval of the reorganization.

May I change my vote after I have mailed my signed proxy card?

You may change your vote at any time before your shares are voted at the special meeting by:

 .    notifying the Clerk of the company in writing;
 .    voting in person at the meeting; or
 .    returning a later-dated proxy card.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy card to the attention of the Clerk at CTC Communications Corp., 220 Bear Hill Road, Waltham, Massachusetts 02451.


If my shares are held in street name by my broker, will my broker vote my shares for me?

Your broker will vote your shares only if you provide your broker with instructions. If you fail to instruct your broker, your shares will not be voted. Shares that are not voted will have the effect of being voted against the proposal.

What rights will I have under Massachusetts law if I vote against the plan of reorganization?

If you vote against the agreement and plan of reorganization and comply with the statutory requirements of Massachusetts law, you will be entitled to receive payment of the fair value of your shares if the reorganization is completed. A copy of the applicable Massachusetts law is attached to this document as Appendix D. For more information see "Appraisal Rights of Dissenting CTC Communications Stockholders."

Our credit facilities prohibit us from making payments to stockholders who exercise their appraisal rights and demand payment for their stock. If any stockholders remain entitled to make this demand after the special meeting, we may ask our lenders to waive their requirement that we consummate the reorganization and abandon the reorganization or ask our lenders to permit us to make any required payments to stockholders. We do not know whether they would grant either of those requests.

                                  Our Business

     We are a rapidly growing single-source provider of voice and data telecommunications services, or integrated communications provider. We target predominantly medium and larger-sized business customers who seek greater capacity for voice and data traffic, a single provider for their telecommunications requirements and improved levels of service. We are currently deploying our own state-of-the-art network facilities to carry telecommunications traffic. In May 1999, we began testing of our network with some of our customers. By late summer, we expect to begin providing, and billing for, commercial service to a limited number of customers on our network. We became an integrated communications provider in January 1998. Prior to that, we were the largest independent sales agent for NYNEX Corp. (now Bell Atlantic), based on agency revenues.

                              Financial Statements

     We have not included complete pro forma and comparative financial information concerning the company that gives effect to the reorganization because, immediately following the effective time of the reorganization, the consolidated financial statements of CTC Group will be substantially the same as CTC Communications' financial statements immediately prior to the reorganization. Prior to the closing of the reorganization, CTC Group will not have commenced operations and will have no material assets or liabilities.

                      Summary Financial and Operating Data

     You should read the following summary financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes included elsewhere in this prospectus.

                                                      Fiscal Year ended March 31,
                                                    ------------------------------
                                                      1997       1998       1999
                                                    --------   --------   --------
                                                         (dollars in thousands)

Statement of Operations Data
Agency revenues..................................    $29,195    $24,775   $      -
Telecommunications revenues......................     11,095     16,172     70,964
                                                      ------     ------     ------
  Total revenues.................................     40,290     40,947     70,964
Cost of telecommunications revenues
 (excluding depreciation and amortization).......      8,709     14,039     61,866
Selling, general and administrative expenses.....     23,077     29,488     52,521
Depreciation and amortization....................        743      1,418      3,778
Income (loss) from operations....................      7,761     (3,998)   (47,201)
Net income (loss)................................      4,683     (2,498)   (51,238)
Other Financial Data
EBITDA (loss)....................................    $ 8,519    $(2,405)  $(43,346)

Capital expenditures.............................      1,222      6,109     36,041
Net cash (used in) provided by operating
 activities......................................      3,572     (7,951)   (33,254)
Net cash used in investing activities............      1,222      4,765      6,282
Net cash provided by financing activities........        114      8,479     39,622

  EBITDA consists of income (loss) before interest, income taxes, depreciation and amortization. We have provided EBITDA because it is a measure of financial performance commonly used in the telecommunications industry. Other companies may calculate it differently from us. EBITDA is not a measurement of financial performance under generally accepted accounting principles, or GAAP. We do not believe you should consider EBITDA as an alternative to net income (loss) as a measure of results of operations or to GAAP-based cash flow as a measure of liquidity. Capital expenditures consists of additions to property and equipment acquired for cash or under notes payable and capital leases.


                                                           As of March 31, 1999
                                                        ---------------------------
                                                           (dollars in thousands)
Balance Sheet Data
Cash and cash equivalents  ..................................     $  2,254
Total assets  ...............................................       69,482
Total long-term debt, including current portion  ............       64,858
Series A redeemable convertible preferred stock  ............       12,672
Stockholders' equity (deficit)  .............................      (37,144)


                                  Risk Factors

     You should carefully consider all information in this document, especially
the risk factors below, in determining how to vote on the proposal.   The risk
factors apply to the business and operations of CTC Communications and will apply equally to CTC Group after the reorganization because CTC Group's primary asset will be its ownership of the equity of CTC Communications.

                         Risk Relating to the Reorganization

        If our stockholders exercise appraisal rights or if we do not consummate the reorganization, we would default under our credit facilities and be unable to pay those debts.

        Stockholders of CTC Communications have appraisal rights under Massachusetts law described in this document. This would include both existing stockholders and new stockholders resulting from our proposed public offering of common stock. If any of our stockholders exercise their appraisal rights, CTC Group would be required by law to pay them the appraised value of their shares. Our credit facilities require us to consummate the reorganization but prohibit us from making payments to stockholders who exercise their appraisal rights. If our lenders do not waive one of these requirements, we could default under our credit facilities and our lenders could require us to repay our debt. If this happens, we could need to refinance that indebtedness, sell assets, delay capital expenditures or sell additional capital stock or we would be unable to pay those debts.

                  Risks Relating to an Investment in our Stock

        Because our revenues prior to January 1998 resulted from a business strategy we are no longer pursuing, you may have difficulty evaluating us.

        We terminated our agency relationship with Bell Atlantic in December 1998 and we no longer receive agency revenues. We only began offering local services under our own brand name in January 1998 and have only begun testing our network with some customers in May of 1999. As a result, we can only provide limited historical operating and financial information about our current business strategy for you to evaluate.

If we do not successfully execute our new business strategy, we may be unable to compete effectively.

        Our business strategy is complex and requires that we successfully complete many tasks, a number of which we must complete simultaneously. If we are unable to effectively implement or coordinate the implementation of these multiple tasks, we may be unable to compete effectively in our markets and our financial results may suffer.

Our incurrence of negative cash flows and operating losses during the next several years may adversely affect the price of our common stock.

        During recent periods we have experienced substantial net losses, operating losses and negative cash flow. Our expenses have increased significantly, and we expect our expenses to continue to increase as we deploy our network and implement our business plan. Accordingly, we expect to incur significant operating losses, net losses and negative cash flow during the next several years, which may adversely affect the price of our common stock.

        If our network does not function properly, we will be unable to provide the telecommunications services on which our future performance will in large part depend.

        Because the design of our network has not been widely deployed, we cannot assure you that our network will provide the functionality that we expect. We also cannot be sure that we will be able to incorporate local dial tone capabilities into our network because this technology has not been widely implemented. Without this capability we will not be able to provide on our network all of our target customers' fixed line telecommunications services.

        If we do not obtain interconnection agreements with other carriers, we will be unable to provide enhanced services on our network.

        Negotiation of interconnection agreements with incumbent local exchange carriers can take considerable time, effort and expense, and these agreements are subject to federal, state and local regulation. We may not be able to effectively negotiate the necessary interconnection agreements. Without these interconnection agreements, we will be unable to provide enhanced connectivity to our network and local dial tone services and to achieve the financial results we expect.

        Because of our limited experience, we may not be able to properly or timely deploy, operate and maintain our network, which could materially adversly affect our financial results.

        We have engaged a network services integrator to design, engineer and manage the build out of our network in our existing markets. If the network integrator is not able to perform these functions, we may experience delays or additional costs in providing services and building the network. The failure of our network equipment to operate as anticipated or the inability of equipment suppliers to timely supply such equipment could materially and adversely affect our financial results.

        We are still deploying the initial phase of our network and not currently providing any commercial services over our network. Because we have limited experience operating and maintaining telecommunications networks, we may not be able to deploy our network properly or do so within the time frame we expect. In addition, once the network is deployed, we may encounter unanticipated difficulties in operating and maintaining it. If we do not implement our network on time and in an effective manner, our financial results could be adversely affected.

Our high leverage creates financial and operating risk that could limit the growth of our business.

     We have a significant amount of indebtedness. As of March 31, 1999, we had approximately $64.9 million of total indebtedness outstanding. We expect to seek substantial additional debt financing to fund our business plan. Our high leverage could have important consequences to us, including,

 .    limiting our ability to obtain necessary financing for future working capital, capital expenditures, debt service requirements or other purposes;

 .    limiting our flexibility in planning for, or reacting to, changes in our business;

 .    placing us at a competitive disadvantage to competitors with less leverage;

 .    increasing our vulnerability in the event of a downturn in our business or the economy generally;

 .    requiring that we use a substantial portion of our cash flow from operations for the payment of principal and interest on our indebtedness and not for other purposes.

We will need to refinance our existing indebtedness when due, and we may be unable to do so.

     We do not expect to generate sufficient cash flow from operations to repay our existing credit and vendor facilities. We will need to refinance this indebtedness when it comes due. We cannot assure you that we will be able to refinance any of our indebtedness on reasonable terms, or at all. If we are unable to refinance all or some of our indebtedness, we may need to sell assets, delay capital expenditures or sell additional capital stock. We cannot assure you that we will be able to do so.

We may be unable to obtain the additional capital we will require to fund our operations and finance our growth on acceptable terms or at all, which could cause us to delay or abandon our development and expansion plans.

     We will need significant additional capital to fund our business plan. We plan to satisfy part of this need by a public offering of common stock in the near future and by additional financing as soon as practicable. We cannot assure you that capital will be available to us when we need it or at all. If we are unable to obtain capital when we need it, we may delay or abandon our development and expansion plans. That could have a material adverse effect on our business and financial condition.

Our market is highly competitive, and we may not be able to compete effectively, especially against established competitors with greater financial resources and more experience.

     We operate in a highly competitive environment. We have no significant market share in any market in which we operate. We will face substantial and growing competition from a variety of data transport, data networking, telephony service and integrated telecommunications service providers. We also expect that the incumbent local exchange carriers ultimately will be able to provide the range of services we currently offer. Many of our competitors are larger and better capitalized than we are, are incumbent providers with long-standing customer relationships, and have greater name recognition. We may not be able to compete effectively against our competitors. See "Business--Competition."

     Our information systems may not produce accurate and prompt bills which could cause a loss or delay in the collection of revenue and could adversely affect our relations with our customers.

     We depend on our information systems to bill our customers accurately and promptly. Because of the deployment of our network and our expansion plans, we are continuing to upgrade our information systems. Our failure to identify all of our information and processing needs or to adequately upgrade our information systems could delay our collection efforts, cause us to lose revenue and adversely affect our relations with our customers. See "Business--Our Information Systems."

     We may not receive timely and accurate call data records from our suppliers which could cause a loss or delay in the collection of revenue and could adversely affect our relations with our suppliers.

     Our billing and collection activities are dependent upon our suppliers providing us with accurate call data records. If we do not receive accurate call data records in a timely manner, our collection efforts could suffer and we could lose revenue. In addition, we pay our suppliers according to our calculation of the charges based upon invoices and computer tape records provided by these suppliers. Disputes may arise between us and our suppliers because these records may not always reflect current rates and volumes. If we do not pay disputed amounts, a supplier may consider us to be in arrears in our payments until the amount in dispute is resolved, which could adversely affect our relations with our suppliers.

We depend on the networks and services of third party providers to serve our customers and our relationships with our customers could be adversely affected by failures in those networks and services.

     We depend almost entirely on other carriers for the switching and transmission of our customer traffic. After we complete deploying our network, we will still rely to some extent on others for switching and transmission of customer traffic. We cannot be sure that any third party switching or transmission facilities will be available when needed or on acceptable terms.

     Although we can exercise direct control of the customer care and support we provide, most of the services we currently offer are provided by others. These services are subject to physical damage, power loss, capacity limitations, software defects, breaches of security and other factors which may cause interruptions in service or reduced capacity for our customers. These problems, although not within our control, could adversely affect customer confidence and damage our relationships with our customers.

     Increases in customer attrition rates could adversely affect our operating results.

     Our customers may not continue to purchase local, long distance, data or other services from us. Because we have been selling voice and data telecommunications under our own brand name for a short time, our customer attrition rate is difficult to evaluate. We could lose customers as a result of national advertising campaigns, telemarketing programs and customer incentives provided by major competitors as well as for other reasons not in our control as well as a result of our own performance. Increases in customer attrition rates could have a material adverse effect on our results of operations.

We may be unable to effectively manage our growth, which could materially adversely affect all aspects of our business.

     We are pursuing a business plan that will result in rapid growth and expansion of our operations if we are successful. This rapid growth would place significant additional demands upon our current management and other resources. Our success will depend on our ability to manage our growth. To accomplish this we will have to train, motivate and manage an increasing number of employees. Our failure to manage growth effectively could have a material adverse effect on our business, results of operations and financial condition.

We may be unable to retain or replace our senior management or hire and retain other highly skilled personnel upon which our success will depend.

     We believe that our continued success will depend upon the abilities and continued efforts of our management, particularly members of our senior management team. The loss of the services of any of these individuals could have a material adverse effect on our business, results of operations and financial condition. Our success will also depend upon our ability to identify, hire and retain additional highly skilled sales, service and technical personnel. Demand for qualified personnel with telecommunications experience is high and competition for their services is intense. If we cannot attract and retain the additional employees we need, we will be unable to successfully implement our business strategy.

Changes to the regulations applicable to our business could increase our costs and limit our operations.

     We are subject to federal, state, and local regulation of our local, long distance, and data services as described under "Business-Government Regulation." The outcome of the various administrative proceedings at the federal and state level and litigation in federal and state courts relating to this regulation as well as federal and state legislation may increase our costs, increase competition and limit our operations.

Rapid technological changes in the telecommunications industry could render our services or network obsolete faster than we expect or require us to spend more than we currently anticipate.

     The telecommunications industry is subject to rapid and significant changes in technology. Any changes could render our services or network obsolete, require us to spend than we anticipate or have a material adverse effect on our operating results and financial condition. Advances in technology could also lead to more entities becoming our direct competitors. Because of this rapid change, our long-term success will increasingly depend on our ability to offer advanced services and to anticipate or adapt to these changes, such as evolving industry standards. We cannot be sure that:

 .    we will be able to offer the services our customers require;

 .    our services will not be economically or technically outmoded by current or future competitive technologies;

 .    our network or our information systems will not become obsolete;

 .    we will have sufficient resources to develop or acquire new technologies or introduce new services that we need to effectively compete; or

 .    our cost of providing service will decline as rapidly as the costs of our competitors.

Our systems and network, and the systems of our suppliers, may not properly process date information after December 31, 1999, which could increase our costs, disrupt our business and adversely affect our relations with our customers.

     As discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance," failure of our systems and network to adequately process year 2000 information could cause miscalculations or system failures that could affect our operations. We cannot assure you that we have successfully identified all Year 2000 problems with our information systems and network. We also cannot assure you that we will be able to implement any necessary corrective actions in a timely manner. If we or the companies that provide us services or with whom our systems interconnect fail to successfully identify and remediate Year 2000 problems, our service and operations may be disrupted. These problems could increase our costs and adversely affect our relations with our customers and business.

We may pursue acquisitions which would could disrupt our business and may not yield the benefits we expect.

     We may pursue strategic acquisitions as we expand. Acquisitions may disrupt our business because we may:

 .    experience difficulties integrating acquired operations and personnel into our operations;

 .    divert resources and management time;

 .    be unable to maintain uniform standards, controls, procedures and policies

 .    enter markets or businesses in which we have little or no experience; and

 .    find that the acquired business does not perform as we expected.

Our existing principal stockholders, executive officers and directors control a substantial amount of our voting shares and will be able to significantly influence any matter requiring shareholder approval.

     Our officers and directors and parties related to them now control approximately 46% of the voting power of our outstanding capital stock. Robert
J. Fabbricatore, our Chairman and Chief Executive Officer, controls approximately 26% of our voting power. Therefore, the officers and directors are able to significantly influence any matter requiring shareholder approval. In addition, Mr. Fabbricatore and some of his affiliates have agreed to vote shares they control to elect to our board up to two persons designated by the holders of a majority of our Series A preferred stock.

Fluctuations in our operating results could adversely affect the price of our common stock.

     Our annual and quarterly revenue and results could fluctuate as a result of a number of factors, including:

 .    variations in the rate of timing of customer orders,

 .    variations in our provisioning of new customer services,

 .    the speed at which we expand our network and market presence,

 .    the rate at which customers cancel services, or churn,

 .    costs of third party services purchased by us, and

 .    competitive factors, including pricing and demand for competing services.

     Also, our revenue and results may not meet the expectations of securities analysts and our stockholders. As a result of fluctuations or a failure to meet expectations, the price of our common stock could be materially adversely affected.

Our stock price is likely to be volatile.

     The trading price of our common stock is likely to be volatile. The stock market in general, and the market for technology and telecommunications companies in particular, has experienced extreme volatility. This volatility has often been unrelated to the operating performance of particular companies. Other factors that could cause the market price of our common stock to fluctuate substantially include:

 .    announcements of developments related to our business, or that of our competitors, our industry group or our customers;

 .    fluctuations in our results of operations;

 .    hiring or departure of key personnel;

 .    a shortfall in our results compared to analysts' expectations and changes in analysts' recommendations or projections;

 .    sales of substantial amounts of our equity securities into the marketplace;

 .    regulatory developments affecting the telecommunications industry or data services; and

 .    general conditions in the telecommunications industry or the economy as a whole.

The market price of our common stock could be depressed by the substantial number of our shares that are eligible for future sale.

     After the reorganization is completed, all of our outstanding common shares will be freely tradeable in the public market, subject to compliance with Rules 144 and 145 under the Securities Act. The market price of our common stock could drop due to sales of a large number of shares or the perception that such sales might occur. These factors could also make it more difficult to raise funds through future offerings of common stock.

We have anti-takeover defenses that could delay or prevent an acquisition and could adversely affect the price of our common stock.

     The telecommunications industry has experienced significant consolidation in recent years. However, provisions of CTC Group's certificate of incorporation and bylaws and the provisions of Delaware law could make it more difficult for a third party to acquire control of CTC Group even if a change in control would be beneficial to our stockholders. These provisions may negatively affect the price of our common stock and may discourage third parties from bidding for CTC Group. In addition, our board of directors may issue, without stockholder approval, shares of preferred stock with terms set by the board. In addition to delaying or preventing an acquisition, the issuance of a substantial number of preferred shares could depress the price of the common stock. See "Description of Capital Stock--Preferred Stock."

The forward looking statements we make in this document are inherently uncertain.
     Certain statements about us and our industry under the captions "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this document are "forward-looking statements." These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations, intentions and assumptions and other statements in estimate," "project," "believe," "anticipate," "intend," "plan," "expect" and similar expressions in this document, we generally intend to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, including those described in this "Risk Factors" section, actual results could differ materially from those expressed or implied by these forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date of this document. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect new information, future events or otherwise.

                       Information about Special Meeting

Time and Place of Meeting

     We have furnished this document to you to solicit your proxy for use at the special meeting of stockholders to be held on __________, 1999 at 9:30 a.m., and at all adjournments thereof.

     We will hold the meeting at the principal executive offices of CTC Communications, located at 220 Bear Hill Road, Waltham, Massachusetts 02451 (781-466-8080).

     At the meeting, we will vote all proxies received in time and not revoked in accordance with the instructions indicated on the proxies. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted to approve the proposed reorganization. You may revoke your proxy at any time before your shares are voted by filing a later dated proxy with CTC Communications, by attending the meeting and voting in person, or by notifying CTC Communications of the revocation in a later dated writing to its Clerk at 220 Bear Hill Road, Waltham, MA 02451.

Voting Rights and Vote Required

     The close of business on _________, 1999 is the record date for the special meeting. As of the record date, _________, 1999, CTC Communications had __________ shares of common stock and ________ shares of Series A convertible preferred stock outstanding and entitled to vote. Each outstanding share of common stock entitles the record holder to one vote. As of the record date, each holder of Series A convertible preferred stock is entitled to ___votes per share.

     The holders of a majority interest of common stock and Series A convertible preferred stock outstanding and entitled to vote at the meeting must be present, in person or by proxy for a quorum for the meeting. In the absence of a quorum, the special meeting may be adjourned from time to time until the necessary stockholders are present.

     The reorganization will be consummated only if approved by both:

 .    Two-thirds or more of the voting power of the CTC Communications' common stock and Series A convertible preferred stock entitled to vote, voting together as a single class; and

 .    Two-thirds or more of the shares of the CTC Communications' Series A convertible preferred stock entitled to vote, voting separately.

     Votes cast by proxy or in person at the special meeting will be counted by persons appointed by us who will act as election inspectors for the meeting. The election inspectors will count the total number of votes cast "for" the approval of the reorganization for purposes of determining whether sufficient affirmative votes have been cast. The election inspectors will count shares that reflect abstentions and "broker non-votes" as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. Abstentions and broker non-votes have the effect of votes cast against the reorganization proposal. "Broker non-votes" are shares represented at the meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have the discretionary voting power on a particular matter.

                Security Ownership of Certain Beneficial Owners

Common Stock

     The following table sets forth information as of July 9, 1999 with respect to the beneficial ownership of CTC Communications common stock by:

 .    each person known by us to beneficially own more than 5% of the outstanding shares of our common stock;
 .    our directors and our Named Executive Officers; and
 .    all executive officers and directors as a group.

Based on the information furnished by the beneficial owners of the common stock listed below, we believe that each such stockholder exercises sole voting and investment power with respect to the shares beneficially owned.

                                                             Beneficial Ownership
                                                             --------------------
Name                                                          Number     Percent
----                                                         ---------   --------

Robert J. Fabbricatore(1)                                    2,830,870      26.9%
Spectrum Equity Investors II, L.P.(2)                        1,655,287      13.7%
Kevin J. Maroni(2)(3)                                        1,660,287      13.8%
Robert A. Nicholson(2)(4)                                    1,661,302      13.8%
Goldman, Sachs & Co. (5)                                       662,600       6.0%
Henry Hermann(6)                                               225,755       2.2%
Richard J. Santagati(7)                                         96,000         *
Carl Redfield(8)                                                24,000         *
J. Richard Murphy(9)                                            30,167         *
Ralph C. Sillari(10)                                             6,334         *
Katherine Dietze Courage (11)                                   10,000         *
Steven P. Milton(12)                                           489,432       4.7%
David E. Mahan(13)                                             187,100       1.8%
John D. Pittenger(14)                                          263,588       2.5%
Steven C. Jones(15)                                            237,500       2.2%
Ralph S. Troupe(16)                                              6,250         *
All directors and executive
officers as a group (13 persons)(17)                         6,391,844      53.4%
---------------

*Less than 1%.

(1) Includes 62,498 shares owned by Mr. Fabbricatore as trustee of a trust for his children and 1,133,239 shares as a general partner of a family partnership; also includes 108,556 shares issuable upon exercise of options exercisable within 60 days of July 9, 1999. Mr. Fabbricatore's address is c/o CTC Communications Corp., 220 Bear Hill Road, Waltham, Massachusetts 02451.

(2) Includes 187,066 shares issuable upon the exercise of warrants exercisable within 60 days of July 9, 1999 and 1,468,221 shares issuable upon conversion of Series A convertible preferred stock as of July 9, 1999. As partners of Spectrum Equity Investors II, L.P., Mr. Maroni, Mr. Nicholson, Mr. Collatos and Brion B. Applegate may be deemed to be beneficial owners of the shares owned by Spectrum. The address of Spectrum and its partners is One International Place, 29th Floor, Boston, Massachusetts 02110.

(3) Includes 5,000 shares issuable to Mr. Maroni upon the exercise of options exercisable within 60 days of July 9, 1999. The address of Spectrum and its partners is One International Place, 29th Floor, Boston, Massachusetts 02110.

(4) Includes 83 shares issuable to Mr. Nicholson upon the exercise of warrants and 5,000 shares issuable upon the exercise of options exercisable within 60 days of July 9, 1999, and 931 shares issuable upon conversion of Series A Preferred Stock as of July 9, 1999. The address of Spectrum and its partners is One International Place, 29th Floor, Boston, Massachusetts 02110.

(5) Includes 662,600 shares issuable upon exercise of a warrant exercisable within 60 days of July 9, 1999. The address of Goldman, Sachs & Co. is 85 Broad St., New York, NY 10004.

(6) Includes 9,750 shares held by Mr. Hermann's spouse and 20,167 shares issuable upon the exercise of options exercisable within 60 days of July 9, 1999.

(7) Includes 21,000 shares issuable to Mr. Santagati upon the exercise of options exercisable within 60 days of July 9, 1999.

(8) Includes 10,000 shares issuable to Mr. Redfield upon the exercise of options exercisable within 60 days of July 9, 1999.

(9) Includes 29,167 shares issuable to Mr. Murphy upon the exercise of options exercisable within 60 days of July 9, 1999.

(10) Includes 5,834 shares issuable to Mr. Sillari upon the exercise of options exercisable within 60 days of July 9, 1999.

(11) Includes 10,000 shares issuable to Ms. Courage upon the exercise of options exercisable within 60 days of July 9, 1999.

(12) Includes 4,500 shares owned by Mr. Milton as trustee of a trust for his children and 98,500 shares issuable upon the exercise of options exercisable within 60 days of July 9, 1999.

(13) Includes 120,000 shares issuable to Mr. Mahan upon the exercise of options exercisable within 60 days of July 9, 1999.

(14) Includes 65,000 shares issuable to Mr. Pittenger upon the exercise of options exercisable within 60 days of July 9, 1999.

(15) Includes 187,500 shares issuable to Mr. Jones upon the exercise of options exercisable within 60 days of July 9, 1999.

(16) Includes 6,250 shares issuable to Mr. Troupe upon the exercise of options exercisable within 60 days of July 9, 1999.

(17) Includes the shares described in footnotes (1) through (4), (6) through
     (14) and (16) above.

Preferred Stock

     As of July 9, 1999, Spectrum owned 657,555, or 98.6%, of the outstanding Series A convertible preferred stock of CTC Communications.

         Appraisal Rights of Dissenting CTC Communications Stockholders

     The following is a summary of the rights of dissenting stockholders under Massachusetts law. Appendix D is a copy of these rights as set forth in Sections 86 through 98 of Chapter 156B of the General Laws of Massachusetts. Dissenter's rights entitle shareholders to demand payment for their shares instead of participating in the reorganization.

     In accordance with Section 87 of Chapter 156B of the General Laws of Massachusetts, we advise you: if the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from CTC Communications, within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts.

     If you have made your demand for appraisal rights in a timely manner, we will be required to pay you the fair market value of your shares within 30 days after the expiration of the 20-day period referenced above. If during the 30-day period we do not come to agreement as to the fair value of the shares, either you or we may, within four months after the end of the 30-day period, have the fair value of stock of all dissenting stockholders determined by judicial proceedings by filing a bill in equity in the Superior Court in Middlesex County, Massachusetts. For the purposes of the Superior Court's determination, the value of the shares of CTC Communications would be determined as of the date preceding the date of the vote of the stockholders approving the proposal and would be exclusive of any element of value arising from the expectation or accomplishment of the reorganization. Upon making written demand for payment, you will no longer be entitled to notices of meetings of stockholders, to vote, or to dividends unless no suit is filed within four months to determine the value of the stock, any suit is dismissed as to you, or you, with our written approval withdraw your objection in writing.

     The enforcement of your appraisal rights as set forth in Sections 85 through 98 of Chapter 156B of the Massachusetts General Laws is an exclusive remedy except for your right to bring a proceeding to obtain relief on the ground that the merger will be or is illegal or fraudulent as to you.

     The provisions of Sections 85 through 98 of Chapter 156B of the Massachusetts General Laws are technical in nature and are complex. If you would like to exercise your appraisal rights, you should consult legal counsel for assistance since your failure to comply strictly with any of the provisions may nullify your rights.

     Our credit facilities would prohibit us from making payments to stockholders who exercise their appraisal rights to demand payment for their stock. See the section entitled "We may default under our credit facilities if we pay money to stockholders that exercise appraisal rights or if we do not consummate the reorganization" under "Risk Factors."

The Reorganization

     Your approval of the reorganization will constitute approval of the agreement and plan of reorganization, the certificate of incorporation of CTC Group and the bylaws of CTC Group.

Proposed Reorganization

     The board of directors of CTC Communications has approved the agreement and plan of reorganization to permit the reorganization of the corporate structure of CTC Communications and recommends that the stockholders of CTC Communications also approve it. The reorganization will result in CTC Communications becoming a wholly-owned Massachusetts subsidiary of the Delaware holding company, CTC Group.

Reasons for the Reorganization

Requirement under our Credit Facility

     In September 1998, CTC Communications entered into a $75 million loan and security agreement with Goldman Sachs Partners L.P. and Fleet National Bank. In this agreement, CTC Communications agreed to restructure the company as a Delaware holding company. The lenders under this facility have extended the date by which we must obtain stockholder approval until August 14, 1999. Following the reorganization, CTC Group is required to pledge the shares of its subsidiary, CTC Communications, to the lenders as collateral for the loan. If we do not obtain stockholder approval of the reorganization before August 14, 1999, we will be in default under this facility and the lenders could require us to repay our loans.

Predictability, Flexibility and Responsiveness to Corporate Needs.

     For many years, Delaware has followed a policy of encouraging incorporation in that state and has adopted comprehensive, modern and flexible corporate laws which are updated and revised to meet changing business needs. As a result of this deliberate policy to provide a hospitable climate for corporate development, many major corporations have chosen Delaware for their domicile.
In addition, the Delaware courts have developed considerable expertise in dealing with corporate issues. A substantial body of case law has developed construing Delaware corporations law and establishing specific legal principles and policies regarding Delaware corporations. This provides greater legal predictability with respect to the corporate legal affairs of Delaware corporations than other jurisdictions such as Massachusetts, our current state
of incorporation.   We believe that Delaware will continue its leadership
position in the development of corporate law in the United States, and that the Delaware legislature will continue to ensure that Delaware corporate law is up to date and flexible. We believe that as a result Delaware law will provide greater efficiency, predictability and flexibility in our legal affairs than is presently available under Massachusetts law.

Directors and Officers.

     We believe that organizing a holding company under Delaware law will enhance our ability to attract and retain qualified directors and officers. The corporate law of Delaware offers directors and officers more certainty and stability. Under Delaware law the parameters of director and officer liability are more clearly defined and better understood than under Massachusetts law. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability and are paid relatively little. Thus, we believe that providing the benefits afforded directors by Delaware law will enable us to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers.

     We believe Delaware law provides appropriate protection for stockholders from possible abuses by directors and officers. Under Delaware law, directors' personal liability cannot be eliminated for

 .  any breach of the director's duty of loyalty to the corporation or its stockholders,
 .  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
 .  unlawful payment of dividends or unlawful repurchases or redemptions of stock, or
 . any transactions from which the director derived an improper personal benefit.

Takeover Response.

     In general, Delaware case law provides a well developed body of law defining the proper duties and decision making process expected of a board of directors in evaluating potential and proposed corporate takeover offers and business combinations. We believe that this will provide our directors with better guidance if they are faced with a hostile takeover attempt.

     Also, we may consider adopting measures designed to protect stockholder interests in the event of a hostile takeover attempt. Such anti-takeover measures have not been as fully tested in the Massachusetts courts as in the Delaware courts. As a result, Delaware law affords greater certainty that any such measures would be interpreted, sustained and applied in accordance with the intentions of the board. We believe that such anti-takeover measures and related Delaware law could help us to protect our corporate strategies, to consider fully any proposed takeover and alternatives, and, if appropriate, to negotiate terms that maximize the benefit to our stockholders.

Financing Flexibility.

     In addition to the benefits that Delaware law affords, we believe that a holding company structure will be beneficial to stockholders because it will provide the Company with more flexibility in structuring financing arrangements. For example, in a holding company structure, we could issue debt at the operating company level that would be structurally senior to debt at the holding company level. Many financial institutions prefer this structural subordination over the subordination provided solely by contract.

Reorganization Procedure

     The reorganization involves two steps. First, we incorporated two new corporations in the state of Delaware. We organized CTC Communications Group, Inc. as a holding company and CTC-Newco as its wholly-owned subsidiary. Neither of these companies have any business. Pursuant to the plan of reorganization,
CTC-Newco will merge into CTC Communications.   CTC Communications will survive
the merger as a wholly-owned Massachusetts subsidiary of CTC Communications Group, Inc.

     On the effective date of the reorganization, each outstanding share of common stock and Series A convertible preferred stock of CTC Communications will automatically convert into one share of common stock and one share of Series A convertible preferred stock of CTC Group. Stockholders of CTC Communications will automatically become stockholders of CTC Group. Assuming that no stockholder exercises his or her appraisal rights, the same number of shares of CTC Group will be outstanding immediately after the reorganization as there were outstanding shares of CTC Communications immediately before. In addition, on exercise of any outstanding option, warrant or right to acquire shares of common stock of CTC Communications, the holders of those options, warrants or rights will be entitled to receive an equal number of shares of common stock of CTC Group, under the same terms as the original options, warrants or rights. All of CTC Communications' employee benefit plans, including the 1993 Employee Stock Option Plan, the 1996 Employee Stock Option Plan, the Employee Stock Purchase Plan, the Employee Stock Benefit Plan, the 401(k) Savings Plan, and the 1998 Incentive Plan, will be adopted and continued by CTC Group following the reorganization. Your approval of the proposed reorganization will constitute approval of the adoption and assumption of those plans by CTC Group.

     You do not need to take any action to exchange your stock certificates. Do not turn in your stock certificates. Certificates for shares of CTC Communications' stock will automatically represent an equal number of shares of CTC Group stock upon completion of the reorganization.

Capitalization of the Delaware Holding Company

     CTC Communications is authorized to issue up to 25,000,000 shares of common stock, and up to 1,000,000 shares of preferred stock. 10,397,504 shares of common stock and 666,666 shares of Series A convertible preferred stock are outstanding as of July 9, 1999. In addition, options to purchase 3,639,018 shares of our common stock and warrants to purchase 1,288,071 shares of common stock were outstanding on July 9, 1999.

     CTC Group is authorized to issue up to 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. CTC Group's authorized capital is significantly greater than that of CTC Communications.

Common Stock

     The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. After the payment of any required preferential amounts to the holders of any outstanding preferred stock, holders of common stock are entitled to receive dividends that may be declared by the board of directors. In the event of the liquidation, dissolution or winding up of CTC Communications, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the payment of any required preferential amounts to the holders of any outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

     Although we have no plans to approve future issuances of additional shares of common stock of CTC Group other than in the proposed public offering or the shares reserved for issuance upon exercise of stock options or warrants, we have authorized a larger number of shares of common stock of CTC Group so that we have shares available to provide us with additional business and financing flexibility in the future. However, we do expect to increase the number of shares issuable under our employee stock option plan and are considering adopting a non-employee directors option plan. Each of these would be subject to shareholders approval. The board may use the additional shares without further stockholder approval to, among other things

 .    issue additional dividends in the form of stock splits,
 .    raise capital,
 .    provide equity incentives to employees, officers or directors,
 .    establish strategic relationships with other companies, and
 .    expand CTC Communications' business or product lines through the acquisition of other businesses.

     We could also use the additional shares of common stock to oppose a hostile takeover attempt or delay or prevent changes in control of our management. For example, without further stockholder approval, we could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current board. Although this proposal to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt, you should be aware that approval of this proposal could facilitate future efforts by CTC Communications to deter or prevent changes in control, including transactions in which you might otherwise receive a premium for your shares over then current market prices.

Preferred Stock

     Each share of our Series A convertible preferred stock accrues a dividend in an amount equal to an annual rate of 9% of the $18.00 per share purchase price per annum compounding every six months. This dividend is payable upon redemption, liquidation or conversion of the Series A convertible preferred stock. The holders of a majority of the Series A preferred stock may elect to cause us to redeem the Series A convertible preferred stock after April 9, 2003. Upon any liquidation, dissolution or winding up of CTC Communications, holders of the Series A convertible preferred stock will be entitled to receive the payment of a preferential amount, before any distribution or payment is made with respect to any junior class of our capital stock. The preference amount payable for each share of our Series A convertible preferred stock will be an amount in cash equal to the greater of:

 .    the purchase price plus all accrued dividends through the date of payment,
     or

 .    the purchase price plus all accrued dividends plus an acceleration of the dividend due through April 9, 2003. Prior to any liquidation, dissolution or winding up of CTC Communications, the Series A convertible preferred stock will automatically convert into common stock if the liquidation amount is less than the amount the holder of Series A convertible preferred stock would have received had the holder converted to common stock.

     The Series A convertible preferred stock can be converted by its holders into common stock at any time. In addition, we have the right to convert the Series A convertible preferred stock. We can convert the Series A convertible preferred stock prior to April 10, 2002, if the trading price of our common stock is at least $27.00 for thirty consecutive trading days. After April 10, 2002, we can convert the Series A convertible preferred stock if the trading price of our common stock is at least $9.00 for thirty consecutive trading days. On the date of issuance, the 666,666 shares of Series A convertible preferred stock were convertible into 1,333,332 shares of our common stock. The number of shares of common stock into which the Series A convertible preferred stock can be converted increases by an amount equal to the accrued dividend divided by $9.00. The number of shares of common stock also adjusts on some issuances of common stock, or securities convertible into or exercisable for common stock, that would dilute the economic interest of the holders of the Series A convertible preferred stock. Holders of the Series A convertible preferred stock are entitled to a number of votes equal to the lesser of


 .    the whole number of shares of common stock they would receive if they converted their Series A convertible preferred stock plus the number of warrants they hold that were issued with the convertible preferred stock; and

 .    the number of shares of Series A convertible preferred stock they hold multiplied by 2.476.

     For example, on July 9, 1999, the aggregate accrued dividend on the Series A convertible preferred stock was $1,397,089. Dividing this accrued dividend by $9.00 equals 155,232, or the number of additional shares of common stock issuable upon conversion of the Series A convertible preferred stock. In connection with the issuance of the Series A convertible preferred stock CTC Communications issued warrants to purchase an aggregate of 133,333 shares of its common stock. The sum of the shares issuable on conversion of the Series A convertible preferred stock, or 1,488,565, plus the 133,333 warrants issued with the Series A convertible preferred stock is 1,621,898. Because this number is less than 666,666 multiplied by 2.476 the number of votes the holders of the Series A convertible preferred stock are entitled to on July 9, 1999 is 1,621,898. Except as required by law or the certificate of designation, the holders of Series A preferred stock vote with the holders of the common stock as a single class.

     The certificate of incorporation of CTC Group, like the existing articles of organization of CTC Communications, will give the board the authority to designate one or more additional series of preferred stock. Such provisions are often referred to as "blank check" provisions, since they give the board the flexibility, without further stockholder approval, to create one or more series of preferred stock and to determine the designations, preferences and limitations of each such series. For each series of preferred stock it authorizes, the board will have the authority to determine, among other things:

 .    the number of shares,
 .    dividend rights,
 .    voting rights,
 .    conversion privileges,
 .    redemption provisions,
 .    sinking fund provisions,
 .    rights upon liquidation, dissolution or winding up of CTC Group and
 .    other relative rights, preferences and limitations of such series.

     If the board authorizes a series of preferred stock that provides for dividends, the dividends may be cumulative and the designations of the series may require that no dividends may be paid on the common stock until the cumulative dividends are paid on the preferred stock. In addition, the board may designate a series of preferred stock that in the event of any dissolution, liquidation or winding up of CTC Group, entitles its holders to receive a liquidation preference together with all accumulated and unpaid dividends, prior to the distribution of any assets or funds to the holders of common stock. Depending upon the consideration paid for preferred stock, the liquidation preference of preferred stock and other matters, the issuance of preferred stock could therefore result in a reduction in the assets available for distribution to the holders of common stock in the event of liquidation of CTC Group. Holders of common stock do not have any preemptive rights to acquire preferred stock or any other securities of CTC Group.

     Giving the board the authority to issue blank check preferred stock will provide us with the flexibility to create a series of preferred stock customized to meet the needs of any particular transaction or market condition. In addition, we could use blank check preferred stock to frustrate attempts at hostile takeover of the company by creating voting impediments. The issuance of additional preferred stock at below market rates would dilute the value of the outstanding securities of CTC Group and similarly hamper a takeover attempt. We could also privately place such shares with friendly purchasers who might oppose a hostile takeover bid. We do not currently have any plans, agreements, commitments or understandings with respect to the issuance of additional shares of preferred stock.

     We believe that CTC Group should have available additional shares of preferred stock for issuance by the board of directors of CTC Group in the future, to the extent deemed advisable by the board.

Registration Rights

     Under the terms of a registration rights agreement with the purchasers of the Series A convertible preferred stock, those purchasers can request that we register their sale of the shares of common stock issuable upon exercise of the warrants or upon conversion of the Series A convertible preferred stock under the Securities Act. Toronto Dominion, Relational Funding Corporation, Goldman Sachs and Fleet also have registration rights under the terms of warrants we issued to them.

     The certificate of incorporation of CTC Group is attached to the agreement and plan of reorganization. That agreement is attached to this document as Appendix B. You should review Appendix B carefully.

Interests of the Company's Directors and Officers

     You should be aware that reincorporation in Delaware may benefit our directors by:

 .    reducing the directors' potential personal liability and increasing the scope of permitted indemnification,
 .    strengthening the directors' ability to resist a takeover bid, and
 .    limiting the ability of stockholders to remove directors.

     In considering the reorganization proposal, you should be aware that the reorganization may make it more difficult for holders of a majority of the outstanding shares of our common stock to replace directors or to remove
existing management.   In particular, a proxy contest may become a less
effective means of removing or replacing existing directors and could make a change in control that is opposed by the board more difficult. This could result in a board which is less responsive to specific stockholder initiatives. For a more complete discussion of the principal differences between Massachusetts and Delaware law and the charters and bylaws of CTC Communications and CTC Group as they affect stockholders, see "Significant Changes Caused by the Reorganization."

Significant Changes Caused by the Reorganization

     In general, the corporate law of Massachusetts, CTC Communications' state of incorporation, and the articles of organization and by-laws of CTC Communications govern CTC Communications' corporate affairs at present. You can inspect the Massachusetts articles and bylaws during business hours at the principal executive offices of CTC Communications. In addition, you may obtain copies by writing to CTC Communications Corp., 220 Bear Hill Road, Waltham, Massachusetts, 02451, attention: John D. Pittenger, Executive Vice President - Chief Financial Officer.

     If the stockholders approve the plan of reorganization, you will become a stockholder of a Delaware corporation. Following the reorganization, Delaware law rather than Massachusetts law will determine issues of corporate governance and control. The Massachusetts articles of organization and bylaws of CTC Communications, will, in effect, be superseded by the Delaware certificate of incorporation and bylaws of CTC Group. Accordingly, it is important for you to understand the differences among these documents and between Delaware and Massachusetts law in deciding whether to approve the reorganization.

     There are a number of differences between Massachusetts and Delaware law and among the various charter documents of CTC Communications and CTC Group. The following discussion summarizes the more important differences between the Massachusetts General laws Annotated, or the MGLA, and the Delaware General Corporation Law, or the DGCL, and between the articles of incorporation and bylaws of CTC Communications, or the Massachusetts articles and bylaws, and the proposed certificate of incorporation and bylaws of CTC Group, or the Delaware certificate and bylaws. We do not intend this summary to be a complete discussion of all of the differences. You should refer to the actual terms of CTC Communications' Articles of Organization and Bylaws and to CTC Group's Certificate of Incorporation and Bylaws.

Special Meeting of Stockholders

     The DGCL provides that only its directors or someone else specifically authorized by the certificate of incorporation or bylaws may call special meetings of stockholders. The Delaware bylaws provide that the Chairman of the board of directors, the Chief Executive Officer or the President, or the CTC Group board of directors may call a special meeting at anytime. If the reorganization is approved stockholders will not be able to call a special meeting.

     Under the MGLA, unless otherwise provided in the articles of organization or bylaws, the Clerk of a public corporation must call special meetings of stockholders upon written application by stockholders who hold at least 40% of the capital stock entitled to vote. The Massachusetts bylaws provide that the President or the board of directors of CTC Communications may call special meetings of stockholders. In addition the Clerk or any other officer must call a special meeting of stockholders upon written application of stockholders who hold at least 40% of the capital stock entitled to vote.

Voting Requirements and Quorums for Stockholder Meetings

     Under the DGCL, a majority of stock entitled to vote at any meeting of stockholders constitutes a quorum for the transaction of business at the meeting, unless the certificate of incorporation or bylaws specify a different percentage. The certificate of incorporation and bylaws, however, may not provide that a quorum consist of less than one-third of the shares entitled to vote at the meeting. Unless the DGCL, the certificate of incorporation or the bylaws specify a different voting requirement under the DGCL, the stockholders can approve a proposal if a majority of shares present in person or represented by proxy at meeting at which a quorum is present vote "for" the proposal.

     The Delaware bylaws provide that, except as otherwise provided by law or in the Delaware certificate or bylaws, a quorum for the transaction of business is reached when the holders of a majority of the stock of CTC

Group is present or represented by proxy. The Delaware bylaws provide that when a quorum is present, stockholders will approve an action by vote of a majority of the total vote cast, unless the Delaware certificate, Delaware bylaws or DGCL requires a higher percentage of affirmative votes.

     Under the MGLA, unless the articles of organization or bylaws provide otherwise, a majority of the stock entitled to vote at any meeting constitutes a quorum. Except for the election of directors and other fundamental matters, the MGLA does not prescribe the percentage vote required for stockholder action.

     Under the Massachusetts bylaws, a majority of the shares of CTC Communications entitled to vote constitutes a quorum at a meeting. The Massachusetts bylaws provide that, except where a different vote is required by law, the Massachusetts articles or the Massachusetts bylaws, a vote of a majority of each class voting shall determine all questions. Generally, under Massachusetts law, two-thirds of the shares of each class of stock outstanding and entitled to vote or which would be adversely affected by the transaction must approve a merger or a sale of all of the corporation's assets. The reorganization proposal submitted for approval in this document constitutes such a merger.

Business Conducted at Stockholder Meetings

     The Delaware bylaws provide that at an annual meeting the only business that may be conducted is that which has been:

 .    specified in the notice of meeting,
 .    proposed at the time of the meeting by the CTC Group board of directors, or
 .    proposed at the time by a stockholder who had given timely prior written notice to the Secretary of CTC Group of his intention to bring such business before the meeting.


In all cases, a notice is timely if CTC Group receives it not less than sixty days nor more than ninety days prior to the meeting. If CTC Group gives fewer than seventy days' notice or prior public disclosure of the meeting date, the notice is timely if CTC Group receives it no later than the tenth day following the day on which the company mailed notice of the date of the meeting or made such public disclosure, whichever occurs first. The notice must contain:

 .    a brief description of the business the stockholder proposes to bring before the meeting,
 .    the name and address of the stockholder,
 .    the reasons for conducting the business at the meeting,
 .    the class and number of shares of stock of CTC Group beneficially owned by such stockholder, and
 .    any material interest of such stockholder in the business proposed.

If the chairman of a meeting of CTC Group stockholders determines that business was not properly brought before the meeting in accordance with these procedures, stockholders may not act on the business at the meeting.

     The Massachusetts bylaws contain the same provisions as the Delaware bylaws described above.

Nomination and Election of Directors

     The Delaware bylaws provide that, except as otherwise provided by law, the holders of a plurality of the shares of stock present, in person or by proxy, at the meeting and entitled to vote, elect the directors of the corporation. Neither the Delaware certificate nor the Delaware bylaws allows cumulative voting for the election of directors. The Delaware bylaws provide that stockholders must notify the secretary of CTC Group of proposed stockholder nominations of candidates for election as directors by not less than sixty days nor more than ninety days prior to the meeting. If the company gives or makes less than seventy days' notice or prior public disclosure of the date of the meeting, the stockholder must mail or deliver notice to the secretary not later than the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first. The notice must contain the following information about the proposed nominee:

 .    age,
 .    business and residence addresses,
 .    principal occupation,
 .    the number of shares of stock of CTC Group he or she beneficially owns and
 .    any other information that would be required in a proxy statement soliciting proxies for the election of the proposed nominee.

In addition the notice must provide information about the stockholder proposing to nominate that person. CTC Group may also require any proposed nominee to furnish other information reasonably necessary to determine the proposed nominee's eligibility to serve as a director. If the Chairman of a meeting of CTC Group stockholders determines that the stockholders did not nominate the stockholder's candidate in accordance with the foregoing procedures, the candidate is not eligible for election as a director.

     The Massachusetts bylaws contain provisions substantially similar to the provisions of the Delaware bylaws described above.

Inspection Rights

     Under the DGCL, every stockholder has a right to examine during usual business hours, for any proper purpose, the corporation's stock ledger, a list of its stockholders and its other books and records. Stockholders also have the right to make copies or extracts of these documents. In order to exercise this right, you must submit a written demand to the corporation, under oath, stating the purpose of your inspection. If the corporation refuses to permit the inspection or fails to reply to your demand within five business days after you made the demand, you may apply to the Delaware Court of Chancery to compel the inspection. When you seek to have the Chancery Court compel an inspection of the corporation's books and records, other than its stock ledger or list of stockholders, you must first establish that you have complied with the formal requirements of making a demand for inspection and that the inspection is for a proper purpose. For purposes of this provision of the DGCL, a "proper purpose" is one that is reasonably related to your interest as a stockholder. The Delaware bylaws also provide that CTC Group must prepare a complete list of stockholders entitled to vote at a given meeting, at least ten days before such meeting. The corporation must make the list available to stockholders for any purpose germane to the relevant meeting, during ordinary business hours, for a period of at least ten days prior to such meeting.

     The MGLA requires that every domestic corporation maintain in Massachusetts, and make available for inspection by its stockholders, the corporation's articles of organization, bylaws, records of all meetings of incorporators and stockholders, and the stock and transfer records listing the names of all stockholders, their record addresses and the amount of stock each holds. You also have the right to copy materials and to be represented by agent or counsel in exercising these rights. The MGLA further provides that if any officer or agent of a corporation refuses or neglects to exhibit the corporate records in legible form or to produce for examination a stockholder list, such officer or agent will be liable to you for actual damages sustained by you because of their refusal or neglect. If you proceed against the company under the foregoing provision, however, the company may raise the defense that the actual purpose and reason for your inspection is to secure a list of stockholders or other information for the purpose of selling the information or of using it for purposes other than in your interest as a stockholder. In addition to your inspection rights set forth in the MGLA, you have a common law right to inspect additional documents, which, if your request is refused by the corporation, may be obtained by petitioning a court for an order to produce the documents. In petitioning a court for such an order, you must show that

 .    you are acting in good faith
 .    your purpose is to advance the interests of the corporation and protect your own interests as a stockholder, and

 .    the requested documents are relevant to those purposes.

Action by Consent of Stockholders

     Under the DGCL and the Delaware certificate, stockholders may take any stockholder action without a meeting and without prior notice, if the stockholders having the number of votes that would be necessary to take such action at a meeting at which all stockholders were present and voted, consent to the action in writing. The corporation must file the written consents with the records of the meetings of stockholders. In order for the action to be effective, stockholders must sign and deliver the consents to the corporation within sixty days after the corporation receives the earliest dated consent.

     Under the MGLA, stockholders may take any stockholder action without a meeting if all stockholders entitled to vote on the matter consent to the action in writing and the corporation files the written consents with the records of the meetings of stockholders. The Massachusetts bylaws provide that stockholders may take any action without a meeting if all stockholders entitled to vote on the matter consent to the action by writing.

Dividends and Stock Repurchases

     Under the DGCL, a corporation may declare and pay dividends if the capital of the corporation is not less than the total amount of capital represented by all classes of stock having a liquidation preference. In addition, under the DGCL a corporation may generally redeem or repurchase shares of its stock if its capital is not currently impaired and if the redemption or repurchase will not impair its capital. Under the DGCL, the directors of a corporation are jointly and severally liable if they negligently or willfully make improper dividend payments, stock repurchases or redemptions. If a stockholder receives dividends on, or assets for the sale or redemption of, their stock with knowledge that such dividend, repurchase or redemption was unlawful, any director held liable pursuant to this provision may recover from such stockholder.

     The Delaware certificate provides that CTC Group may declare and pay dividends on the common stock from lawfully available funds as and when determined by its board of directors after making payments to any outstanding preferred stock which has preferential dividend rights.

     Under the MGLA, the directors of a corporation will be jointly and severally liable if a payment of dividends or a repurchase of a corporation's stock is made when the corporation is insolvent, renders the corporation insolvent or violates the corporation's articles of organization. If a stockholder receives a distribution other than a distribution of stock when the corporation is insolvent or which renders the corporation insolvent, he will be liable to the corporation for the amount of the distribution, or for the amount of the distribution which exceeds the amount of distribution which could have been made without rendering the corporation insolvent. In either event the stockholders are only liable for the amount paid or distributed to them. A stockholder who pays more than his proportionate share of such distribution or excess may recover from the other stockholders.

Classification, Number and Qualification of the Board of Directors

     The DGCL permits, but does not require, classification of a corporation's board of directors into one, two or three classes. Under the DGCL, the bylaws must set forth how the number of directors will be determined unless the corporation's certificate of incorporation fixes the number of directors. If the certificate of incorporation fixes the number of directors, in order to change the number of directors, the corporation must amend its certificate of incorporation. The Delaware certificate and bylaws provide for three classes of directors. The terms of the classes are staggered so that the stockholders elect the directors of one class each year. The stockholders elect each director for a three-year term or until a successor to each director in each such class is elected. The classification of CTC Group's board is substantially similar to the classification provided in the Massachusetts bylaws.

     The MGLA requires classification of a public corporation's board of directors into three classes, each having a three-year term. The directors of a public corporation may elect by majority vote to be exempt from such requirement or the stockholders of such public corporation may elect to be exempt from such requirement by a vote of two-thirds of each class of stock outstanding. In accordance with the MGLA, the Massachusetts articles and bylaws provide for the classification of CTC Communications' board of directors into three classes, as nearly equal in number as possible. The terms of the classes are staggered so that the stockholders elect the directors of only one class each year. The stockholders elect each director for a three-year term or until a successor to each director in each such class is elected.

     The MGLA requires that the bylaws fix the number of directors, but whenever there are more than two stockholders of record the corporation must not have less than three directors. The Massachusetts bylaws provide that the number of directors of CTC Communications consist of at least three but not more than eleven members. They also provide that the number of directors may be increased or decreased by vote of a majority of the directors then in office.

     Neither the Massachusetts articles nor the Massachusetts bylaws set forth specific qualification requirements for directors.

Removal of Directors

     Under the DGCL and Delaware certificate, stockholders may generally remove directors with or without cause by a majority vote. However, stockholders may remove members of a classified board only for cause, unless the certificate of incorporation provides otherwise.

     The Massachusetts bylaws provide that stockholders may remove a director from office at any time, but only for cause. The holders of not less than a majority of the shares then entitled to vote or a majority of the directors then in office may vote to remove a director for cause.

Vacancies on the Board of Directors

     Under the DGCL, unless otherwise provided in the certificate of incorporation or bylaws the vote of a majority of directors then in office, even though less than a quorum, may fill vacancies on the board of directors and newly created directorships. The DGCL also provides that where classes or series of stock elect specific directors, the remaining directors elected by the class or series in whose directorships the vacancy occurs must vote to fill the vacancy. The Delaware certificate and bylaws provide that only a majority of the directors then in office or the sole remaining director, although less than a quorum, may vote to fill newly created directorships or any other vacancies on the CTC Group board of directors. A director elected to fill a vacancy holds office until the next election of his class of directors, unless he or she dies, resigns or is removed before the end of the term.

     The MGLA provides that in the case of a classified board like CTC Communications', only the affirmative vote of a majority of the directors then in office, even though less than a quorum, may fill any vacancy in the board of directors, including a vacancy resulting from the enlargement of the board of directors. The Massachusetts bylaws also provide that CTC Communications' board of directors or the stockholders at the next annual meeting or at a special meeting called for that purpose, shall fill newly created directorships resulting from any increase in the number of directors.

Exculpation of Directors

     The DGCL permits a corporation to provide in its certificate of incorporation that a director is not personally liable for monetary damages caused by his breach of his fiduciary duties. Under the DGCL, a charter provision limiting liability cannot relieve a director of personal liability for

 .    any breach of the director's duty of loyalty to the corporation or its stockholders,
 .    acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
 .    unlawful payment of dividends or unlawful repurchases or redemptions of stock or
 .    any transactions from which the director derived an improper personal benefit.

     In Massachusetts, a corporation's articles of organization may limit the personal liability of its directors for breaches of their fiduciary duties. Under the MGLA, a corporation's articles of organization may not limit the directors' liability for acts or omission by a director which

 .    were in violation of the director's duty of loyalty to the corporation or its stockholders,
 .    were not in good faith or which involved intentional misconduct or a knowing violation of law, or
 .    involved a financial profit or other advantage to which the director was not legally entitled.

The MGLA also prohibits the elimination or limitation of director liability for unauthorized loans to insiders or distributions that occur when a corporation is, or which renders a corporation, insolvent.

     The Delaware certificate and the Massachusetts articles provide for limitations on directors' liability as permitted by the DGCL and the MGLA.

Indemnification of Directors, Officers and Others

     Both the DGCL and the MGLA generally permit a corporation to indemnify its directors, officers, employees and others for expenses incurred by them because of their position with the corporation. For the corporation to provide indemnity, the person must have acted in good faith and with the reasonable belief that his or her conduct was not opposed to the best interest of the corporation. However, unlike the MGLA, the DGCL does not permit a corporation to provide indemnity against judgments in actions brought by or in the right of the corporation and for expenses related to such actions. The DGCL only permits such indemnification if approved by the Delaware Court of Chancery.

     The Delaware certificate indemnifies directors for any monetary damages for any breach of fiduciary duty as a director, to the maximum extent permitted under Delaware law. The Delaware certificate also provides that CTC Group will indemnify any director or officer of CTC Group against:

 .    all expenses, judgments, fines and settlement amounts incurred in connection with any legal proceeding, other than an action by or in the right of CTC Group, brought against him by virtue of his position as a director or officer of CTC Group and

 .    all expenses and amounts paid in settlement incurred in connection with any action by or in the right of CTC Group brought against him by virtue of his position as a director or officer of CTC Group,

in each case, only if

     . he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of CTC Group, and
     . with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful.

CTC Group will not indemnify any director officer in any matter in which he is held liable to CTC Group, unless a court determines that he is entitled to indemnification of such expenses. Notwithstanding the foregoing, if a director or officer is successful in a suit, CTC Group must indemnify him against all expenses, incurred in connection with the suit, unless the company determines that the director or officer has not met the required standard of conduct. If CTC Group determines that the director or officer did not meet the applicable standard of conduct required for indemnification, or if CTC Group fails to make an indemnification payment to the director or officer within sixty days after the director or officer claims payment, he may petition the court to determine whether he is entitled to indemnification. In order to claim indemnification, the director or officer must give CTC Group notice of the action for which indemnity is sought and CTC Group may participate in and assume the defense of such action. The Delaware certificate further provides that, if Delaware amends its law to expand the scope of permitted indemnification of directors or officers, CTC Group must indemnify those persons to the fullest extent permitted by the amended law.

     The Massachusetts bylaws provide that CTC Communications must, to the fullest extent allowed by law, indemnify each of its directors and officers, against all expenses and liabilities reasonably incurred by them in connection with their actions on the corporation's behalf. If a settlement or compromise of such action, suit or proceeding is reached, the company will provide indemnification only if

 .    counsel for CTC Communications has provided to the board of directors an opinion stating that the settlement or compromise is in the best interest of CTC Communications and that the director or officer does not appear not to have acted in good faith in the reasonable belief that his action was in the best interests of CTC Communications, and

 .    the board of directors has adopted a resolution approving such settlement or compromise.

If it is determined that such director or officer did not act in good faith in the reasonable belief that his action was in the best interests of CTC Communications, the company shall not provide indemnification for such matter.

Transactions with Interested Parties

     The DGCL provides that a transaction

 .    between a corporation and any of its directors or officers, or an entity in which any of its directors or officers have a financial or other interest,

 .    where the interested director or officer is present at or votes at the meeting of the board of directors or committee which authorizes the transaction or where his or her votes are counted for such purpose,

will not be void or voidable only under the following circumstances:

     . the board or committee of the board knows the material facts about the relationship or interest and the transaction and a majority of the disinterested directors approve the transaction, even though the disinterested directors number less than a quorum,

     . the stockholders entitled to vote on such transaction know the material facts about the interested director's or officer's relationship or interest and the transaction and the stockholders vote to approve the transaction in good faith, or

     . the transaction is fair to the corporation when it is authorized, approved or ratified by the board of directors or committee or the stockholders.

     The DGCL permits a corporation to count common or interested directors in determining the presence of a quorum at a meeting of the board or of a committee that authorizes transaction with an interested party. The Delaware bylaws contain a provision regarding transactions with interested parties that substantially tracks the provisions of the DGCL summarized above.

     The MGLA contains no provision on interested party transactions comparable to that of the DGCL. The MGLA only expressly provides that directors who vote for and officers who knowingly participate in loans to officers or directors are jointly and severally liable to the corporation for any part of the loan that the borrower does not repay. Such directors will not be liable if a majority of the directors who are not direct or indirect recipients of such loans, or the holders of a majority of the shares entitled to vote for such directors, approved or ratified the loan because they reasonably expected the loan to benefit the corporation.

Fundamental Transactions

     The DGCL generally requires a vote of both the directors and a majority of the stockholders to approve mergers and consolidations, and sales, leases or exchanges of all of a corporation's property and assets. A corporation's certificate of incorporation may require a greater-than-majority vote to approve these transactions. Under the DGCL, a corporation that survives a merger need not have stockholder approval for the merger if:

 .    each share of the surviving corporation's stock outstanding prior to the merger remains outstanding in identical form after the merger,
 .    there is no amendment to its certificate of incorporation and
 .    the consideration going to stockholders of the non-surviving corporation is not common stock or securities convertible into common stock of the surviving corporation or, if it is such stock or convertible securities, the aggregate number of shares of common stock issued, or initially issuable upon conversion, is not more than twenty percent of the shares of the surviving corporation's common stock outstanding immediately prior to the merger.

The Delaware certificate does not provide anything different from the DGCL requirements.

     The MGLA generally requires a vote of two-thirds of the shares of each class of stock entitled to vote, to approve mergers and consolidations and sales, mortgages, leases or exchanges of all of a corporation's property. The MGLA states that the articles of organization may provide for a vote of a lesser proportion but not less than a majority of each class. The Massachusetts articles do not permit a vote of lesser proportion. In addition, unless required by the corporation's articles of incorporation, the stockholders of the surviving corporation do not need to approve an agreement providing for a merger and such agreement may be approved by vote of its directors if:

 .    the agreement of merger does not change the name, the amount of shares authorized of any class of stock or other provisions of the articles of organization of such corporation,
 .    the authorized unissued shares or shares held in the treasury of the corporation of any class of stock of such corporation to be issued or delivered pursuant to the agreement of merger do not exceed 15% of the shares of such corporation of the same class outstanding immediately prior to the merger, and
 .    the issue of any unissued stock pursuant to the agreement of merger has been authorized in accordance with the provision of the MGLA governing the issue of authorized but unissued capital stock.

The Massachusetts articles do not require a merger agreement to be submitted to the stockholders if the corporation is to survive the merger as long as the above statutory requirements are met.

Anti-Takeover Legislation

     CTC Communications is subject to the provisions of the MGLA anti-takeover law. In general, this statute prohibits a Massachusetts corporation with more than 200 record stockholders from engaging in a "business combination" with "interested stockholders" for three years after the date on which the person becomes an interested stockholder, unless

 .    the interested stockholder obtains the approval of the board of directors prior to becoming an interested stockholder,
 .    the interested stockholder acquires ninety percent of the outstanding voting stock of the corporation, excluding shares held by certain affiliates of the corporation, at the time the stockholder becomes an interested stockholder, or

 .    the board of directors and holders of two-thirds of the outstanding voting stock of the corporation, excluding shares held by the interested stockholder, approve the business combination.

An "interested stockholder" is a person who, together with affiliates and associates, owns or at any time within the prior three years did own five percent or more of the corporation's voting stock. A "business combination" includes a merger, consolidation, certain stock or asset sales, and other transactions resulting in a financial benefit to the interested stockholder. The company may elect not to be governed by this anti-takeover law by amending its Restated Articles of Organization or By-Laws. Any amendment would not be effective for twelve months and would not apply to a business combination with any person who became an interested stockholder prior to the adoption of the amendment.

     The DGCL regulates tender offers by restricting permitted business combinations with "interested stockholders." This provision is intended to limit coercive takeovers of companies. Under that section, "business combinations" with "interested stockholders" of Delaware corporations are subject to a three year moratorium unless the corporation meets specified conditions.

     A section of the MGLA, entitled "Regulation of Control Shares Acquisitions," provides, in general, that any stockholder of a corporation subject to this statute who acquires twenty percent or more of the corporation's outstanding voting stock may not vote the stock unless the other stockholders authorize him to do so. The company has elected to "opt out" of this section of the MGLA in its Massachusetts bylaws.

     Another section of the MGLA requires that publicly held Massachusetts corporations that have not "opted out" of the section have a classified board of directors consisting of three classes as nearly equal in size as possible. It also provides that stockholders may only remove directors who are so classified for cause. The Company's Amended and Restated By-Laws contain provisions which meet the requirements of this section.

Anti-Takeover Measures

     The Massachusetts articles and bylaws include provisions available under Massachusetts law to deter hostile takeover attempts and to help provide adequate opportunity for the board to consider and respond to a takeover offer. These provisions include a classified board, elimination of cumulative voting, and an advance notice requirement for stockholder proposals. The Delaware certificate and bylaws following the reorganization will include similar provisions.

     CTC Group will also have the rights currently available to CTC Communications to issue shares of its authorized but unissued capital stock. CTC Group could issue shares of authorized but unissued common stock and preferred stock, which have terms, provisions and rights, that would make a takeover of CTC Group more difficult. Any issuance of additional stock could dilute the earnings per share and book value per share of existing shares of common stock and preferred stock. The corporation could also issue the additional shares to dilute the stock ownership of persons seeking to obtain control of CTC Group.

     In addition to specific anti-takeover measures, a number of differences between Massachusetts and Delaware law could have a bearing on unapproved takeover attempts. One difference is the existence of a DGCL provision regulating tender offers by restricting permitted business combinations with "interested stockholders." This provision is intended to limit coercive takeovers of companies. See "Anti-takeover Legislation" above. Any corporation may decide to opt out of the statute in its original certificate of incorporation or, at anytime, by vote of its stockholders. The company does not currently intend to opt out of the statute. The MGLA's comparable provision prohibits a Massachusetts corporation from engaging in a business combination with any person owning 5% or more of the outstanding voting stock of the corporation for three years following the date on which the person becomes an interested stockholder.

     Delaware law may permit a corporation greater flexibility in implementing various anti-takeover measures, than do the laws of Massachusetts. In addition to the measures described above, certain types of "poison pill" defenses, such as stockholder rights plans, have been upheld by Delaware courts. Massachusetts courts have not yet dispositively addressed these defenses and thus their effectiveness in Massachusetts is less certain.

     We recognize that hostile takeover attempts do not always have unfavorable consequences and may provide stockholders with considerable value for their shares. The reorganization may have the effect of discouraging or defeating future takeover attempts which CTC Group's stockholders might wish to accept and which might provide a substantial premium over market prices. We believe, however, that the potential disadvantages of unapproved takeover attempts are sufficiently great that, on balance, prudent steps to reduce the likelihood of such takeover attempts are in the best interests of CTC Communications and its stockholders. Adopting these measures will ensure that we have adequate opportunity to fully consider and respond to any takeover attempt and actively negotiate its terms. We believe that such measures will prevent disruption of CTC Communications' business and the possibility of terms of a takeover that may be less favorable to all of the stockholders than would be available in a board-approved transaction. We also believe that any additional defenses and deterrence provided by the reorganization are minimal in light of CTC Communications' existing takeover defenses.

Charter Amendments

     Under the DGCL, charter amendments require the approval of the board of directors and both a general vote of a majority of all outstanding shares entitled to vote, and a class vote of a majority of outstanding shares of each class entitled to vote as a class. In addition, the DGCL requires a class vote when, among other things, an amendment will adversely affect the powers, preferences or special rights of a particular class of stock. Under the DGCL, a provision in a corporation's certificate of incorporation requiring a supermajority vote of the board of directors or stockholders may be amended only by such supermajority vote.

     Under the MGLA, a majority vote of each class of stock outstanding and entitled to vote is required to authorize an amendment of the articles of organization effecting one or more of the following:

 .    an increase or reduction of the capital stock of any authorized class;
 .    a change in the par value of authorized shares with par value, or any class of such shares;
 .    a change of authorized shares, or any class of shares, from shares with par value to shares without par value, or from shares without par value to shares with par value;
 .    changes in the number of authorized shares, or any class of shares; or
 .    a corporate name change.

Subject to conditions set forth in the statute, a two-thirds vote of each class of stock outstanding and entitled to vote must authorize any other amendment of the articles of organization. The articles of organization may provide for a vote of a lesser proportion but not less than a majority of each class of stock outstanding and entitled to vote. A two-thirds vote of the affected class voting separately, or a two-thirds vote of the affected series, voting together with any other series of the same class adversely affected in the same manner must approve any amendment requiring a two-thirds vote that would adversely affect the rights of any class or series of stock.

Amendments to By-Laws

     Under the DGCL, the stockholders entitled to vote may adopt, amend or repeal bylaws. Any corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors.

     The Delaware bylaws grant the CTC Group board of directors the authority to amend or repeal the Delaware bylaws by the affirmative vote of a majority of the directors present at any meeting of the board at which a quorum is present. If the notice of meeting sent to stockholders contains notice of amendment or repeal of the bylaws, the stockholders may amend or repeal the Delaware bylaws by the affirmative vote of the holders of a majority of the outstanding shares of capital stock entitled to vote at the meeting. The affirmative vote of the holders of at least 75% of the outstanding shares of capital stock of CTC Group entitled to vote is required to amend or repeal provisions, or adopt any inconsistent provision, of the Delaware bylaws relating to:

 .    special meetings of stockholders,
 .    nomination of directors,
 .    notice of business at annual meetings,
 .    stockholder action without meetings
 .    organization of stockholder meetings,
 .    amendment of the Delaware bylaws and
 .    any provisions relating to the election, powers, meetings and removal of directors.

     Under the MGLA, the power to make, amend or repeal bylaws also lies in the stockholders entitled to vote. The directors may also make, amend or repeal any provision of the bylaws except those provisions which by applicable law, the articles of organization, or the bylaws requires action by the stockholders.

     The Massachusetts articles provide that CTC Communications' board of directors may amend or repeal the Massachusetts bylaws, except as provided by
law or the Massachusetts bylaws.   The Massachusetts bylaws provide that either
the stockholders or a majority of the directors then in office may amend or
repeal the Massachusetts bylaws.   The directors may not amend any bylaw
provision that changes the provisions of the Massachusetts bylaws relating to meetings of stockholders, removal of directors, or the election of committees by directors and the delegation of powers to such committees.

Appraisal Rights


     Under the DGCL, dissenting stockholders have appraisal rights when the corporation merges or consolidates in specified situations. Appraisal rights are not available under the DGCL when a corporation will survive the merger or consolidation and no vote of its stockholders is required to approve the merger. In addition, unless otherwise provided in a corporation's charter, stockholders do not have appraisal rights if their stock is either listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc., or is held of record by more than 2,000 stockholders, unless the merger requires stockholders to accept in exchange for their shares anything other than:

 .    shares of stock of the surviving corporation;
 .    shares of stock of another corporation which are or will be listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;
 .    cash in lieu of fractional shares of such stock; or
 .    any combination thereof.

Stockholders do not have appraisal rights under the DGCL in the event of the sale, lease or exchange of all of a corporation's assets or the adoption of an amendment to its certificate of incorporation, unless these rights are granted in the certificate of incorporation. The Delaware certificate does not grant these rights.

     Under the MGLA, unless a vote of the stockholders was not required to approve the action, a properly dissenting stockholder is entitled to receive the appraised value of his shares when the corporation votes:

 .    to sell, lease or exchange all of its property and assets,
 .    to adopt an amendment to its articles of organization that adversely affects the rights of the stockholder, or
 .    to merge or consolidate with another corporation.

See "Appraisal Rights of Dissenting CTC Communications Corp. Stockholders" for a more detailed description of those rights.

Disadvantages of Reincorporation in Delaware

     Although we believe reincorporation in Delaware will be beneficial to the company, you may find the reorganization disadvantageous for several reasons.
As discussed above, Delaware law contains a statutory provision intended to discourage takeover attempts of Delaware corporations that are not approved by the board of directors. This anti-takeover provision could lessen the possibility that you would receive a premium above market value for your shares in the event of a takeover. This provision could also have an adverse effect on the market value of the shares of CTC Group stock. This provision may also restrict or discourage takeover attempts and therefore may make removal of the board of directors or management less likely.

     As discussed above, the Delaware certificate and bylaws will contain provisions that limit director and officer liability. These provisions could operate to the potential disadvantage of the stockholders of CTC Group. For example, these provisions may reduce the likelihood that CTC Group will recover monetary damages from directors as a result of derivative litigation against them for breach of their duty of care. The limitation on liability provision, which is part of the certificate of incorporation of CTC Group, may also require the stockholders of CTC Group to forego potential causes of action for breach of duty of care involving grossly negligent business decisions, including those relating to attempts to change control of CTC Group.

     The proposed certificate of incorporation authorizes CTC Group to issue up to 10,000,000 shares of preferred stock in one or more series, without any further vote or action by the stockholders. In addition, it authorizes the board to determine the designations, powers, preferences and relative, participating, optional or other rights of the preferred stock, including without limitation, the dividend rate the cumulative or non-cumulative nature of dividends, conversion rights, voting rights, rights and terms of redemption, redemption price and liquidation preference. We have no current plans to issue any additional shares of preferred stock. However, the rights of the holders of shares of common stock would be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that we issue in the future. Issuance of preferred stock could have the effect of delaying, deterring or preventing a change in control of CTC Communications. In connection with an issuance, the board could impose procedural requirements that could make it more difficult for holders of common stock to effect corporate actions such as replacing incumbent directors or accomplishing transactions opposed by the incumbent board of directors.

     We may in the future seek your approval of any amendments to, or make changes in, CTC Communications' charter documents that have "anti-takeover" implications.

                            Selected Financial Data

     The following selected financial data for the five years ended March 31, 1999 are derived from our financial statements which have been audited by Ernst & Young LLP, independent auditors. You should read the following financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes.

     All earnings per share and weighted average share information included in the accompanying financial statements have been restated to reflect the five-for-four stock split effected in fiscal year ended March 31, 1995, and the three-for-two stock split and the two-for-one stock split effected in fiscal year ended March 31, 1996.


                                                                 Fiscal Year ended March 31,
                                                  ----------------------------------------------------
                                                    1995        1996       1997      1998      1999
                                                  --------    --------   --------  --------   --------
                                                  (dollars in thousands, except per share information)
Statement of Operations Data
Agency revenues ................................  $18,898     $25,492    $29,195    $24,775   $   --
Telecommunications revenues ....................    3,038       5,383     11,095     16,172     70,964
                                                  -------     -------    -------    -------    -------
Total revenues .................................   21,936      30,875     40,290     40,947     70,964
Cost of telecommunications revenue
 (excluding depreciation and amortization)......    2,451       4,242      8,709     14,039     61,866
Selling, general and administrative
 expenses ......................................   16,663      19,349     23,077     29,488     52,521
Depreciation and amortization...................      656         660        743      1,418      3,778
Income (loss) from operations ..................    2,166       6,624      7,761     (3,998)   (47,201)
Net income (loss) ..............................    1,472       4,094      4,683     (2,498)   (51,238)
Earnings (loss) per share Basic ................     0.18        0.43       0.49       (.25)     (5.18)
                          Diluted ..............     0.17        0.38       0.43       (.25)     (5.18)

Other Financial Data
EBITDA (loss)...................................  $ 2,932     $ 7,295    $ 8,519    $(2,405)   (43,346)
Capital expenditures ...........................      599         759      1,222      6,109     36,041
Net cash provided (used) by operating
 activities ....................................    1,580       2,192      3,572     (7,951)   (33,254)
Net cash used in investing activities...........      599         759      1,222      4,765      6,282
Net cash provided by financing
 activities ....................................      171         119        114      8,479     39,622


                                                                        As of March 31,
                                                      ------------------------------------------------
                                                         1995        1996         1997         1998         1999
                                                      ----------   ---------    ---------    ---------   ----------
                                                                    (dollars in thousands)
Balance Sheet Data
Cash and cash equivalents ..........................    $2,391      $ 3,942      $ 6,406      $ 2,168      $ 2,254
Total assets .......................................     7,726       12,509       20,186       30,768       69,482
Total long-term debt, including current portion ....        --           --           --        9,673       64,858
Series A redeemable convertible preferred stock ....        --           --           --           --       12,672
Stockholders' equity (deficit) .....................     5,526        9,495       14,292       11,966      (37,144)

   EBITDA consists of income (loss) before interest, income taxes, depreciation and amortization. We have provided EBITDA because it is a measure of financial performance commonly used in the telecommunications industry. Other companies may calculate it differently from us. EBITDA is not a measurement of financial performance under generally accepted accounting principles, or GAAP. We do not believe you should consider EBITDA as an alternative to net income (loss) as a measure of results of operations or to GAAP-based cash flow data as a measure of liquidity. Capital expenditures consists of additions to property and equipment acquired for cash or under notes payable and capital leases.

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

   The following discussion and analysis should be read in conjunction with the "Selected Financial Data" and the financial statements and notes included elsewhere in this document.

Overview

     Historically, we have generated agency revenues and telecommunications revenues. Agency revenues consist of commissions we earned as an agent of Bell Atlantic and other Regional Bell Operating Companies, and long distance providers. Telecommunications revenues are generated by our sale of local, long distance, data communications, internet access and other communications services. For the fiscal year ended March 31, 1998, agency commissions accounted for approximately 60% of our revenues, with telecommunications revenues accounting for the other 40%. As a result of our transition to an integrated communications provider strategy in January 1998, agency commissions earned after December 31, 1997 are not material.

     Our financial information for the fiscal year ended March 31, 1999 reflects a full year of operations under our new strategy. Our financial information for fiscal years ended on or before March 31, 1998 primarily reflects our operations as an agent for Bell Atlantic. Because of our transition to our new strategy and our network buildout, most of the financial information for these periods does not reflect our current business and is not comparable to results for subsequent periods.

Results of Operations

Fiscal Year Ended March 31, 1999 Compared to Fiscal Year Ended March 31,
1998.

     Total revenues for the fiscal year ended March 31, 1999 were $70,964,000, an increase of 73% from $40,947,000 for the preceding fiscal year. As an integrated communications provider, revenues for fiscal 1999 reflect our direct sales of local telecommunications services in addition to our direct sales of other telecommunications services. Revenue for fiscal 1998 reflect agency commissions on local telecommunications services for the period April 1, 1997 through December 31, 1997 as well as our direct sales of other telecommunications services for the entire year.

     A common basis for measurement of an integrated communications provider's progress is the growth in access line equivalents, or ALEs. ALEs are the total number of voice circuits and equivalent data circuits we have in service. Voice circuits are the actual number of voice circuits purchased by our customers, while equivalent data circuits represent the data transmission capacity purchased by our customers divided by 64 kilobits per second, which is the capacity necessary to carry one voice circuit. During the quarter ended March 31, 1999, voice and data ALEs in service increased by 38,935, or approximately 38% from the quarter ended December 31, 1998. This brought our total ALEs in service to 142,207 at the end of our first 15 months as an integrated communications provider. Data ALEs increased by approximately 45% from the quarter ended December 31, 1998 to 28,502, or 20% of total ALEs in service as of March 31, 1999. Data ALEs at March 31, 1999 include 6,720 ALEs purchased by other carriers including internet service providers.

     Costs of telecommunications revenues, excluding depreciation and amortization, increased to $61,866,000 for fiscal 1999 from $14,039,000 for fiscal year 1998 as a result of our decision to provide local services directly instead of providing local services on an agency basis. However, as a percentage of telecommunications revenue, costs of telecommunications revenues remained at 87% for fiscal 1999 and 1998. We expect that, as a result of a recent agreement we entered into with Bell Atlantic, our costs of reselling Bell Atlantic local lines will decrease. Under the terms of this agreement we will receive up to an additional 15% discount on the wholesale rates Bell Atlantic is required to offer. Under this agreement, we have committed to maintain in service over the next five years a number of resold Bell Atlantic local telephone lines at least equal to 100,000 at the end of the first year and 225,000 at the end of each of the remaining four years.

     Selling, general and administrative expenses increased 78% to $52,521,000 in fiscal 1999 from $29,488,000 for fiscal 1998. This increase was primarily due to the increased number of service and technical employees hired and other expenses incurred in connection with operating under our new strategy. Also contributing to the increase were approximately $9,886,000 of expenses and charges relating to the litigation and settlement with Bell Atlantic. See "Business Legal Proceedings." Selling, general and administrative expenses also increased for fiscal 1999 due to increased expenses associated with the network buildout.

     Depreciation and amortization expense increased 166% to $3,778,000 in fiscal 1999 from $1,418,000 in fiscal 1998. This increase was a result of the investments we made in equipment and software for our network.

     Interest and other expense increased to $5,563,000 for the fiscal year ended March 31, 1999, as compared to interest and other income of $213,000 for the fiscal year ended March 31, 1998. The increase is due to increased borrowings to fund our operating losses and the deployment of our network, the fees associated with our credit and vendor facilities, and the amortization of the interest expense associated with warrants issued in connection with the financings.

     The benefit for income taxes, which is limited to refunds available on a loss carryback basis, has been recognized ratably as a percentage of our estimated pre-tax loss over each of the four quarters of the fiscal year. The effective rate of the benefit varied with changes in management's estimates.

Fiscal Year Ended March 31, 1998 Compared to Fiscal Year Ended March 31, 1997

     The results for the fiscal year ended March 31, 1998 reflect our decision to leave the Bell Atlantic agency program in December 1997 and our commencement of operations as an integrated communications provider. This decision adversely affected revenues and expenses to a certain extent in the third quarter as we prepared for this transition and significantly affected revenues in the fourth quarter after the transition had been effected. Total revenues of $40,947,000 for fiscal 1998 were essentially flat as compared to $40,290,000 for the fiscal year ended March 31, 1997. Agency revenues decreased 15% to $24,775,000 for fiscal 1998 from $29,195,000 in fiscal 1997, primarily as a result of fourth quarter revenues of only $194,000, as compared to $8,354,000 for the same period of fiscal 1997. This decrease reflects the fact that we left the Bell Atlantic agency program in December 1997, and thus no Bell Atlantic agency revenues were reported in the fourth quarter of fiscal 1998. Telecommunications revenues increased 46% to $16,172,000 for fiscal 1998 from $11,095,000 for fiscal 1997.
This increase reflects the increased sales of long distance, internet access, and data services as well as the commencement of our sale of local telecommunications services as an integrated communications provider in the fourth quarter of fiscal 1998. Although local telecommunications sales increased during the fourth quarter, they were significantly less than we expected as a result of the imposition of the temporary restraining order in connection with the Bell Atlantic litigation initiated in February 1998, which required us to sell these local services only to new customers, resulting in a longer sales cycle. This temporary restraining order was dissolved in August 1998.

     Costs of telecommunications revenues, excluding depreciation and amortization, increased 61% to $14,039,000 for fiscal 1998 from $8,709,000 for fiscal 1997. As a percentage of telecommunications revenues, cost of telecommunications revenues was 87% for fiscal 1998 as compared to 78% for fiscal 1997. This overall increase was due primarily to increased sales of telecommunications services and increased costs for those services sold. Due largely to the initiation of local telecommunications sales in the fourth fiscal quarter, cost of telecommunications revenues for this period increased 127% to $5,944,000 from $2,615,000 for the same period in fiscal 1997. These increases as a percentage of revenues were attributable to fixed costs associated with the sale of local telecommunications services, lower long distance rates extended to customers in advance of rate decreases from one of our long distance suppliers, increased costs associated with adding new customers and services, and costs associated with phasing out our debit calling card program.

     Selling, general and administrative expenses increased 28% to $29,488,000 in fiscal 1998 from $23,077,000 in fiscal 1997. This increase was a result of the increased number of sales and service employees hired in connection with our transition to an integrated communications provider, increased payments of commission and bonuses, increased corporate and administrative expenses, expenses related to new branch openings and $614,000 of costs incurred attributable to our litigation with Bell Atlantic.

     Depreciation and amortization expense increased 91% to $1,418,000 in fiscal 1998 from $743,000 in fiscal 1997. This increase was attributable to increased depreciation associated with greater capital expenditures.

Liquidity and Capital Resources

     Prior to March 1998, we had funded our working capital and operating expenditures primarily from cash flow from operations. Commencing in April 1998, we have funded our transition to an integrated communications provider, expansion of our sales branches, operating losses and the deployment of our network by raising additional equity capital and through bank, vendor and lease financing.

     In April 1998, we received $12.0 million from our private placement of our Series A redeemable convertible preferred stock and warrants to Spectrum Equity Investors II, L.P. We also received a commitment on June 30, 1998 from Spectrum to purchase, at our option, an additional $5.0 million of preferred stock on the same terms and conditions as the Series A preferred stock . This option expired on June 30, 1999 without our issuing any shares of preferred stock. See
"Certain Relationships and Related Transactions."

     On September 1, 1998, we entered into a senior secured credit facility with Goldman Sachs Credit Partners and Fleet National Bank. Under the terms of this senior secured credit facility, the lenders have provided a three-year credit facility to us consisting of revolving loans in the aggregate amount of up to $75.0 million. Under our senior secured credit facility we may borrow $15.0 million unconditionally and an additional $60.0 million based on trailing 120 days accounts receivable collections, reducing to trailing 90 days accounts receivable collections by March 31, 2000. As of March 31, 1999, we had availability of $45.2 million under this senior secured credit facility of which we had borrowed approximately $36.1 million.

     On October 14, 1998, we entered into an agreement with Cisco Capital for up to $25.0 million of vendor financing. Under the terms of the agreement, we have agreed to a three-year, $25.0 million volume purchase commitment of Cisco equipment and services and Cisco Capital has agreed to advance funds as these purchases occur. Up to $10.0 million of the vendor facility can be utilized for costs associated with the integration of Cisco equipment and related peripherals. Under the terms of the vendor facility, we are required to pay interest on funds advanced under the facility at an annual rate of 12.5%. As of March 31, 1999, we had borrowed $15.4 million under the vendor facility.

     Since September 30, 1998, we have entered into various lease and vendor financing agreements which provide for the acquisition of up to $16.2 million of equipment and software. As of March 31, 1999, the aggregate amount borrowed under these agreements was approximately $14.0 million.

     In order to provide liquidity, we entered into a loan agreement dated as of March 15, 1999 with Toronto Dominion (Texas), Inc. to provide an unsecured standby credit facility for up to $30.0 million for capital expenditures and other general corporate purposes. Originally, $10.0 million of this facility was immediately available, with the remaining $20.0 million becoming available only if we raised an additional $5.0 million of proceeds from the issuance of equity. Toronto Dominion has waived the requirement that we raise any equity, and therefore, the entire $30 million is now available to us. As of June 17, 1999, we had borrowed $3.0 million under this facility. Availability under this facility will be reduced by any proceeds of our common stock offering described below. If we raise at least $30.0 million in that offering, the facility will terminate upon the closing of the offering.

     We have filed a registration statement for a public offering of up to 3,725,000 shares of our common stock. There can be no assurance, however, that this offering will be consummated.

     As we continue to deploy our network, further penetrate our existing region and expand into new markets throughout the Boston-Washington, D.C. corridor, we will need significant additional capital. We believe that the availability under our standby facility with Toronto Dominion, together with cash on hand, the proceeds of our bank, lease and vendor financing arrangements and the amounts we expect to be available under our credit and vendor facilities will be sufficient to fund our capital requirements for at least the next 12 months. During this period we will seek to raise additional capital through the issuance of debt and possibly equity securities, the timing of which will depend on market conditions, and which could occur in the near future. We may also seek to raise additional capital through further equity offerings, vendor financing, equipment lease financing and bank loans.

     We cannot assure you that additional financing will be available on terms acceptable to us when we need it. The agreements governing our existing indebtedness limit our ability to obtain debt financing. If we are unable to obtain financing when we need it, we may delay or abandon our development and expansion plans. That could have a material adverse effect on our business, results of operations and financial condition. The actual timing and amount of our capital requirements may be materially affected by various factors, including the timing and actual cost of the network, the timing and cost of our expansion into new markets, the extent of competition and pricing of telecommunications services by others in our markets, the demand by customers for our services, technological change and potential acquisitions.

     On February 24, 1999, we settled a lawsuit against Bell Atlantic Corp. Under the terms of the settlement agreement we received cash and will receive other consideration to satisfy claims of commissions we earned while we were an agent for Bell Atlantic. Both parties have agreed to keep the specific terms of the settlement confidential. We do not expect to incur any additional material costs related to this matter subsequent to March 31, 1999.

     Working capital deficit at March 31, 1999 was $6.7 million compared to a working capital surplus of $12.0 million at March 31, 1998, a decrease of $18.7 million. This decrease is due primarily to the increase in accounts payable and accrued expenses associated with our transition to an integrated communications provider. We will fund this deficit through borrowings under our credit facilities, which are long term liabilities. Cash balances at March 31, 1999 and March 31, 1998 totaled approximately $2.3 million and $2.2 million, respectively.

Quantitative and Qualitative Disclosures about Market Risk

     Our exposure to financial risk, including changes in interest rates, relates primarily to outstanding debt obligations. We utilize our senior secured credit facility to fund a substantial portion of our capital requirements. This facility bears interest at a variable interest rate, which is subject to market changes. We have not entered into any interest rate swap agreements, or other instruments to minimize our exposure to interest rate increases but will investigate such options should changes in market conditions occur. We have not had any derivative instruments in the past and do not plan to in the future, other than possibly to reduce our interest rate exposure as described above.

     For purposes of specific risk analysis we use sensitivity analysis to determine the impacts that market risk exposure may have on the fair value of our outstanding debt obligations. To perform sensitivity analysis, we assess the risk of loss in fair values from the impact of hypothetical changes in interest rates on market sensitive instruments. We compare the market values for interest risk based on the present value of future cash flows as impacted by the changes in the rates. We selected discount rates for the present value computations based on market interest rates in effect at March 31, 1999. We compared the market values resulting from these computations with the market values of these financial instruments at March 31, 1999. The differences in the comparison are the hypothetical gains or losses associated with each type of risk. As a result of our analysis we determined that at March 31, 1999 a 10 percent decrease in the levels of interest rates with all other variables held constant would result in an increase in the fair value of our fixed rate debt obligations by approximately $1.9 million. A 10 percent increase in the levels of interest rates with all other variables held constant would result in a decrease in the fair value of our outstanding fixed rate debt obligations by approximately $2.0 million. With respect to our variable rate debt obligations a 10% increase in interest rates would result in increased interest expense and cash expenditures for interest of approximately $170,000 in fiscal 1999. A 10% decrease in interest rates would result in reduced interest expense and cash expenditures of approximately $170,000 in fiscal 1999.

Year 2000 Compliance

Our State of Readiness

     We have evaluated the effect of the year 2000 problem on our information systems. We are implementing plans to permit our systems and applications to effectively process information in order to support ongoing operations in the year 2000 and beyond. We believe our information technology systems and non-information systems will be year 2000 compliant by the end of 1999.

     In connection with the deployment of our new network, we have designed a new database architecture for our computer systems which we expect will be year 2000 compliant. We expect installation of the network and related network control software to be completed in the summer of 1999. We expect installation of our new information systems related to our new network to be completed in the third or fourth quarter of 1999. We began testing our network, and these new systems when we first began installation, and we expect testing to continue. We are also upgrading our current information systems to be year 2000 compliant in case we have not completed installing our new systems by the end of 1999. Approximately 40% of our existing information systems are now year 2000 compliant. We expect to complete this upgrade in the third or fourth quarter of 1999. While we expect that all significant information systems will be year 2000 compliant in the third or fourth quarter of 1999, we cannot assure you that all year 2000 problems in the new system will be identified or that the necessary corrective actions will be completed in a timely manner. We expect our non-information systems to be year 2000 compliant in the third or fourth quarter of 1999.

     We have requested certification from our significant vendors and suppliers demonstrating their year 2000 compliance. Approximately 80% of vendors and suppliers have delivered these certifications. We will continue to seek additional certifications. However, we cannot assure you that we will receive any additional certifications. Generally these certifications state that our vendors and suppliers are year 2000 compliant but do not require any affirmative action if these certifications are inaccurate. We intend to continue to identify critical vendors and suppliers and communicate with them about their plans and progress in addressing year 2000 problems. We cannot assure you that the systems of these vendors and suppliers will be timely converted. We also cannot assure you that any failure of their systems to be year 2000 compliant will not adversely affect our operations.

Our Costs of Year 2000 Remediation

     We have incurred approximately $120,000 in costs to date related specifically to year 2000 issues and expect to incur an additional approximately $380,000 through the end of 1999. However, we cannot assure you that the costs associated with year 2000 problems will not be greater than we anticipate.

Our Year 2000 Risk

     Based on the efforts described above, we currently believe that our systems will be year 2000 compliant in a timely manner. We have completed the process of identifying year 2000 issues in our information systems and non-information systems and expect to complete any remediation efforts in the third and fourth quarters of 1999.

     We cannot assure you that our operations and financial results will not be affected by year 2000 problems. We may experience interruptions in service and not receive billing information in a timely manner if either our systems or those of our vendors or suppliers are not year 2000 compliant in a timely manner. It is possible that we could experience other serious year 2000 difficulties that we cannot presently predict.

Our Contingency Plans

     We have begun upgrading our current information systems as part of our contingency plans in case our new systems are not installed before the end of 1999. In addition, we intend to seek to identify alternate service providers in case our current providers are unable to adequately deliver services in the year 2000. If it becomes necessary for us to implement a contingency plan, the plan may not avoid a material year 2000 issue.

                                 Business of the Company

Overview

     We are a rapidly growing integrated communications provider, with 15 years of marketing, sales and service experience. We target predominantly medium and larger-sized business customers who seek greater capacity for voice and data traffic, a single provider for their telecommunications requirements and improved levels of service. We have a large, experienced sales force consisting of 164 sales people supported by 101 network consultants. Our sales force is located close to our customers in 25 sales branches primarily in New England and New York State.

     We are currently deploying our own state-of-the-art network facilities to carry telecommunications traffic. Our network uses packet-switching, a technology which transmits data in discrete packages. It also uses internet protocol, which is a method that allows computers with different architectures and operating systems to communicate over the internet, and asynchronous transfer mode, or ATM, architecture, which allows the network to transmit multiple types of media, such as voice, data and video. In May 1999, we began testing of our network with some of our customers. By late summer, we expect to begin providing, and billing for, commercial service to a limited number of customers on our network.

     We became an integrated communications provider in January 1998. Prior to that, we were the largest independent sales agent for NYNEX Corp. (now Bell Atlantic), based on agency revenues. At the end of 1997, before leaving the Bell Atlantic agency program, we were managing relationships for approximately 7,000 customers, representing over 280,000 local access lines and over $200 million in annual local telecommunications spending. As of March 31, 1999, after only 15 months as an integrated communications provider, we were serving over 9,000 customers and had over 142,000 ALEs.

Our Market Opportunity

     The market potential for integrated communications providers is large and growing. According to FCC data, in 1997, the total market for U.S. retail telecommunications services was approximately $187 billion. Data services, represent one of the fastest growing segments of the telecommunications market. Industry reports by International Data Corporation estimate that from 1997 to 2002, annual internet services revenues will increase from $7.5 billion to $29.7 billion. These same reports also indicate that combined annual revenues from ATM services and frame relay services, which are also high speed, packet-based data transmission services, will increase from $2.9 billion to $7.6 billion over this period. We are deploying our data-centric network to capitalize on this market opportunity.

     Our target market, the Northeastern and Mid-Atlantic region, represents an attractive opportunity for us because it has a high concentration of telecommunications traffic. According to FCC data, New York and New England had an estimated 7.3 million local business access lines as of December 31, 1997, which generated retail telecommunications revenues of approximately $24.4 billion in 1997. When we expand our business in the remaining portions of the New York-Washington, D.C. corridor, we will increase our addressable market by an estimated 8.4 million business access lines as of December 31, 1997, which generated approximately $26.3 billion in retail telecommunications revenues in 1997. We estimate our target customers represent nearly 50% of the total business access lines in our target markets.

Our Competitive Strengths

     Our goal is to be the leading integrated communications provider for medium and larger-sized business customers in our target markets. We believe that the following competitive strengths position us well to achieve this goal:

Over 15 years of telecommunications marketing, sales and service experience. We have sold local telecommunications services as an agent since 1984 and have sold long distance and data services under our own brand name since 1994. During this period, we successfully introduced integrated services digital network, or ISDN, which is a standardized digital service that combines voice and data communications, frame relay, ATM and other new services in response to technological change. Collectively, our nine-person senior management team has nearly 200 years of telecommunications experience. Six members of this team have worked together at CTC for more than 10 years.

Over 250 experienced sales people and network consultants providing personalized sales and customer care. Our sales and service teams consist of a sales executive and a network consultant assigned to each customer. This provides a single, responsive point of contact for all of our customers' service and billing inquiries. Our sales and service teams seek to develop a long-term relationship with customers. We believe that our focus on customer care and our integration of sales and service create higher levels of customer satisfaction. We expect this will lead to better referral and retention rates.

A capital-efficient and scalable, all packet-switched network, capable of providing advanced data services. Our packet-switched network only occupies a circuit for the length of time that is required to transmit the package of information, while a circuit-switched network requires a continuous connection between the parties. We believe that our packet-switched network approach is superior to circuit-switched approaches because:


 .    our network requires approximately 50-60% less capital and significantly less time to deploy than a circuit-switched network;

 .    our network is based on open architecture standards and will allow us to adapt to future technological developments and network innovations;

 .    we believe our network will enable us to provide a more advanced and differentiated service offering than other local exchange carriers can provide over their circuit-switches; and

 .    we believe our network will be significantly more cost efficient for ongoing operations and maintenance.

Significant experience designing and selling sophisticated data services. We have substantial expertise designing, selling and implementing sophisticated data services including frame relay, continuously connected point-to-point data links, ISDN, ATM and internet services. Over the last five years, we have sold digital data services to more than 7,000 customer sites, designed and implemented more than 600 data networks and assisted customers in transitioning to more advanced frame relay and ATM networks.

A broad range of voice and data services incorporated on a single bill. We currently provide local, long distance, data and internet services and intend to provide additional enhanced data services in the future following deployment of our network. We also provide our customers with the convenience of a single bill for all of their telecommunications services. We believe that our ability to deliver a single-source solution to our target market is a key element in building our customer base. We also believe this will allow us to increase our share of customers' telecommunications billings and will promote customer retention.

Comprehensive, fully integrated billing and operational support systems, or OSS. Over the past decade we have developed comprehensive information systems by capitalizing on our experience with the provisioning systems used by incumbent local exchange carriers to supply and implement their services. Our systems fully integrate and automate all aspects of our business, including marketing, provisioning, finance, facilities management, billing and customer service. This integration facilitates accurate and timely customer care and billing. The system also allows us to provide our customers with a single, integrated bill for multiple services. Our customers can download information about their accounts directly to their own systems through online, near real-time access via the internet. Our information systems electronically interface with most of our major suppliers. In late 1998, we became one of the first competitive local exchange carriers to complete an electronic interface with Bell Atlantic, which allows our systems to connect directly with those of Bell Atlantic. We believe that our information systems are a primary reason for our success in provisioning a high volume of access lines during our first five quarters as an integrated communications provider.

The ability to expand using our proven operating model for branch offices, sales process, customer service and personnel training. Over the last five years, we have developed a successful and replicable approach to branch expansion. We believe that our standardized approach to opening new branches, our uniform approach to sales and service and our extensive training of new hires will enable us to expand without compromising our solutions-oriented, customer focused culture. New branch offices are fully integrated with our information systems from the outset. This allows our corporate headquarters to maintain control of quality and productivity across our branch offices while enabling each branch office to operate as an autonomous local sales and service organization.

Our Services

     We offer the following services:

Local Telephone Services. We offer connections between customers' telecommunications equipment and the local telephone network, which we currently lease from incumbent local exchange carriers. For large customers or customers with specific requirements, we integrate their private systems with analog or digital connections. We also provide all associated call processing features as well as continuously connected private lines for both voice and data applications.

Long Distance Telephone Services. We offer a full range of domestic and international long distance services, including "1+" outbound calling, inbound toll free service, standard and customized calling plans. We also offer related services such as calling cards, operator assistance and conference calling.

High Speed Data Services. We offer a wide array of both continuously connected and switched high speed digital data services. Switched or high speed digital data services include ISDN, frame relay and ATM products.

Internet Services. We offer high speed, continuously connected internet access and services through various digital connections. In addition, we offer switched digital access to the internet via ISDN. We provide the necessary communications hardware, configuration support and other support services on a 24-hour, 7-day a week basis.

Wholesale Services to Internet Service Providers. We provide a full array of local services to internet service providers including telephone numbers and switched and continuously connected access to the internet.

Future Service Offerings. Following deployment of the network, we may offer the following additional services: hosting of web-sites, electronic commerce over the internet, data security and storage services, systems integration, consulting and network monitoring services, customized private networks and other data, and voice and sophisticated network products.

Our Integrated Communications Network

     We began deploying the first phase of our state-of-the-art, packet-switched network in January 1999. We will be able to offer a broad array of sophisticated services over our network. We believe our network will enable us to improve margins, enhance network and service quality and broaden our range of product offerings. We also believe that our network will ultimately enable us to deliver voice and data services across a single multi-service connection. We expect our network to lower customers' overall telecommunications costs and stimulate demand for new services.

     The first phase of our network includes 22 Cisco advanced data switches and two network operation centers. Our primary network operations center is located in our Waltham, Massachusetts technology center. Our fully redundant back-up network operations center is located in Springfield, Massachusetts. We are interconnecting our facilities with leased transmission capacity over fiber optic cable strands from Level 3 Communications and NorthEast Optic Network. Initially, we have obtained high capacity connections between our switches providing multiple, back-up connections. The initial transmission infrastructure will consist of fiber optic rings with the ability to automatically re-route data in either direction covering the southern, western and eastern New England regions. This SONET technology provides for the use of redundant circuits and allows data to travel to its destination along many different paths.

     The network will also allow us to take advantage of available technology to meet increasing customer demands for reliable, high capacity voice, data and video connections. We have also arranged to co-locate our switching hubs in Level 3 Communications and NorthEast Optic Network facilities along selected fiber routes. We expect to work with Cisco to test various new Cisco technologies in our technology center. We expect this to better position us to adopt developing Cisco technology at an early stage.

     We intend to access our customer locations from our network through our PowerPathSM services. These will include a variety of high capacity technologies, including digital subscriber line, or DSL, service which permits high speed connections over existing telephone lines, leased high capacity wireline circuits, or T-1s, wireless technologies and fiber optic facilities, as available. Initially, we will offer continuously connected long distance and data services over our network. We believe that these services represent over 50% of our target customers' fixed line telecommunications spending. The balance represents local dial tone services which we currently obtain from other carriers. We plan to incorporate local dial tone service into our packet-switching architecture as that technology matures.

     Our network strategy to incorporate local dial tone functionality at a later stage will allow us to simplify the transitioning of existing customers onto our network because our customer will not have to disconnect from the incumbent local exchange carrier and then reconnect to our network . To transition our customers onto our network, we will simply be required to reprogram our customer's systems to direct long distance and data traffic to our network. This strategy will also allow our customers to retain their existing phone numbers as well as have the built-in redundancy of the separate physical connection to the incumbent local exchange carrier. At a later stage, once customers can use the same telephone number irrespective of who provides their telecommunications service, we will be able to more easily transition our customers' local dial tone service onto our network.


Sales and Customer Care

     We market telecommunications services by developing long-term business relationships with our customers and offering them comprehensive management of their telecommunications requirements. Each of our customers is assigned a local dedicated team consisting of a sales executive and a network consultant. This team provides a single point of contact for our customer's needs. This team works together with the customer to design, implement and maintain an integrated telecommunications solution. This team also reviews and updates the customer's services on a regular basis. We believe that providing localized, high quality customer care promotes continued sales of new services and reduces customer churn.

Sales and Service Infrastructure. Our branches are currently staffed with over 300 individuals, representing approximately 80% of our employees. As of June 30, 1999, there were 164 sales executives, 101 network consultants, 26 branch/regional managers and 16 service managers located in 25 sales branches serving markets in Connecticut, Maine, Maryland, Massachusetts, New Hampshire, New York, Rhode Island and Vermont.

Customer Sales and Service Model.   At their first meeting with a prospective
customer, our sales executives analyze the customer's current telecommunications usage and costs. Sales executives then outline the range of services and potential savings we offer and make recommendations to optimize the customer's current network. Sales executives also discuss the benefits of our comprehensive customer care program and develop account management plans designed to balance network expense and utility. Sales executives and network consultants continue to review the customer's telecommunications usage and requirements and update the customer's suite of services and network design. We believe the relationship-intensive approach of assigning sales executives and network consultants to each customer account results in high customer satisfaction and retention rates.

     Our sales executives regularly participate in training programs on subjects such as solution-oriented sales, comprehensive customer care, network design and other technical features of our services. We seek to motivate and retain our sales executives through extensive training and a commission structure that supports our relationship oriented sales and service policies.

Customer Care.   Our network consultants are trained in our service offerings and are responsible for customer care. Network consultants are located in each of our sales branches and are assigned directly to individual customer accounts in direct support of the sales executives. Our localized, multi-step customer care process provides an ongoing and comprehensive service program to our customers. This process ranges from long-term consultative planning to day-to-day handling of service issues.

     Our customer care program is designed to provide prompt action in response to customer inquiries and complaints. The local sales branches are staffed 11 hours a day, 5 days a week. At other times, incoming calls automatically roll over to a central customer care center which is staffed 24 hours a day, 7 days a week. We believe that our network consultants are motivated to provide the highest level of customer care because a significant portion of their compensation is based on customer retention and satisfaction.

Our Information Systems

     Our information systems include five central applications which fully integrate our sales and account management, customer care, provisioning, billing and financial processes. Automation of each of these processes is designed for high transaction volumes, accuracy, timely installation, accurate billing feeds and quality customer service. Data entered in one application is generally exported into all other applications. Each branch office is connected via frame relay to the central processor. Our employees have online access to our information systems from their branch desktops or docking stations.

     We also have an electronic interface to most of our major suppliers. When a sales executive places an order for one of these suppliers, our information systems electronically direct it to the appropriate supplier and monitors any delays in provisioning the order. Once the order is provisioned, our information systems automatically remove it from the in-process order file, update the customer's service inventory and network configuration, initiate billing, post the sales executive's commission and update our financial reports.

     Our information systems include the following applications:

Account and Sales Management.   Our account management application is the hub of
our information systems. It stores all of our customer-related information, such as location detail, contact information, transaction history and account profile. Our account management application also automatically exports data to our customized sales application. Our sales application is a fully-integrated database that provides sales personnel with access to information for pricing services, customized sales proposals, customer correspondence, sales performance, referencing methods and procedures, service descriptions, competitive information and historical profiles of our current and prospective customers. These historical profiles include details of installed services, recent transactions and billing history. Our sales system can be used both on- and off-line. All entries made while off-line are automatically updated to the central processor and all relevant data is simultaneously exported to the other central applications each time a salesperson connects to the network.

Customer Care.   Our network consultants use our account care application to review installed services, make additions, changes and deletions to accounts, initiate and track repair and service work and review past billing for any customer.

This closed loop application provides automatic follow up and records all transactions in a customer history file. Service orders and repair requests input in our account care application are automatically exported into our provisioning application.

Provisioning.   We generally direct customer orders through our provisioning application electronically to our major suppliers. We track these orders through our account care application from initiation through completion. If any delay in provisioning occurs, the proactive nature of this application alerts the sales executive or network consultants who can take corrective action and notify the customer of the delay. Once the order has been filled the information is automatically fed to our billing application.

Billing and Customer Interface.   Our billing application allows us to provide
our customers a single bill for all the services we provide. Our billing application also allows the customer to review historic bill detail, perform customized usage analyses and download information directly to their own accounting applications. Using a secure Web-based application called IntelliVIEW, our customers have near real-time online access to our billing application. Using IntelliVIEW, our customers are able to review and analyze their bills and related information. Customer billing statements are also available on CD ROM, diskette or paper. Paper statements generated by our billing application offer our customers different telemanagement formats.

Financial. Data from our billing application is automatically exported to our financial application. Our financial application tracks and prepares reports on sales activity, commissions, branch operations, branch profitability and cash flows. The financial application also compiles this data for our periodic financial reports. In addition, this application provides internal controls for revenue tracking and costing. The integrated nature of our information systems allows us to operate each branch as a separate profit and loss center.

     We are actively upgrading our information systems in order to support our network. We have selected Oracle's relational database for our data repository and warehouse. We will integrate our business applications described above with the data repository . Customers, vendors, partners and internal users, will access our business applications using either UNIX, Windows 95 or standard internet browsers. We expect that our upgraded information systems will allow us to grow and expand our business, replace and upgrade business applications without impacting other applications and provide us with reliable data.

Competition

     We operate in a highly competitive environment. We have no significant market share in any market in which we operate. We will face substantial and growing competition from a variety of data transport, data networking and telephony service providers. We will face competition from single-source providers and from providers of each individual telecommunications service. Many of these competitors are larger and better capitalized than we are. Also, many of our competitors are incumbent providers, with long standing relationships with their customers and greater name recognition.

     Bell Atlantic is a competitor for local and data services, and, we expect based on regulatory developments, eventually will be a competitor for long distance services as well. Major competitors in our markets for the provision of single-source solutions include WinStar Communications, Inc. and Teligent, Inc. Network Plus is a competitor in our market for the provision of long distance and, to some extent, local services. Competitors for our data services also include AT&T Local (Teleport) and MCI Worldcom (Brooks Fiber and MFS). Our competitors for long distance services include all the major carriers such as AT&T, MCI Worldcom and Sprint.

     In addition, the continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors. Examples of some of these alliances include: Bell Atlantic's proposed acquisition of GTE, SBC's proposed merger with Ameritech, AT&T's acquisition of TCI and proposed acquisition of Media One, US West's proposed merger with Global Crossing, Global Crossing's proposed acquisition of Frontier Corp., Qwest's proposed acquisition of US West and Frontier Corp. and SBC's acquisition of SNET. Many of these combined entities have or will have resources far greater than ours. These combined entities may provide a single package of telecommunications products that is in direct competition with our products. These combined entities may be capable of offering these products sooner and at more competitive rates than we can.

Competition from Single-Source Providers. The number of single-source providers has increased because of the current regulatory trend toward fostering competition and the continued consolidation of telecommunications service providers. Many single-source providers and long distance carriers have committed substantial resources to building their own networks or to purchasing carriers with complementary facilities. Through these strategies, a competitor can offer single-source local, long distance and data services similar to those that we will offer. The alternative strategies available to these competitors may provide them with greater flexibility and a lower cost structure.

     Once the Regional Bell Operating Companies, or RBOCs, are allowed to offer in-region long distance services under the terms of Section 271 of the Telecommunications Act, they will be in a position to offer local and long distance services similar to the services we offer. No RBOC is currently permitted to provide long distance services for calls originating in their region. We cannot assure you that this will continue to be the case. The FCC must approve RBOC provision of in-region long distance services and can only do so upon finding that the RBOC has complied with the 14-point checklist outlined in Section 271 of the Telecommunications Act. This 14-point checklist is designed to ensure that RBOC competitors have the ability to provide local telephone services in competition with the RBOC. The FCC has not yet found that any RBOC has complied with the 14-point checklist.

     Although the Telecommunications Act and other federal and state regulatory initiatives will provide us with new business opportunities, as competition increases regulators are likely to provide the incumbent local exchange carriers with more pricing flexibility. Our revenues may be adversely affected if the incumbent local exchange carriers elect to lower their rates and sustain these lower rates over time. We believe that we may be able to offset the effect of lower rates by offering new services to our target customers, but we cannot assure you that this will occur. In addition, if future regulatory decisions give incumbent local exchange carriers increased pricing flexibility or other regulatory relief, such decisions could have a material adverse effect on our business.

Competition for Provision of Local Exchange Services. In the local exchange market, incumbent local exchange carriers, including RBOCs, continue to hold near-monopoly positions. We also face competition or prospective competition from one or more integrated communications providers, and from other competitive providers, including providers who do not own their own network. Many of these competitors are larger and better capitalized than we are. Some carriers have entered into interconnection agreements with incumbent local exchange carriers and either have begun, or in the near future likely will begin, offering local exchange service in each of our markets. Further, as of February 8, 1999, the largest long distance carriers were permitted to bundle local and long distance services. This removes one of our competitive advantages. Other entities that currently offer or are potentially capable of offering switched services include cable television companies, electric utilities, other long distance carriers, microwave carriers, and large customers who build private networks.

     Wireless telephone system operators are also competitors in the provision of local services. Cellular, personal communications service, and other commercial mobile radio services providers may offer wireless services to fixed locations, rather than just to mobile customers. This ability to provide fixed as well as mobile services will enable wireless providers to offer wireless local loop service and other services to fixed locations (e.g., office and apartment buildings) in direct competition with us and other providers of traditional fixed telephone service. In addition, the FCC recently auctioned substantial blocks of spectrum for fixed use including local exchange services. We expect exploitation of this spectrum to increase competition in the local market.

     The World Trade Organization recently concluded an agreement that could result in additional competitors entering the U.S. local and long-distance markets. Under the WTO agreement, the United States committed to open telecommunications markets to foreign-owned carriers. The FCC has adopted streamlined procedures for processing market entry applications from foreign carriers, making it easier for such carriers to compete in the U.S. We cannot predict whether foreign-owned carriers will enter our markets as a result of the WTO agreement.

Competition for Provision of Long Distance Services.   The long distance market
is significantly more competitive than the local exchange market. In the long distance market numerous entities compete for the same customers. In addition, customers frequently change long distance providers in response to lower rates or promotional incentives by competitors. This results in a high average rate of customer loss, or churn, in the long distance market. Prices in the long distance market have declined significantly in recent years and are expected to continue to decline. Competition in this market will further increase once RBOCs are permitted to offer long distance services.

Data and Internet Services. The market for high speed data services and access to the internet is highly competitive. We expect competition in this market to continue to intensify. Our competitors in this market will include internet service providers and other telecommunications companies, including large interexchange carriers and RBOCs. Many of these competitors have greater financial, technological and marketing resources than those available to us. Recently, various RBOCs have filed petitions with the FCC requesting regulatory relief in connection with the provision of their own data services . In response to these petitions, the FCC issued a decision that data services generally are telecommunications services that, when provided by incumbent local exchange carriers, are subject to the unbundling, resale, and other independent local exchange carrier obligations prescribed in Section 251 of the Telecommunications Act. Petitions have been filed with the FCC asking them to reconsider this decision. The FCC also has initiated a proceeding to determine whether independent local exchange carriers will be able to escape their Section 251 obligations by providing data services through "truly" separate affiliates, whether the FCC will require incumbent local exchange carriers to unbundle their data services equipment and resell data services, and whether the FCC will grant RBOCs relief for the provision of data services. We cannot predict the effect that this proceeding will have on our ability to obtain facilities and services from incumbent local exchange carriers and on the competition that we will face from incumbent local exchange carriers in the data services market.

Government Regulation

     The local and long distance telephony services and, to a lesser extent, the data services we provide are regulated by federal, state, and, to some extent, local government authorities. The FCC has jurisdiction over all telecommunications common carriers to the extent they provide interstate or international communications services. Each state regulatory commission has jurisdiction over the same carriers with respect to the provision of intrastate communications services. Local governments sometimes impose franchise or licensing requirements on telecommunications carriers and regulate construction activities involving public rights-of-way. Changes to the regulations imposed by any of these regulators could have a material adverse effect on our business, operating results and financial condition.

     In recent years, the regulation of the telecommunications industry has been in a state of flux as the United States Congress and various state legislatures have passed laws seeking to foster greater competition in telecommunications markets. The FCC and state utility commissions have adopted many new rules to implement this legislation and encourage competition. These changes, which are still incomplete, have created new opportunities and challenges for us and our competitors. The following summary of regulatory developments and legislation is not intended to describe all present and proposed federal, state and local regulations and legislation affecting the telecommunications industry. Some of these and other existing federal and state regulations are the subject of judicial proceedings, legislative hearings and administrative proposals which could change, in varying degree, the manner in which this industry operates. We cannot predict the outcome of these proceedings, or their impact on the telecommunications industry at this time.

Federal Regulation

     We are currently not subject to price cap or rate of return regulation at the federal level and are not currently required to obtain FCC authorization for the installation, acquisition or operation of our domestic interexchange network facilities. However, we must comply with the requirements of common carriage under the Communications Act. We are subject to the general requirement that our charges and terms for our telecommunications services be "just and reasonable" and that we not make any "unjust or unreasonable discrimination" in our charges or terms. The FCC has jurisdiction to act upon complaints against any common carrier for failure to comply with its statutory obligations.

     Comprehensive amendments to the Communications Act were made by the Telecommunications Act, which was signed into law on February 8, 1996. The Telecommunications Act effected changes in regulation at both the federal and state levels that affect virtually every segment of the telecommunications industry. The stated purpose of the Telecommunications Act is to promote competition in all areas of telecommunications. While it may take years for the industry to feel the full impact of the Telecommunications Act, it is already clear that the legislation provides us with new opportunities and challenges.

     The Telecommunications Act greatly expands the interconnection requirements on the incumbent local exchange carriers, or incumbent local exchange carriers. The Telecommunications Act requires the incumbent local exchange carriers to:

 .    provide physical collocation, which allows companies such as us and other competitive local exchange carriers to install and maintain their own network termination equipment in incumbent local exchange carrier central offices, and virtual collocation only if requested or if physical collocation is demonstrated to be technically infeasible;

 .    unbundle components of their local service networks so that other providers of local service can compete for a wide range of local services customers; and

 .    establish "wholesale" rates for their services to promote resale by competitive local exchange carriers.

     In addition, all local exchange carriers must:

 .    establish number portability, which will allow a customer to retain its existing phone number if it switches from the local exchange carrier to a competitive local service provider;

 .    provide nondiscriminatory access to telephone poles, ducts, conduits and rights-of-way.

 .    compensate other local exchange carriers on a reciprocal basis for traffic originated on one local exchange carrier and terminated on the other local exchange carrier.

     The FCC is charged with establishing national guidelines to implement certain portions of the Telecommunications Act. The FCC issued its interconnection order on August 8, 1996. On July 18, 1997, however, the United States Court of Appeals for the Eighth Circuit issued a decision vacating the FCC's pricing rules, as well as certain other portions of the FCC's interconnection rules, on the grounds that the FCC had improperly intruded into matters reserved for state jurisdiction. On January 25, 1999, the Supreme Court largely reversed the Eighth Circuit's order, holding that the FCC has general jurisdiction to implement the local competition provisions of the Telecommunications Act. In so doing, the Supreme Court stated that the FCC has authority to set pricing guidelines for unbundled network elements, to prevent incumbent local exchange carriers from disaggregating existing combinations of network elements, and to establish "pick and choose" rules regarding interconnection agreements. "Pick and choose" rules would permit a carrier seeking interconnection to "pick and choose" among the terms of service from other interconnection agreements between the incumbent local exchange carriers and other competitive local exchange carriers. This action reestablishes the validity of many of the FCC rules vacated by the Eighth Circuit. Although the Supreme Court affirmed the FCC's authority to develop pricing guidelines, the Supreme Court did not evaluate the specific pricing methodology adopted by the FCC and has remanded the case to the Eighth Circuit for further consideration. Thus, while the Supreme Court resolved many issues, including the FCC's jurisdictional authority, other issues remain subject to further consideration by the courts and the FCC. We cannot predict the ultimate disposition of those matters. We also cannot predict the possible impact of this decision, including the portion dealing with unbundled network elements, on existing interconnection agreements between incumbent local exchange carriers and competitive local exchange carriers or on agreements that may be negotiated in the future.

     Although most of the FCC rules that the Supreme Court was considering were upheld, the Court vacated the FCC's rule that identifies the unbundled network elements that incumbent local exchange carriers must provide to competitive local exchange carriers. The FCC recently initiated a new proceeding to reexamine whether it will identify which unbundled network elements incumbent local exchange carriers must provide, and, if so, how to identify those elements. It is unclear how the FCC will decide this issue or the effect that the FCC's decision will have on our business or operations.

     The FCC recently adopted new rules designed to make it easier and less expensive for competitive local exchange carriers to obtain collocation at incumbent local exchange carrier central offices by, among other things, restricting the incumbent local exchange carriers' ability to prevent certain types of equipment from being collocated and requiring incumbent local exchange carriers to offer alternative collocation arrangements to competitive local exchange carriers. The FCC also initiated a new proceeding to address line sharing, which, if implemented, would allow competitive local exchange carriers to offer data services over the same line that a consumer uses for voice services without the competitive local exchange carrier having to provide the voice service. While we expect that the FCC's new collocation rules will be beneficial to us, we cannot be certain that these new rules will be implemented in a favorable manner. Moreover, incumbent local exchange carriers or other parties may ask the FCC to reconsider some or all of its new collocation rules, or may appeal these rules in federal court. We cannot predict the outcome of these actions or the effect they may have on our business.

     Under the Communications Act, incumbent local exchange carriers have an obligation to negotiate with us in good faith to enter into interconnection agreements. We will need interconnection agreements to provide enhanced connectivity to our network and to provide local dial tone services. If we cannot reach agreement, either side may petition the applicable state commission to arbitrate remaining disagreements. These arbitration proceedings can last up to 9 months. Moreover, state commission approval of any interconnection agreement resulting from negotiation or arbitration is required, and any party may appeal an adverse decision by the state commission to federal district court. The potential cost in resources and delay from this process could harm our ability to compete in certain markets, and there is no guarantee that a state commission would resolve disputes, including pricing disputes in our favor. Moreover, as explained above, the FCC rules governing pricing standards for access to the networks of the traditional telephone companies are currently being challenged in federal court. If the courts overturn the FCC's pricing rules, the FCC may adopt a new pricing methodology that would require us to pay a higher price to traditional telephone companies for interconnection. This could have a detrimental effect on our business.

     The Telecommunications Act permits RBOCs to provide long distance services outside their local service regions immediately, and will permit them to provide in-region long distance service upon demonstrating to the FCC and state regulatory agencies that they have adhered to the Telecommunication Act's 14-point competitive checklist. Some RBOCs have filed applications with various state public utility commissions and the FCC seeking approval to offer in-region long distance service. Some states have denied these applications while others have approved them. However, to date, the FCC has denied each of the RBOC's applications brought before it because it found that the RBOC had not sufficiently made its local network available to competitors. We anticipate that a number of RBOCs will file additional applications in 1999.

     In May 1997, the FCC released an order establishing a significantly expanded universal service regime to subsidize the cost of telecommunications service to high cost areas, as well as to low-income customers and qualifying schools, libraries, and rural health care providers. Providers of interstate telecommunications services, like us, as well as certain other entities, must pay for these programs. We are also eligible to receive funding from these programs if we meet certain requirements, but we are not currently planning to do so. Our share of the payments into these subsidy funds will be based on our share of certain defined telecommunications end-user revenues. Currently, the FCC is assessing such payments on the basis of a provider's revenue for the previous year. Various states are also in the process of implementing their own universal service programs. We are currently unable to quantify the amount of subsidy payments that we will be required to make and the effect that these required payments will have on our financial condition. Moreover, the FCC's universal service rules remain subject to judicial appeal and further FCC review. Additional changes to the universal service program could increase our costs.

     On November 1, 1996, the FCC issued an order that required nondominant interexchange carriers, like us, to cease filing tariffs for our domestic interexchange services. The order required mandatory detariffing and gave carriers nine months to withdraw federal tariffs and move to contractual relationships with their customers. This order subsequently was stayed by a federal appeals court, and it is unclear at this time whether the detariffing order will be implemented. In June 1997, the FCC issued another order stating that non-dominant local exchange carriers, like us, could withdraw their tariffs for interstate access services provided to long distance carriers. The FCC continues to require that carriers obtain authority to provide service between the United States and foreign points and file tariffs for international service. If the FCC's orders become effective, nondominant interstate services providers will no longer be able to rely on the filing of tariffs with the FCC as a means of providing notice to customers of prices, terms and conditions under which they offer their interstate services. If we cancel our FCC tariffs as a result of the FCC's orders, we will need to implement replacement contracts which could result in substantial administrative expenses.

     In March 1999, the FCC adopted further rules that, while still maintaining mandatory detariffing, nonetheless require long distance carriers to make specific public disclosures on the carriers' Internet websites of their rates, terms and conditions for domestic interstate services. The effective date for these rules is also delayed until a court decision on the appeal of the FCC's detariffing order.

     Recently, the FCC has determined that both continuous access and dial-up calls from a customer to an internet service provider, are interstate, not local, calls, and, therefore, are subject to the FCC's jurisdiction. The FCC has initiated a proceeding to determine the effect that this regulatory classification will have on the obligation of a local exchange carrier to pay reciprocal compensation for dial-up calls to internet service providers that originate on one local exchange carrier network and terminate on another local exchange carrier network. Moreover, several states are considering this issue, and one state has held that local exchange carriers do not need to pay reciprocal compensation for calls terminating at internet service providers. In addition, one RBOC has petitioned the FCC for a ruling that telephone-to-telephone calls made over the internet are subject to regulation as a telecommunications service under the Communications Act. Although the FCC has suggested that such internet-based telephone-to-telephone calls may be considered a telecommunications service, it has not reached a final decision on that issue. We cannot predict the effect that the FCC's resolution of these issues will have on our business.

     In August 1997, the FCC issued rules transferring responsibility for administering and assigning local telephone numbers from the RBOCs and a few other local exchange carriers to a neutral entity in each geographic region in the United States. In August 1996, the FCC issued new numbering regulations that prohibit states from creating new area codes that could unfairly hinder local exchange carriers by requiring their customers to use 10 digit dialing while existing independent local exchange carrier customers use 7 digit dialing. These regulations also prohibit incumbent local exchange carriers which are still administering central office numbers pending selection of the neutral administrator from charging "code opening" fees to competitors unless they charge the same fee to all carriers including themselves. In addition, each carrier is required to contribute to the cost of numbering administration through a formula based on net telecommunications revenues. In July 1996, the FCC released rules requiring all local exchange carriers to have the capability to permit both residential and business consumers to retain their telephone numbers when switching from one local service provider to another, known as "number portability." In May 1999, the FCC initiated a proceeding to address the problem of the declining availability of area codes and phone numbers.

     A customer's choice of local or long distance telecommunications company is encoded in a customer record, which is used to route the customer's calls so that the customer is served and billed by the desired company. A user may change service providers at any time, but the FCC and some states regulate this process and require that specific procedures be followed. When these procedures are not followed, particularly if the change is unauthorized or fraudulent, the process is known as "slamming." Slamming is such a significant problem that it was addressed in detail by Congress in the Telecommunications Act, by some state legislatures, and by the FCC in recent orders. The FCC has levied substantial fines for slamming. The risk of financial damage and business reputation from slamming is significant. Even one slamming complaint could cause extensive litigation expenses for us. The FCC recently decided to apply its slamming rules (which originally covered only long distance) to local service as well.

State Regulation

     To the extent that we provide telecommunications services which originate and terminate in the same state, we are subject to the jurisdiction of that state's public service commission. As our local service business and product lines expand, we will offer more intrastate service and become increasingly subject to state regulation. The Telecommunications Act maintains the authority of individual state utility commissions to preside over rate and other proceedings, as discussed above, and impose their own regulation of local exchange and interexchange services so long as such regulation is not inconsistent with the requirements of the Telecommunications Act. For instance, states may impose tariff and filing requirements, consumer protection measures and obligations to contribute to universal service, and other funds.

     We are subject to requirements in some states to obtain prior approval for, or notify the state commission of, any transfers of control, sales of assets, corporate reorganizations, issuances of stock or debt instruments and related transactions. Although we believe such authorizations could be obtained in due course, there can be no assurance that the FCC or state commissions would grant us authority to complete any of these transactions.


     We have state regulatory authority to provide competitive local exchange services and interexchange services in nine states. We also have state regulatory authority to provide interexchange services in approximately 31 additional states. In some states, in which we have or have had de minimis intrastate interexchange revenues, we have not obtained authorization to provide such interexchange services or have allowed such authorization to lapse. We have either subsequently obtained, or are in the process of applying to obtain, the appropriate authorization in these states.

     The Telecommunications Act generally preempts state statutes and regulations that restrict the provision of competitive local services. States, however, may still restrict competition in some rural areas. As a result of this preemption, we will be free to provide the full range of local, long distance, and data services in any state. While this action greatly increases our potential for growth, it also increases the amount of competition to which we may be subject.

Local Government Regulation

     We may be required to obtain from municipal authorities street opening and construction permits to install our facilities in some cities. In some of the areas where we provide service, we are subject to municipal franchise requirements requiring us to pay license or franchise fees either on a percentage of gross revenue, flat fee or other basis. The Telecommunications Act requires municipalities to charge nondiscriminatory fees to all telecommunications providers, but it is uncertain how quickly this requirement will be implemented by particular municipalities in which we operate or plan to operate or whether it will be implemented without a legal challenge.

Properties

     Our headquarters and technology center are located in leased space in Waltham, Massachusetts. We have a back-up network operations center in Springfield, Massachusetts. We also lease offices in eight states. Although we believe that our leased facilities are adequate at this time, we expect to lease a significant number of additional sales facilities in connection with our planned expansion in existing markets and into new markets.

Legal Proceedings

     In December 1997, we terminated our agency contract and filed suit against Bell Atlantic for, among other things, breach of contract, including the failure of Bell Atlantic's retail division to pay agency commissions owed to us. This litigation was settled on February 24, 1999. Under the terms of the settlement, we will receive cash and other consideration. Both parties have agreed to keep the specific terms of the settlement confidential.

     We are otherwise party to suits and regulatory proceedings arising in the normal course of business which we believe are not material individually or in the aggregate.

Employees

     As of June 30, 1999, CTC employed 393 persons. None of our employees are represented by a collective bargaining agreement.

Market Price Ranges

     Our common stock is listed on the Nasdaq National Market under the symbol "CPTL." Following is the range of high and low trading prices on the Nasdaq National Market for the CTC Communications common stock for the periods indicated.


                                                              Price Range
                                                       ------------------------
                                                           High          Low
                                                       ------------   ---------
Calendar Year 1997
     Second Quarter................................       $10.00        $ 6.88
     Third Quarter.................................       $ 9.75        $ 7.06
     Fourth Quarter................................       $15.94        $ 8.00
Calendar Year 1998
     First Quarter.................................       $14.94        $ 5.13
     Second Quarter................................       $ 9.88        $ 6.50
     Third Quarter.................................       $ 8.50        $ 4.75
     Fourth Quarter................................       $ 9.00        $ 4.00
Calendar Year 1999
     First Quarter.................................       $17.50        $ 8.38
     Second Quarter................................       $24.00        $12.19
     Third Quarter (through July 9, 1999)..........       $20.38        $17.00

The last sale price of the common stock on the Nasdaq National Market on July 9, 1999 was $19.75.

                                   Management

Executive Officers, Directors and Significant Employees

     Our executive officers and directors, and their ages as of July 9, 1999, are as follows:

        Name                    Age                    Current Office Held
        ----                    ---                    -------------------

Robert J. Fabbricatore.....     56            Chairman and Chief Executive Officer
Steven P. Milton...........     45            President and Chief Operating Officer
John D. Pittenger..........     46            Executive Vice President, Chief Financial Officer
                                              and Treasurer
David E. Mahan.............     57            Vice PresidentCMarketing and Strategic Planning
Michael H. Donnellan.......     45            Vice PresidentCOperations
Thomas Fabbricatore........     40            Vice PresidentCMarketing
Anthony D. Vermette........     38            Vice PresidentCSales
Frederick Kunzi............     47            Vice President and Chief Technology Officer
Jeffrey C. Lavin...........     43            Vice PresidentCCorporate Development
Katherine D. Courage.......     41            Director
Henry Hermann..............     57            Director
Kevin J. Maroni............     36            Director
J. Richard Murphy..........     55            Director

Robert A. Nicholson........     31            Director
Carl Redfield..............     51            Director
Richard J. Santagati.......     55            Director
Ralph C. Sillari...........     44            Director
Ralph S. Troupe............     38            Director

     Robert J. Fabbricatore, a founder of CTC Communications and a director since its inception in 1980, became Chairman of the Board of Directors in March 1983 and served as President from October 1993 to August 1995. Robert J. Fabbricatore is the brother of Thomas Fabbricatore, Vice PresidentCMarketing.

     Steven P. Milton has been employed by CTC Communications since 1984 and has served as President and Chief Operating Officer since August 1995. Prior to that, he held various positions within CTC Communications including Branch Manager, District Manager, Regional Manager and Vice PresidentCSales and Marketing.

     John D. Pittenger has served as Chief Financial Officer since April 14, 1999, as Executive Vice PresidentCFinance and Administration since April 1998 and as Treasurer and Clerk of CTC Communications since August 1989. Mr. Pittenger served as Vice PresidentCFinance from 1991 until April 1998, and as Chief Financial Officer from 1989 to April 1998.

     David E. Mahan joined CTC Communications in October 1995 as Vice PresidentCMarketing and Strategic Planning. Prior to joining CTC Communications, Mr. Mahan held a number of senior management level positions with NYNEX, including Vice PresidentCSales Channel Management from 1993 to 1995.

     Michael H. Donnellan has been employed by CTC Communications since 1988 in a number of positions. He was named Vice PresidentCOperations in 1995.

     Thomas Fabbricatore joined CTC Communications in 1982. He was named Vice PresidentCRegulatory and Electronic Media in 1991, and was named Vice PresidentCMarketing in November 1998. Thomas Fabbricatore is the brother of Robert J. Fabbricatore.

     Anthony D. Vermette has been employed by CTC Communications in a variety of positions since 1987. Mr. Vermette was named Vice PresidentCSales in 1996.

     Frederick Kunzi joined CTC Communications as a Vice President and Chief Technology Officer in September 1998. Mr. Kunzi has over 25 years experience in information technology. From 1985 to September 1998, he was employed by Digital Equipment Corporation, most recently as Senior Manager, Global Network Services where he was responsible for Digital's worldwide enterprise network infrastructure.

     Jeffrey C. Lavin joined CTC Communications in June 1998 as Vice PresidentCCorporate Development. Mr. Lavin has 19 years of sales and operational management experience in the telecommunications industry. From December 1996 to May 1998, Mr. Lavin was Vice President of Sales, Americas/Asia Pacific for NovaSoft Systems, Inc., a software development corporation. From 1979 to 1996, Mr. Lavin was employed by Comlink Incorporated, a communication network integrator, most recently as Senior Vice President. Following the acquisition of Comlink in 1996 by Williams Communications, Mr. Lavin served as Vice President and General Manager of Network Systems Integration.


     Katherine D. Courage became a director of CTC Communications in April 1999. Ms. Courage is a managing director in the Global Telecommunications and Media Group in the Investment Banking Department of Credit Suisse First Boston, one of the underwriters of our proposed offering of common stock. Prior to joining Credit Suisse First Boston in September 1996, Ms. Courage worked at Salomon Brothers Inc for ten years where she was a managing director in the Global

Telecommunications Group. Ms. Courage currently serves as a director of NorthEast Optic Network, Inc. and Lightpath Technologies, Inc.

     Henry Hermann became a director of CTC Communications in September 1996. Since November 1997, he has operated Hermann Companies, a financial services company. Mr. Hermann is registered as an Investment Advisor with the State of Texas, a Chartered Financial Analyst and, as an independent contractor, offers general securities through SWS Financial. In 1997, he was employed by Kuhns Brothers & Company, Inc., as a principal and Executive Vice President. For the previous nine years, he was employed by WR Lazard, Laidlaw and Luther, Inc., a securities brokerage firm, as Vice President, Securities Analyst and Portfolio Manager. Mr. Hermann has been an NASD Board of Arbitrators Member since 1991.

     Kevin J. Maroni became a director of CTC Communications in April 1998 as one of the two designees of the Series A preferred stockholders. Mr. Maroni is a general partner of Spectrum which he joined in 1994. Spectrum is a leading private equity fund which manages $1 billion of capital for investment in the communications and media industries. Prior to joining Spectrum, he worked at Time Warner Telecommunications and Harvard Management Company. Mr. Maroni is a director of PathNet, Inc., Formus Communications, Inc., WNP Communications, Inc. and American Cellular Corp.

     J. Richard Murphy became a director of CTC Communications in August 1995. Mr. Murphy has been the director of the Corporate Advisory Group of Moody, Cavanaugh and Company, LLP, a North Andover, Massachusetts public accounting firm, since April 1996. Mr. Murphy was an officer, director and principal stockholder from 1990 to 1995 of Arlington Data Corporation, a systems integration company located in Amesbury, Massachusetts; from 1992 to 1996 of Arlington Data Consultants, Inc., a company engaged in the installation and maintenance of computer systems and hardware; and from 1994 to 1996 of Computer Emporium, Inc., a company engaged in processing parking violations for municipalities. In June 1996, Arlington Data Corporation filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code.

     Robert A. Nicholson is one of the two designees of the Series A preferred stockholders and became a director of CTC Communications in November 1998. Mr. Nicholson joined Spectrum in 1995 as a Vice President and became a partner in July 1998. From 1990 to 1993, Mr. Nicholson was an Associate Consultant and then Consultant at Bain & Company, a leading strategy consulting firm, where he was responsible for strategy and operations projects in the communications industry. Mr. Nicholson currently serves as a Director of Navitar Communications Group, Inc., a Canadian competitive local exchange carrier.

     Carl Redfield became a director of CTC Communications in January 1999. He has been Senior Vice President, Manufacturing and Logistics of Cisco since February 1997. From September 1993 to February 1997 he was Vice President of Manufacturing. Mr. Redfield also is a director of VA Research Inc. and Paragon Electronics Inc.

     Richard J. Santagati became a director of CTC Communications in September 1991. He has been the President of Merrimack College in North Andover, Massachusetts since 1994. From March 1992 to February 1994, Mr. Santagati was the Chairman of the Board, Chief Executive Officer and President of Artel Communications Corp., a publicly held data communications firm located in Hudson, Massachusetts. Mr. Santagati also serves as a director of Celerity Solutions, Inc., a software company.

     Ralph C. Sillari became a director of CTC Communications in October 1997. Since 1991, Mr. Sillari has been employed by Fleet National Bank where he is currently an Executive Vice President in the Business and Entrepreneurial Services Division.

     Ralph S. Troupe became a director of CTC Communications in May 1999. Since January 1993, Mr. Troupe has been employed by International Network Services, where he is currently Vice President of North American Field Operations, East.

     We currently have ten members on our board of directors: three Class I Directors (Messrs. Hermann, Sillari and Redfield), three Class II Directors (Messrs. Murphy and Santagati and Ms. Courage) and four Class III Directors (Messrs. Fabbricatore, Maroni, Nicholson and Troupe). The terms of the Class I, Class II and Class III directors expire upon the election and qualification of their successors at the annual meetings of stockholders held following the end of fiscal years 2001, 1999 and 2000, respectively.

Director Compensation

     Non-employee directors receive an annual retainer of $10,000. On February 17, 1999, we granted Messrs. Sillari, Murphy and Hermann options to purchase 10,000 shares of our common stock. We also granted Messrs. Nicholson, Maroni and Santagati options to purchase 20,000 shares of our common stock. All of the above options were at a purchase price of $10.125 per share. At the same time we granted Robert Fabbricatore options to purchase 50,000 shares of our common stock at a purchase price of $11.1375, 50,000 shares at a purchase price of $15.00 per share and 50,000 shares at a purchase price of $20.00 per share. On January 19, 1999, we granted Mr. Redfield an option to purchase 40,000 shares of our common stock at a purchase price of $11.25 per share. On April 5, 1999, we granted Ms. Courage an option to purchase 40,000 shares of our common stock at a purchase price of $12.375 per share. On May 5, 1999, we granted Mr. Troupe an option to purchase 25,000 shares of common stock at a purchase price of $18.875 per share.

Committees of the Board of Directors

     CTC Communications' board of directors has established an audit committee, a compensation committee and a nominating committee.

     The audit committee consists of Messrs. Murphy and Hermann. The audit committee is responsible for reviewing the internal accounting controls of CTC Communications, meeting and conferring with our independent auditors and reviewing the results of the accountants' auditing engagement.

     The compensation committee consists of Messrs. Maroni, Santagati and Murphy. The compensation committee establishes compensation and benefits for our senior executives. The committee also determines the number and terms of stock options granted to employees, directors and consultants under our stock option plans.

     The nominating committee consists of Messrs. Santagati, Murphy and Sillari. The nominating committee recommends candidates for nomination to the board of directors. The committee also reviews and makes recommendations regarding compensation for non-employee directors.

Voting Agreement

     Pursuant to a voting agreement between Robert J. Fabbricatore and some of his affiliates and Spectrum, Mr. Fabbricatore and these affiliates agreed to vote at each annual or special meeting at which directors of CTC Communications or CTC Group are to be elected all of the shares of common stock held by them in favor of two persons designated by a majority of the outstanding shares of Series A preferred stock as nominees for directors, subject to certain limitations based on the number of shares of Series A preferred stock outstanding at any time. As of July 9, 1999, Spectrum owned 657,555 of the 666,666 shares, or 98.6%, of the Series A preferred stock outstanding. Kevin J. Maroni and Robert A. Nicholson, partners of Spectrum and designees of the Series A preferred stockholders, are Class III directors of CTC Communications.

Executive Compensation

     The following table provides summary information concerning compensation of CTC Communications' Chief Executive Officer and each of the four other most highly paid executive officers (the "Named Executive Officers") during the fiscal year ended March 31, 1999:

Summary Compensation Table




                                                                                        Long Term Compensation
                                                                                        ----------------------
                                                Fiscal                                  Securities
                                                ------                                  ----------
                                              Year Ended                   Annual        Underlying         All Other
                                              ----------                   ------      ------------         ---------
                                               March 31,      Salary       Bonus       Options (#)(1)     Compensation
                                               ---------      ------       -----       --------------     ------------
Robert J. Fabbricatore,..................         1999       $240,000      $78,000         150,000          $20,900(2)
 Chairman and Chief                               1998        240,000       60,000         150,000           19,550(2)
 Executive Officer                                1997        240,000       60,000              --           18,075(2)
Steven C. Jones,.........................         1999        150,000       75,000              --            3,375(3)
 Executive Vice President,                        1998         12,500           --         300,000               --
 Chief Financial Officer and                      1997             --           --              --               --
 Director of Corporate Development(4)
Steven P. Milton,........................         1999        150,000       54,500         100,000            5,625(3)
 President and Chief                              1998        100,000       40,000         150,000            4,200(3)
 Operating Officer                                1997        100,000       40,000              --            4,075(3)
David E. Mahan,..........................         1999        110,000       52,000          20,000            4,440(3)
 Vice President--                                 1998        100,000       40,000         260,000            4,075(3)
 Marketing and Strategic Planning                 1997        100,000       40,000              --            4,075(3)
John D. Pittenger,.......................         1999        100,000       62,000          36,000            4,860(3)
 Executive Vice President--                       1998         90,000       36,000          80,000            3,900(3)
 Finance and Administration,                      1997         86,100       34,000              --            3,437(3)
 Treasurer and Clerk

-------
(1) On March 20, 1998 we repriced all previously granted options that had an exercise price in excess of $7.19 per share. The 1998 information includes 75,000, 75,000, 130,000 and 40,000 shares underlying options previously granted to Messrs. Fabbricatore, Milton, Mahan and Pittenger that were canceled as a result of the repricing.
(2) Includes 50% matching contributions in the amounts of $4,800, $4,750 and $4,500 in 1999, 1998 and 1997 to the CTC Communications Corp. 401(k) Savings Plan. Also included is the actuarial benefit on the "split-dollar" life insurance policy for the benefit of Mr. Fabbricatore in the amounts of $16,100, $14,800 and $13,575 in 1999, 1998 and 1997.
(3) Includes 50% matching contributions to the CTC Communications Corp. 401(k) Savings Plan.
(4) Mr. Jones began working for CTC Communications on February 27, 1998 and resigned on April 21, 1999. Does not include $135,879 of severance benefits that we paid to Mr. Jones after March 31, 1999.

Option Grants in Last Fiscal Year

     The following table sets forth the aggregate number of stock options granted to each of the Named Executive Officers during the fiscal year ended March 31, 1999. Options are exercisable for our common stock. No options were granted to Mr. Jones in the last fiscal year.




                                                 Percent of                               Potential Realizable
                                                 ----------                               --------------------
                                  Number of         Total                                   Value at Assumed
                                  ---------         -----                                   ----------------
                                  Securities       Options                                   Annual Rate of
                                  ----------       -------                                   --------------
                                  Underlying      Granted to   Exercise                       Stock Price
                                  ----------      ----------   ---------                      -----------
                                   Options       Employees in    Price    Expiration        Appreciation for
                                   -------       ------------    -----    ----------        ----------------
                                  Granted (#)    Fiscal Year    $/Share)     Date              Option Term
                                  -----------    ----------     --------     ----              -----------

                                                                                            5%             10%
                                                                                        ---------       ---------
Robert J. Fabbricatore  ........   50,000           4.2%         20.00     2/17/2003     (353,882)       (184,679)
                                   50,000           4.2%         15.00     2/17/2003     (103,882)         65,321
                                   50,000           4.2%        11.138     2/17/2003       89,243         258,446
Steven P. Milton  ..............   33,000             3%         20.00     2/17/2003     (233,562)       (122,996)
                                   33,000             3%         15.00     2/17/2003      (68,562)         43,112
                                   34,000             3%        10.125     2/17/2003       95,110         210,168
David E. Mahan  ................   20,000             2%        10.125     2/17/2003       55,947         123,628
John D. Pittenger  .............   36,000             3%        10.125     2/17/2003      100,705         222,531

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

     The following table sets forth information concerning the exercise of options by the Named Executive Officers during the fiscal year ended March 31, 1999 and the March 31, 1999 aggregate value of unexercised options held by each of the Named Executive Officers.



                                                              Number of Securities          Value of Unexercised
                                                              --------------------          --------------------
                                                             Underlying Unexercised         in-the-Money Options
                                                             ----------------------         --------------------
                                                               Options at Fiscal           at Fiscal Year End ($)
                                                               -----------------           ----------------------
                               Shares                            Year-End (#)(1)                    (1)(2)
                               ------                         ---------------------         ---------------------
                            acquired on        Value              Exercisable/                  Exercisable/
                            -----------        -----              -----------                   ------------
                            exercise(#)     Realized ($)          Unexercisable                 Unexercisable
                            -----------     ------------          -------------                 -------------
Robert J. Fabbricatore  ...       --              --           89,806       168,750         445,384       266,625
Steven C. Jones(3)  .......       --              --          150,000       150,000         796,875       796,875
Steven P. Milton  .........       --              --           79,750       131,250         501,482       312,019
David E. Mahan  ...........       --              --          100,000       100,000         605,265       474,645
John D. Pittenger  ........       --              --           58,000        57,000         420,096       216,360
----------------

(1) All shares and amounts, as necessary, have been adjusted to reflect the 25% common stock dividend effected in March 1995, the three-for-two stock split effected in July 1995 and the two-for-one stock split effected in October 1995.
(2) Assumes a fair market value of the Common Stock at March 31, 1999 of $12.375 per share.
(3) In connection with Mr. Jones resignation in April 1999, we vested an additional 37,500 options and extended the exercise period of his vested options until April 21, 2004.

Certain Relationships And Related Transactions

     We lease office space from a trust, of which Robert J. Fabbricatore, our Chairman and Chief Executive Officer, is a beneficiary. Until March 1, 1999 we also leased office space from another trust of which Robert J. Fabbricatore is a beneficiary. Rental payments under the leases totaled approximately $391,000 for the last three fiscal years. We also sublease space part of our Waltham facility at our cost to Comm-Tract Corp., a company in which Mr. Fabbricatore is a principal stockholder. Sublease income totaled $306,125 for the last three fiscal years. We also contract with Comm-Tract Corp. for the installation of telephone lines and for the service and maintenance of equipment marketed by CTC Communications. During the last three fiscal years, Comm-Tract Corp. provided us with services, inventory and equipment totaling $829,222. We believe that the payments to the trusts and Comm-Tract Corp. are comparable to the costs for such services, inventory and equipment, and for rentals of similar facilities, which we would be required to pay to unaffiliated individuals in arms-length transactions.

     In April 1998, we privately placed 666,666 shares of our Series A convertible preferred stock and warrants to purchase 133,333 shares of our common stock with Spectrum and other investors in exchange for $12 million in cash. Each share of Series A preferred stock is initially convertible at any time at the option of the holder into two shares of our common stock. The warrants expire on April 10, 2003 and have an exercise price of $9.00 per share. We granted Spectrum customary registration and other rights as part of this transaction. As a condition to this investment, Robert J. Fabbricatore and some his affiliates have agreed to vote shares they control to elect to our board two persons designated by the holders of a majority of our Series A preferred stock. These directors are currently Kevin Maroni and Robert Nicholson. We also received a commitment on June 30, 1998 from Spectrum to purchase, at our option, an additional $5.0 million of preferred stock on the same terms and conditions as the Series A preferred stock. In exchange for this commitment we issued 55,555 warrants to Spectrum on the same terms and conditions as the original warrants. This option expired on June 30, 1999 without our issuing any shares of preferred stock.

     Carl Redfield, one of our directors, is an executive officer of Cisco. We have purchased, and expect to continue purchasing, most of our network equipment from Cisco. Also, we have entered into a vendor facility with Cisco Capital, an affiliate of Cisco. See "Description of Senior Secured Facilities."

     Ralph Sillari, one of our directors, is an Executive Vice President of Fleet National Bank. We have entered into a senior secured credit facility with Fleet National Bank. See "Description of Senior Secured Facilities."

     Katherine D. Courage, one of our directors, is a Managing Director of Credit Suisse First Boston, one of the underwriters of our proposed offering of common stock. Ms. Courage is also a director of NorthEast Optic Network. We have commitments with NorthEast Optic Network for the provision of leased transmission facilities.

     Goldman Sachs Credit Partners, L.P., a beneficial owner of more than five percent of our common stock, is a lender under our senior secured credit facility. See "Description of Senior Secured Facilities."

     Ralph S. Troupe, who became a director in May 1999, is Vice President of North American Field Operations, East at International Network Services, or INS. We have engaged INS to design, engineer and build out our network in our existing markets. We have outstanding commitments to INS of approximately $1 million.


                   Description of Senior Secured Facilities

Fleet/Goldman Credit Facility

     As of September 1, 1998, we entered into a senior secured credit facility with Goldman Sachs Credit Partners, L.P., or GSCP, and Fleet National Bank, or Fleet. GSCP and Fleet provided us with a three-year senior secured credit facility consisting of revolving loans in the aggregate amount of up to $75 million. Advances under the facility bear interest at 1.75% over the prime rate. Advances under the facility are secured by a first priority perfected security interest on all of our assets, except that we have the ability to exclude assets we acquire through purchase money financing. In addition, we are required to pay a commitment fee of 0.5% per annum on any unused amounts under the facility. We are also required to pay a monthly line fee of $150,000 per month. In connection with this credit facility we issued to Goldman Sachs & Co. warrants to purchase 662,600 shares of our common stock and to Fleet National Bank warrants to purchase 311,812 shares of our common stock. We may borrow $15 million unconditionally and $60 million based on trailing 120 days accounts receivable collections, reducing to the trailing 90 days of collections by March 31, 2000. If we wish to prepay the loan during the first 18 months we must pay a prepayment penalty of 2% of the aggregate amount of the facility. As of March 31, 1999, we had borrowed $36,145,000 under this credit facility.

     Under this credit facility, we have agreed, among other things, to maintain minimum quarterly net revenues, to achieve minimum EBITDA targets for rolling six-month periods measured at the end of each fiscal quarter and to achieve a minimum quarterly target of provisioned ALEs.

     We have also agreed that we will not, without the prior written consent of the lenders, with various exceptions:

     .  create, incur or assume any secured indebtedness,

     .  create, incur or assume any liens,

     . enter into any merger, consolidation, reorganization, recapitalization or reclassification of our stock,

     .  sell, lease, assign, transfer or otherwise dispose of any of our assets,

     . declare or pay any cash dividends or purchase, acquire or redeem any of our stock,

     . make, acquire or incur any liabilities in connection with the acquisition of any entity or the acquisition of all or substantially all of the assets of any entity,

     . make capital expenditures in excess of $32 million for the period from September 1, 1998 to March 31, 2000 and $87 million for the period from April 1, 2000 through September 1, 2001.

        Events of default under this credit facility include:

     .  failure to make payments on the loan,

     .  failure to observe various covenants,

     .  insolvency proceedings,

     .  the filing of any governmental liens in an amount exceeding $2 million,

     .  the filing of any judgment liens in an amount exceeding $2 million,

     .  default on a material agreement with obligations exceeding $2 million,

     . payment of any subordinated indebtedness, except as specifically permitted,

     . any material misrepresentation or misstatement in any warranty or representation,

     .  the limitation or termination of any guaranty, or

     . the occurrence of a change of control, except in connection with the reorganization.


Cisco Capital Vendor Facility

     On October 14, 1998, we entered into a three-year vendor facility for up to $25 million with Cisco Capital. We have agreed to a three year, $25 million total volume purchase commitment of Cisco equipment and services. Cisco Capital has agreed to advance funds as these purchases occur. We can also use the facility for working capital costs associated with the integration and operation of Cisco solutions and related equipment.

     Under the terms of the vendor facility and an intercreditor agreement between Cisco Capital and GSCP, we have agreed to give Cisco Capital a senior security interest in all products Cisco provides to us or other products purchased with the proceeds of the first $15 million advanced under the facility and a subordinate security interest in all of our other assets. We are required to repay 5% of the outstanding amount of the first $15 million of indebtedness advanced under the facility at the end of each of the ninth, tenth and eleventh quarterly periods during the term of the facility. We are required to pay interest on funds advanced under the facility at an annual rate of 12.5%. In addition to other amounts, we are also required to pay a commitment fee of .50% per annum on any unused amounts under the facility.

     This vendor facility limits or restricts, except as permitted under our senior secured credit facility and other than other various exceptions, our ability to: merge with or acquire all of the assets of any entity; sell or dispose of assets; purchase or otherwise acquire the capital stock or assets of any person, or extend any credit to any person; declare or pay any cash dividends; or redeem or purchase any capital stock.

     This vendor facility also limits or restricts, among other things, our ability to: incur additional indebtedness; amend, modify or waive some provisions of our senior secured facility; voluntarily repay any subordinated debt; or amend or modify any document or instrument governing subordinated debt. Events of default under the vendor facility include:

     .  failure to make payments on the loan,

     .  any representation or warranty is incorrect when made or deemed made,

     .  failure to perform or observe our covenants,

     .  insolvency proceedings,

     . failure to pay any amounts due or observe any covenants under our senior secured facility or other indebtedness in an amount over $2 million which failure results in the acceleration of such indebtedness,

     . failure to pay under, or be in breach of, any other agreement with Cisco, Cisco Capital, or their subsidiaries,

     . failure of any guarantor to perform or observe any covenant contained in any guaranty,

     .  any event of default in any other loan documents as defined therein,

     . revocation of any consent, authorization or other approval necessary to enable us to borrow under the vendor facility,

     .  the occurrence of a change of control, as defined therein,

     . any payment of indebtedness subordinated to the vendor facility, except as expressly permitted, and

     .  the entrance of various judgments against us.


Toronto Dominion (Texas), Inc. Facility


     In March 1999, we entered into a Loan Agreement with Toronto Dominion (Texas), Inc., or TD, to provide an unsecured standby credit facility for up to $30 million for capital expenditures and other general corporate purposes.
Under the terms of the this standby facility, $10 million is immediately available and the remaining $20 million will become available if we raise an additional $5 million in proceeds from the issuance of common or preferred equity. We must pay a commitment fee of $450,000. Additional commitment fees are payable if the standby facility is still outstanding on the dates six
months, nine months and one year after the closing.   In addition, we pay a
quarterly availability fee on unfunded amounts and a funding fee if we draw on the standby facility. Draws under the standby facility will initially bear interest at 7.00% over the three-month US Dollar deposit LIBOR rate and increase quarterly thereafter. We issued warrants to purchase 69,216 shares of CTC Communication's common stock at $11.8125 per share to TD as part of the transaction and we may issue contingent warrants to purchase up to 573,913 shares of common stock at $11.8125 per share to TD if advances under the facility are outstanding six months after the closing. We must repay draws with the proceeds from future issuances of equity or debt securities or from future bank financings. To date, we have not utilized the facility.


                        Federal Income Tax Consequences

     The following discussion summarizes the material United States federal income tax consequences of the exchange of shares of CTC Communications common stock for shares of CTC Group common stock and the exchange of shares of CTC Communications Series A convertible preferred stock for shares of CTC Group Series A convertible preferred stock pursuant to the plan of reorganization and does not address the tax consequences of any related transactions. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, or the "Code", currently applicable Treasury Regulations, published administrative rulings, and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter these tax consequences.

     You should be aware that this discussion does not address all United States federal income tax considerations that may be relevant to you in light of your particular circumstances, such as if you are a dealer in securities, bank, insurance company, tax-exempt organization or a foreign person, subject to the alternative minimum tax provisions of the Code or hold your shares as part of a hedging, straddle, conversion or other risk reduction or constructive sale transaction. This discussion does not deal with all United States federal income tax considerations that may be relevant to you if you acquired shares in connection with employee stock options or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the reorganization under foreign, state or local tax laws or the tax consequences of any other transactions effected concurrently with, prior to, or after the reorganization (whether or not such transactions are in connection with the reorganization). We urge you to consult with your own tax advisors as to the specific consequences of the reorganization to you, including the applicable federal, state, local and foreign tax consequences of the reorganization to you in your particular circumstances. The following discussion is based on an opinion of the Law Offices of Leonard R. Glass, P.A.

     The proposed reorganization will constitute a reorganization within the meaning of Section 368(a) of the Code. The following federal income tax consequences result from the reorganization:


          (a) You will not recognize gain or loss upon the receipt of CTC Group common stock solely in exchange for CTC Communications common stock or the receipt of CTC Group Series A convertible preferred stock solely in exchange for CTC Communications Series A convertible preferred stock in the reorganization.

          (b) Your aggregate tax basis in your CTC Group common stock or CTC Group Series A convertible preferred stock after the reorganization will be the same as the aggregate tax basis of your CTC Communications common stock or CTC Communications Series A convertible preferred stock.

          (c) If you hold your CTC Communications common stock or CTC Communications Series A convertible preferred stock as a capital asset at the effective time of the reorganization, your holding period for your CTC Group common stock or CTC Group Series A convertible preferred stock received in the reorganization will include your holding period for the CTC Communications common stock or CTC Communications Series A convertible preferred stock surrendered in the reorganization.


          (d) If you perfect your appraisal rights under law and receive payment for your stock in cash and do not own any shares of CTC Group stock, actually or constructively, following the receipt of the cash, you will recognize capital gain or loss, measured by the difference between the amount of your cash received and your basis in the stock.

     Neither CTC Communications nor CTC Group has requested a ruling from the Internal Revenue Service regarding any of the federal income tax consequences of the reorganization.


                          Securities Act Consequences


     All of the shares of common stock and preferred stock acquired in the reorganization will be freely transferable except for any shares that may be held by our "affiliates." The Securities Act of 1933, as amended, defines "affiliates" to be stockholders of CTC Communications who control, are controlled by or are under common control with CTC Communications or CTC Group. Affiliates of CTC Communications may not sell their shares of CTC Group common stock or preferred stock acquired in the reorganization except pursuant to

 .    an effective registration statement under the Securities Act covering such shares,

 .    the resale provisions of Rule 145 under the Securities Act or

 .    another applicable exemption from the registration requirements of the
     Securities Act.


Rules 144 and 145 restrict how affiliates may sell CTC Group common stock or preferred stock and also restricts the number of shares of CTC Group common stock or preferred stock that such affiliates may sell within any three-month period.

                         Transfer Agent and Registrar

     CTC Group's and CTC Communication's Transfer Agent and Registrar is Boston EquiServe L.P.


                             Independent Auditors

     The financial statements of CTC Communications Corp. at March 31, 1999 and 1998, and for each of the three years in the period ended March 31, 1999, appearing in this document have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     We expect that a representative of Ernst & Young LLP will be present at the meeting. The representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to questions.

                                 Legal Matters

     The validity of the shares offered hereby will be passed upon for CTC Group and certain tax matters will be passed upon for CTC Communications by the Law Offices of Leonard R. Glass, P.A., Tenafly, New Jersey. Mr. Glass may be deemed the beneficial owner of approximately 2% of our outstanding shares of common stock.

                            Expense of Solicitation

     CTC Communications will bear all costs connected with the solicitation of proxies. We will reimburse brokers and other persons holding stock for the benefit of others for their expenses in forwarding proxies and accompanying material to the beneficial owners of such stock and obtaining their proxies. We will solicit proxies by mail, telephone, telegraph or otherwise, and some of the directors, officers and regular employees of the company may assist in the solicitation without additional compensation. We do not expect to incur more than $10,000 of solicitation expenses. We have not incurred any solicitation expenses to date.

                            Stockholders' Proposals

     If you wish to present a proposal to be voted on at the 1999 annual meeting of stockholders, you must, at the time the proposal is submitted:

 .    be a record or beneficial owner of at least one (1%) percent or two thousand ($2,000.00) dollars in market value of the class of securities entitled to vote at the meeting;

 .    have held such securities for at least one (1) year; and

 .    continue to own such securities through the date on which the 1999 annual meeting is held.

To be included in the management proxy statement, your proposal must be received at our executive offices no later than June 25, 1999. Under our by-laws, stockholders who wish to make a proposal at the 1999 annual meeting -other than one that will be included in the management proxy statement - must notify us no earlier than August 18, 1999 and no later than September 17, 1999. If you fail to notify us of such a proposal by September 17, 1999, then the proxies that management solicits for the 1999 annual meeting will include discretionary authority to vote on any such proposal in the event it is properly brought before the meeting. We suggest that you submit any proposal by certified mail, return receipt requested, to remove any question as to the date on which a proposal is received by the board of directors.


                Other Matters That May Come Before the Meeting

     The board of directors knows of no other matters which may be presented at the special meeting, but if other matters do properly come before the special meeting, the board intends that the persons named in the Proxy will vote according to their best judgment.

     We request you to date, sign and return the proxy in the enclosed postage-paid envelope. If you attend the special meeting, you may revoke your proxy at that time and vote in person if you so desire, otherwise your proxy will be voted for you.

                            CTC Communications Corp.

                         Index to Financial Statements

Audited Financial Statements and Schedule
Report of Independent Auditors...........................................  F-2
Balance Sheets as of March 31, 1999 and 1998.............................  F-3
Statements of Operations for the years ended March 31, 1999, 1998 and
 1997....................................................................  F-4
Statements of Stockholders' Equity (Deficit) for the years ended March
 31, 1999, 1998 and 1997.................................................  F-5
Statements of Cash Flows for the years ended March 31, 1999, 1998 and
 1997....................................................................  F-6
Notes to Financial Statements............................................  F-7
Schedule II--Valuation and Qualifying Accounts........................... F-21

                         Report of Independent Auditors

Board of Directors
CTC Communications Corp.

   We have audited the accompanying balance sheets of CTC Communications Corp., as of March 31, 1999 and 1998, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended March 31, 1999. Our audits also included the financial statement schedule listed in the index to financial statements. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CTC Communications Corp. at March 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 1999, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP

May 19, 1999, except for Note 7,
as to which the date is June 30, 1999
Boston, Massachusetts

                            CTC Communications Corp.

                                 Balance Sheets

                                                             March 31,
                                                      -------------------------
                                                          1999         1998
                                                      ------------  -----------
                       Assets
Current Assets:
  Cash and cash equivalents.........................  $  2,254,258  $ 2,167,930
  Accounts receivable, less allowance for doubtful
   accounts of $1,717,000 and $492,000 in 1999 and
   1998, respectively...............................    19,200,931   17,288,183
  Prepaid commissions...............................     2,500,000      287,300
  Prepaid expenses and other current assets.........     1,022,198      504,436
  Amounts due from officers and employees...........        55,572       84,754
  Income taxes receivable...........................     2,313,070    2,190,339
                                                      ------------  -----------
Total current assets................................    27,346,029   22,522,942
Property and equipment:
  Property and equipment............................    49,417,689   13,376,970
  Accumulated depreciation and amortization.........   (10,615,766)  (6,837,683)
                                                      ------------  -----------
                                                        38,801,923    6,539,287
Deferred income taxes...............................       --         1,597,000
Deferred financing costs, net of amortization.......     3,229,865
Other assets........................................       104,085      108,885
                                                      ------------  -----------
                                                      $ 69,481,902  $30,768,114
                                                      ============  ===========
   Liabilities and Stockholders' Equity (Deficit)
Current Liabilities:
  Accounts payable and accrued expenses.............  $ 27,439,488  $ 8,372,476
  Accrued salaries and related taxes................     1,656,367      756,159
  Current portion of obligations under capital
   leases...........................................     3,230,077      231,796
  Current portion of notes payable..................     1,705,141    1,196,400
                                                      ------------  -----------
Total current liabilities...........................    34,031,073   10,556,831
Obligations under capital leases, net of current
 portion............................................     8,004,366    1,114,277
Notes payable to banks, net of current portion......    51,918,492    7,130,671
Commitments and contingencies
Series A Redeemable Convertible Preferred Stock, par
 value $1.00 per share; authorized 1,000,000 shares,
 726,631 and no shares issued and outstanding at
 March 31, 1999 and 1998, respectively (liquidation
 preference $18,640,023 at March 31, 1999)..........    12,671,797      --
Stockholders' equity (deficit)
  Common Stock, par value $.01 per share; authorized
   25,000,000 shares, 10,352,513 and 9,980,661
   shares issued and outstanding at March 31, 1999
   and 1998, respectively...........................       103,525       99,806
  Additional paid-in capital........................     8,386,816    5,245,704
  Deferred compensation.............................      (212,410)    (318,410)
  Retained earnings (deficit).......................   (45,390,732)   7,075,060
                                                      ------------  -----------
                                                       (37,112,801)  12,102,160
  Amounts due from stockholders.....................       (31,025)    (135,825)
                                                      ------------  -----------
Total stockholders' equity (deficit)................   (37,143,826)  11,966,335
                                                      ------------  -----------
                                                      $ 69,481,902  $30,768,114
                                                      ============  ===========

                            See accompanying notes.

                            CTC Communications Corp.

                            Statements of Operations

                                                Year Ended March 31,
                                        --------------------------------------
                                            1999         1998         1997
                                        ------------  -----------  -----------
Revenues:
  Telecommunications revenue........... $ 70,963,692  $16,171,716  $11,094,838
  Agency commission revenue............      --        24,775,420   29,195,261
                                        ------------  -----------  -----------
                                          70,963,692   40,947,136   40,290,099
Operating Costs and Expenses:
  Cost of telecommunications revenues
   (excluding depreciation and
   amortization).......................   61,865,904   14,038,565    8,709,122
  Selling, general and administrative
   expenses............................   52,521,397   29,488,097   23,076,819
  Depreciation and amortization........    3,778,083    1,417,866      742,895
                                        ------------  -----------  -----------
                                         118,165,384   44,944,528   32,528,836
                                        ------------  -----------  -----------
Income (loss) from operations..........  (47,201,692)  (3,997,392)   7,761,263
Other Income (Expense):
  Interest income......................      184,312      145,012      201,369
  Interest expense.....................   (5,825,328)    (106,465)     (17,753)
  Other................................       77,724      174,395       15,052
                                        ------------  -----------  -----------
                                          (5,563,292)     212,942      198,668
                                        ------------  -----------  -----------
Income (loss) before income taxes......  (52,764,984)  (3,784,450)   7,959,931
Income tax expense (benefit)...........   (1,527,000)  (1,286,760)   3,277,000
                                        ------------  -----------  -----------
Net income (loss)...................... $(51,237,984) $(2,497,690) $ 4,682,931
                                        ============  ===========  ===========
Net Income (Loss) per Common Share:
  Basic................................ $      (5.18) $     (0.25) $      0.49
  Diluted.............................. $      (5.18) $     (0.25) $      0.43
Weighted Average Number of Shares Used
 in Computing Net Income (Loss) per
 Common Share:
  Basic................................   10,130,701    9,886,000    9,600,000
  Diluted..............................   10,130,701    9,886,000   10,773,000


                            See accompanying notes.

                            CTC Communications Corp.

                  Statements of Stockholders' Equity (Deficit)

                             Common Stock       Additional                 Retained                 Amount
                         ---------------------   Paid-In      Deferred     Earnings    Treasury    Due From
                           Shares    Par Value   Capital    Compensation  (Deficit)     Stock    Stockholders    Total
                         ----------  ---------  ----------  ------------ ------------  --------  ------------ ------------
Balance at March 31,
 1996...................  9,584,122  $ 95,841   $4,644,988   $      --   $  4,889,819  $     --   $(135,825)  $  9,494,823
 Issuance of stock
  pursuant to employee
  stock purchase plan...      8,714        87       70,088          --             --        --          --         70,175
 Exercise of employee
  stock options.........     36,571       366       43,378          --             --        --                     43,744
 Net income.............                                                    4,682,931                    --      4,682,931
                         ----------  --------   ----------   ---------   ------------  --------   ---------   ------------
Balance at March 31,
 1997...................  9,629,407    96,294    4,758,454          --      9,572,750        --    (135,825)    14,291,673
 Issuance of stock
  pursuant to employee
  stock purchase plan...      9,844        98       71,662          --             --        --          --         71,760
 Exercise of employee
  stock options.........    376,387     3,764      347,222          --             --        --          --        350,986
 Acquisition of treasury
  stock.................         --        --           --          --             --  (271,072)         --       (271,072)
 Retirement of treasury
  stock.................    (34,977)     (350)    (270,722)         --             --   271,072          --             --
 Deferred compensation..         --        --      339,088    (318,410)                      --          --         20,678
 Net loss...............         --        --           --          --     (2,497,690)       --          --     (2,497,690)
                         ----------  --------   ----------   ---------   ------------  --------   ---------   ------------
Balance at March 31,
 1998...................  9,980,661    99,806    5,245,704    (318,410)     7,075,060     --       (135,825)    11,966,335
 Issuance of stock
  pursuant to employee
  stock purchase plan...     14,700       147       98,252          --             --        --          --         98,399
 Exercise of employee
  stock options.........    366,482     3,665      235,806          --             --        --     (31,025)       208,446
 Acquisitions of
  treasury stock........         --        --           --          --             --  (107,462)         --       (107,462)
 Retirement of treasury
  stock.................     (9,330)      (93)    (107,369)         --             --   107,462          --             --
 Deferred compensation..         --        --           --     106,000             --        --          --        106,000
 Receipt of amounts due
  from stockholders.....         --        --           --          --             --        --     135,825        135,825
 Issuance of common
  stock purchase
  warrants..............         --        --    2,914,423          --             --        --          --      2,914,423
 Preferred stock
  dividend..............         --        --           --          --     (1,079,364)       --          --     (1,079,364)
 Accretion of offering
  costs related to
  redeemable convertible
  preferred stock.......         --        --           --          --        (28,000)       --          --        (28,000)
 Accretion of warrants
  related to Series A
  Redeemable Convertible
  Preferred Stock.......         --        --           --          --       (120,444)       --          --       (120,444)
 Net loss...............         --        --           --          --    (51,237,984)       --          --    (51,237,984)
                         ----------  --------   ----------   ---------   ------------  --------   ---------   ------------
Balance at March 31,
 1999................... 10,352,513  $103,525   $8,386,816   $(212,410)  $(45,390,732)       --   $ (31,025)  $(37,143,826)
                         ==========  ========   ==========   =========   ============  ========   =========   ============


                            See accompanying notes.

                            CTC Communications Corp.

                            Statements of Cash Flows

                                                Year Ended March 31,
                                        --------------------------------------
                                            1999         1998         1997
                                        ------------  -----------  -----------
Operating Activities:
  Net income (loss).................... $(51,237,984) $(2,497,690) $ 4,682,931
  Adjustments to reconcile net income
   (loss) to net cash provided by (used
   in) operating activities:
    Depreciation.......................    2,956,609    1,283,509      742,895
    Amortization.......................      821,474      134,357      --
    Interest related to warrants and
     certain fees......................    1,103,960      --           --
    Provision for doubtful accounts....    4,988,698    1,421,000      316,669
    Deferred income taxes..............    1,597,000   (1,068,760)    (289,000)
    Stock-based compensation...........      106,000       20,678      --
    Gain on sale of property and
     equipment.........................      --          (143,333)     --
  Changes in operating assets and
   liabilities:
    Accounts receivable................   (6,901,446)  (7,804,363)  (4,664,260)
    Prepaid commissions................   (2,212,700)     --           --
    Prepaid expenses and other current
     assets............................     (517,762)    (382,937)    (123,789)
    Amounts due from officers and
     employees.........................       29,182      --           --
    Income taxes receivable............     (122,731)  (2,152,579)      21,125
    Other assets.......................   (3,831,046)       4,800        4,800
    Accounts payable and accrued
     expenses..........................   19,067,013    3,466,394    2,657,149
    Accrued salaries and related
     taxes.............................      900,208      --           --
    Accrued income taxes...............      --          (225,948)     225,948
    Deferred revenue and other.........      --            (6,588)      (2,714)
                                        ------------  -----------  -----------
  Net cash provided by (used in)
   operating activities................  (33,253,525)  (7,951,460)   3,571,754
Investing Activity
  Additions to property and equipment..   (6,282,234)  (4,765,025)  (1,221,879)
                                        ------------  -----------  -----------
  Net cash used in investing activity..   (6,282,234)  (4,765,025)  (1,221,879)
Financing Activities
  Proceeds from issuance of Series A
   Redeemable Convertible Preferred
   Stock, net of offering costs........   11,861,321      --           --
  Proceeds from issuance of common
   stock...............................      230,408      151,674      113,919
  Amounts due from stockholders, net...      104,800      --           --
  Borrowings under notes payable.......   51,455,924    8,327,071      --
  Repayment of notes payable...........  (23,171,071)     --           --
  Repayment of capital lease
   obligations.........................     (859,295)     --           --
                                        ------------  -----------  -----------
 Net cash provided by financing
  activities...........................   39,622,087    8,478,745      113,919
                                        ------------  -----------  -----------
Increase (decrease) in cash and cash
 equivalents...........................       86,328   (4,237,740)   2,463,794
Cash and cash equivalents at beginning
 of year...............................    2,167,930    6,405,670    3,941,876
                                        ------------  -----------  -----------
Cash and cash equivalents at end of
 year.................................. $  2,254,258  $ 2,167,930  $ 6,405,670
                                        ============  ===========  ===========
Supplemental disclosure of cash flow
 information:
  Cash paid for interest............... $  2,666,613  $    57,886  $    16,253
  Cash paid (received) for income
   taxes............................... $ (3,001,000) $ 2,160,527  $ 3,318,000
Noncash investing and financing
 activities:
  Receipt of common stock in exercise
   of stock options.................... $    107,462  $   271,072  $      --
  Network and related equipment
   acquired under capital leases....... $ 10,747,665  $ 1,343,573  $      --
  Network and related equipment
   acquired under notes payable........ $ 19,010,820  $      --    $      --
  Common stock purchase warrants issued
   in connection with notes payable and
   Series A Redeemable Convertible
   Preferred Stock..................... $  2,914,423  $      --    $      --

                            See accompanying notes.

                            CTC Communications Corp.

                         Notes to Financial Statements
                                 March 31, 1999

1. Nature of Business

 The Company

   CTC Communications Corp. (the "Company") is an integrated communications provider ("ICP"), which offers voice and data services predominantly to medium and larger-sized business customers in New England and New York State. Prior to becoming an ICP in January 1998, the Company had been a sales agent for Bell Atlantic Corp. ("Bell Atlantic") since 1984. The Company has also offered long distance and data services under its own brand name since 1994. In late 1998, the Company began deploying a packet-switched network in its existing markets. The Company operates in a single industry segment providing telecommunication service to medium to larger-sized business customers.

   As the Company continues to deploy its network, further penetrates its existing region and expands into new markets throughout the Boston-Washington, D.C. corridor, the Company will need significant additional capital. The Company believes that proceeds available under the unsecured facility described in Note 7 together with cash on hand and the amounts expected to be available under its bank, lease and vendor financing arrangements will be sufficient to fund its planned capital expenditures, working capital and operating losses for at least the next 12 months. During this period the Company will seek to raise additional capital through the issuance of debt or equity securities, the timing of which will depend on market conditions. The Company may also seek to raise additional capital through vendor financing, equipment lease financing or bank loans.

   There can be no assurance that additional financing will be available on terms acceptable to the Company when needed. The agreements governing its existing indebtedness limit its ability to obtain debt financing. If the Company is unable to obtain financing when needed, it may delay or abandon its development and expansion plans. That could have a material adverse effect on its business, results of operations and financial condition. The actual timing and amount of its capital requirements may be materially affected by various factors, including the timing and actual cost of the network, the timing and cost of its expansion into new markets, the extent of competition and pricing of telecommunications services by others in its markets, the demand by customers for its services, technological change and potential acquisitions.

2. Summary of Significant Accounting Policies

 Cash and Cash Equivalents

   The Company considers all highly liquid investments with original maturities of three months or less as cash equivalents.

 Property and Equipment

   Property and equipment are stated at cost less accumulated depreciation and amortization. The Company accounts for internal use software under the provisions of AICPA Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). Capitalization of costs commences when the preliminary project stage, as defined under SOP 98-1, is completed. Amortization on a straight-line basis, commences at the point that the software components have been subjected to all significant testing phases and are substantially complete and ready for their intended use. A significant portion of the network and related equipment costs is subject to the risk of rapid technological change. Accordingly, the Company's useful lives reflect this risk. Depreciation and amortization is provided using the straight-line method over the following estimated useful lives:

     Furniture, fixture, and equipment................................ 3-5 years
     Network and related equipment.................................... 3-5 years

                            CTC Communications Corp.

   Leasehold improvements and assets under capital leases are amortized over the lesser of the lease term or the useful life of the property, usually 3-5 years.

 Impairment of Long-Lived Assets


   In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"), the Company reviews its long-lived assets, including property and equipment, and identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine recoverability of its long-lived assets, the Company evaluates the probability that future undiscounted net cash flows will be less than the carrying amount of the assets. Impairment is measured at fair value. SFAS No. 121 had no effect on the Company's financial statements.

 Revenue Recognition

   Telecommunications revenue is recognized as usage accrues. Agency revenue is recognized when services are ordered and, if commissions are based on usage, revenues are recognized as usage accrues. Provisions for cancellations are made at the time revenue is recognized, and actual experience prior to the developments described in Note 4 had consistently been within management's estimates.

 Deferred Financing Costs

   In connection with certain financing arrangements consummated during fiscal 1999, the Company capitalized $3,835,846 of deferred financing costs. These costs represent professional and debt origination fees and are being amortized over the lives of the respective agreements. For the year ended March 31, 1999, the Company recorded amortization of $605,981 related to deferred financing costs.

 Income Taxes

   The Company provides for income taxes under the liability method prescribed by SFAS No. 109, "Accounting for Income Taxes." Under this method, deferred income taxes are recognized for the future tax consequences of differences between the tax and financial accounting bases of assets and liabilities at each year end. Deferred income taxes are based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income (loss). Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

 Income (Loss) Per Share

   In 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128 "Earnings per Share" ("SFAS No. 128"). SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is similar to the previously reported fully diluted earnings per share. All income (loss) per share amounts for all periods have been presented, and where appropriate, restated to conform to the SFAS No. 128 requirements.


 Risks and Uncertainties

  Concentration of Credit Risk

   Financial instruments which potentially subject the Company to a concentration of credit risk principally consist of cash, cash equivalents and accounts receivable. Concentration of credit risk with respect to accounts receivable in fiscal 1999 was minimized by the large number of customers across New England and New York State. The Company reduces its risk of loss through periodic review of customer creditworthiness and generally does not require collateral.

                            CTC Communications Corp.

  Fair Value of Financial Instruments

   Under SFAS No. 107, "Disclosure About the Fair Value of Financial Instruments," the Company is required to disclose the fair value of financial instruments. At March 31, 1999 and 1998, the Company's financial instruments consist of cash, cash equivalents, accounts receivable, accounts payable and accrued expenses, and notes payable. The fair value of these financial instruments, excluding the notes payable, approximates their cost due to the short-term maturity of these financial instruments. Of the $55,622,700 total notes payable, the carrying value of $34,288,388 approximates fair value due to the variable interest rates on the note. The carrying value of the remaining notes payable of $19,335,000 approximates fair value due to no material change in interest rates since their issuance in fiscal 1999.

  Significant Estimates and Assumptions

   The financial statements have been prepared in conformity with generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions made by management affect the Company's allowance for doubtful accounts, cancellation of orders and certain accrued expenses. Actual results could differ from those estimates.

 Accounting for Stock Options

   The Company grants stock options for a fixed number of shares to employees with an exercise price at least equal to the fair value of the shares at the date of the grant. The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB No. 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

   Stock options and other stock-based awards to non-employees are accounted for based on the provisions of SFAS No. 123.

 Leases

   Leases, in which the Company is the lessee, which transfer substantially all of the risks and benefits of ownership are classified as capital leases, and assets and liabilities are recorded at amounts equal to the lesser of the present value of the minimum lease payments or the fair value of the leased properties at the beginning of the respective lease terms. Interest expense relating to the lease liabilities is recorded to effect constant rates of interest over the terms of the lease. Leases which do not meet such criteria are classified as operating leases and the related rentals are charged to expense as incurred.

 Recent Accounting Pronouncements

   During 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133") was issued. SFAS No. 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 is effective beginning in 2000. The adoption of SFAS No. 133 is not expected to have a material impact on the financial position or of results of operations of the Company.

                            CTC Communications Corp.

   Effective April 1, 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131). SFAS 131 superseded FASB Statement No. 14, "Financial Reporting for Segments of a Business Enterprise." SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The adoption of SFAS 131 did not affect results of operations, financial position, or the footnote disclosure, as the Company operates in a single industry segment. The Company will continue to assess the impact of SFAS No. 131 and modify its reporting and disclosure requirements if necessary.

3. Property and Equipment

   Property and equipment, at cost, and related accumulated depreciation and amortization balances are as follows:

                                                               March 31,
                                                        -----------------------
                                                           1999        1998
                                                        ----------- -----------
Furniture, fixtures and equipment...................... $ 4,358,950 $ 3,246,237
Network and related equipment..........................  31,309,749   7,946,704
Leasehold improvements.................................   1,657,752     840,456
Assets under capital lease.............................  12,091,238   1,343,573
                                                        ----------- -----------
                                                         49,417,689  13,376,970
Less accumulated depreciation and amortization.........  10,615,766   6,837,683
                                                        ----------- -----------
                                                        $38,801,923 $ 6,539,287
                                                        =========== ===========

4. Bell Atlantic Litigation

   In December 1997, the Company terminated its agency contract and filed suit against Bell Atlantic in Federal District Court for breach of contract, including the failure of Bell Atlantic to pay approximately $11,500,000 of agency commissions owed to the Company. The Company also asserted violations by Bell Atlantic of the antitrust laws and Telecommunications Act. On February 24, 1999 the Company settled the lawsuit. Under terms of the settlement, the Company received cash and other consideration. As a result of the settlement the Company wrote off approximately $1,500,000 of accounts receivable. In connection with the litigation, the Company incurred $614,000 of legal costs as of March 31, 1998 attributable to the collection effort to recover the Bell Atlantic receivable. During fiscal 1999 the Company incurred $8,386,000 of legal and other costs associated with the litigation.

5. Related-Party Transactions

   The installation of certain telecommunications equipment is generally subcontracted to a company controlled by the Chairman of the Company. In addition, equipment is purchased from this company. Amounts paid to this company for hardware and services, based on fair market value, aggregated $499,257, $232,775 and $97,190 during fiscal 1999, 1998 and 1997, respectively.

   The Company leases office space from trusts in which the Chairman is a beneficiary. Rent expense for these facilities aggregated $125,904, $132,656 and $132,656 in fiscal 1999, 1998 and 1997, respectively. One of those leases expired during fiscal 1999. The remaining lease expires during fiscal 2002.

   The Company subleases space to a company controlled by the Chairman of the Company. Terms of the sublease are identical to those included in the Company's lease. Sublease rental income totaled $106,293, $119,416 and $80,416 in fiscal 1999, 1998 and 1997, respectively.

                            CTC Communications Corp.

6. Accounts Payable and Accrued Expenses

   Accounts payable and accrued expenses consist of the following:

                                                               March 31,
                                                         ----------------------
                                                            1999        1998
                                                         ----------- ----------
   Trade accounts payable............................... $17,788,702 $5,837,449
   Accrued cost of telecommunications revenue...........   5,475,143  1,171,119
   Sales tax payable....................................   3,829,809    688,033
   Bell Atlantic litigation expenses....................     --         614,000
   Other................................................     345,834     61,875
                                                         ----------- ----------
                                                         $27,439,488 $8,372,476
                                                         =========== ==========

7. Financing Arrangements

   In July 1998, the Company consummated a $20,000,000 interim bank credit facility (the "Interim Credit Facility"). In connection with this agreement, the Company issued warrants with a fair value of $109,443 to purchase 55,555 shares of common stock to Spectrum Equity Investors II, L.P. in consideration for the commitment by Spectrum that upon the Company's request on or before June 30, 1999, Spectrum would purchase $5,000,000 of convertible preferred stock. The fair value of the warrants is being amortized and included in interest expense over the one-year term of commitment ending June 30, 1999. Borrowings under the Interim Credit Facility were repaid by proceeds from a revolving line of credit consummated in September 1998, as described below.

   In September 1998, the Company entered into a revolving line of credit agreement (the "Revolving Line of Credit") with a consortium of lenders, providing for a three year senior secured credit facility of up to $75,000,000. Advances under the Revolving Line of Credit bear interest at the prime rate plus 1.75% per annum. The outstanding debt is secured by all the Company's assets excluding those acquired through purchase money financing. The Company is required to pay a commitment fee of 0.5% per annum on any unused amounts under the Revolving Line of Credit, as well as a monthly line fee of $150,000. The availability of the initial $15,000,000 is not subject to specific restrictions. However, the availability of the balance of $60,000,000 of the Revolving Line of Credit is based upon trailing 120 day accounts receivable collections, reducing to trailing 90 days of collections by March 31, 2000. The Company paid a one-time up front fee of $2,531,250, representing 3.375% of the facility. This one-time up front fee has been capitalized as deferred financing costs and is being amortized as interest expense over the term of the Revolving Line of Credit. A termination penalty of $1,500,000 applies during the first eighteen months of the term of the Revolving Line of Credit. Warrants to purchase an aggregate of 974,412 shares of the Company's common stock at an exercise price of $6.75 per share were issued to the lenders in connection with the transaction. The fair value of the warrants of $1,909,848 is being amortized and included in interest expense over the three year term of the Revolving Line of Credit. The Revolving Line of Credit provides for certain financial and operational covenants, including, but not limited to, minimum quarterly revenues, minimum earnings before interest, taxes, depreciation, amortization, and non-recurring charges for rolling six-month periods, and a minimum quarterly number of provisioned access line equivalents. As of March 31, 1999, the Company had availability under the Revolving Line of Credit of $45,200,000. Aggregate outstanding borrowings were $36,145,000 at March 31, 1999. The terms of this Revolving Line of Credit require written consent prior to declaring any cash dividends.

   In October 1998, the Company entered into a three year vendor financing facility (the "Vendor Financing Facility"). Under the terms of the agreement, the Company agreed to a $25,000,000 volume purchase commitment from this vendor. The Vendor Financing Facility also provides that up to an aggregate of

                            CTC Communications Corp.

$10,000,000 may be borrowed to pay for costs associated with the integration of this vendor's equipment. Outstanding borrowings under the Vendor Financing Facility are secured by all products purchased from the vendor, all products purchased by the first $15,000,000 of the Vendor Financing Facility, and a subordinated security interest in all other assets of the Company. Outstanding borrowings bear interest at 12.5% per annum. The Company is also required to pay a facility fee of $15,000 per month and a commitment fee of 0.50% per annum on any unused amounts under the Vendor Financing Facility. The terms provide for repayment, at the end of the ninth, tenth and eleventh quarterly periods, of 5% of the lesser of the outstanding balance, as defined, of the Vendor Financing Facility and $15,000,000. The remaining principal is due at the end of the three year term. As of March 31, 1999, the Company had an outstanding balance of $15,425,998 and availability of $9,574,002. The outstanding balance at March 31, 1999 includes amounts due to suppliers of $2,926,000 financed subsequent to that date. The terms of the Vendor Financing Facility restricts the Company's ability to declare or pay any cash dividends.

   In March 1999, the Company entered into an unsecured credit facility (as amended on June 30, 1999, the "Credit Facility") with a bank. Under this Credit Facility, the Company may borrow $30,000,000. Additional commitment fees will be due the bank if an outstanding balance exists on the dates six months, nine months and one year after closing. The Company is required to pay a quarterly availability fee of 1% of the unused balance as well as a fee on any advances. Warrants to purchase 69,216 shares of the Company's common stock at an exercise price of $11.8125 were issued in connection with the Credit Facility and contingent warrants to purchase up to 573,913 shares of common stock at an exercise price of up to $11.8125 per share may be issued to the lender if advances under the Credit Facility are outstanding six months after the closing date of the Credit Facility. The fair value of the warrants of $329,468 to purchase 69,216 shares of common stock has been capitalized and is being amortized ratably over the term of the Credit Facility as interest expense. In the event the contingent warrants are issued, the fair value of the warrants at that date will be determined and amortized over the then remaining term of the Credit Facility as interest expense. Interest is payable based upon a variable rate, which increases over the term of the agreement. The Credit Facility expires June 2000. The terms of this Credit Facility require written consent prior to declaring any cash dividends. The Credit Facility provides for certain financial and operational covenants. No amounts were outstanding under this facility at March 31, 1999.

   Notes payable, net of the unamortized discount of related warrants, consisted of the following:

                                                             March 31,
                                                      ------------------------
                                                         1999         1998
                                                      -----------  -----------
   Revolving Line of Credit.......................... $34,288,388  $    --
   Revolving and working capital line of credit......     --         7,345,071
   Equipment line of credit..........................     --           982,000
   Vendor Financing Facility.........................  15,425,998      --
   Notes payable for network and related equipment...   3,909,247      --
                                                      -----------  -----------
                                                       53,623,633    8,327,071
   Less current portion..............................  (1,705,141)  (1,196,400)
                                                      -----------  -----------
                                                      $51,918,492  $ 7,130,671
                                                      ===========  ===========

                            CTC Communications Corp.

   Long-term debt matures as follows:

   Year ending March 31:
    2000............................................................ $ 1,705,141
    2001............................................................   2,059,302
    2002............................................................  49,859,190
                                                                     -----------
                                                                     $53,623,633
                                                                     ===========

8. Leases

   The Company leases office facilities under long-term lease agreements classified as operating leases. The following is a schedule of future minimum lease payments, net of sublease income, for operating leases as of March 31, 1999:

                                                          Sublease
                                               Operating   Rental
                                                 Leases    Income       Net
                                               ---------- ---------  ----------
   Year ending March 31:
    2000...................................... $2,094,925 $(109,897) $1,985,028
    2001......................................  2,007,121  (111,420)  1,895,701
    2002......................................  1,912,473  (111,420)  1,801,053
    2003......................................  1,668,232  (111,420)  1,556,812
    2004......................................    918,614  (111,420)    807,194
    Thereafter................................    273,990   (49,325)    224,665
                                               ---------- ---------  ----------
   Net future minimum lease payments.......... $8,875,355 $(604,902) $8,270,453
                                               ========== =========  ==========

   Rental expense for operating leases aggregated $1,779,608, $1,121,916 and $1,001,919 in fiscal 1999, 1998 and 1997, respectively. Sublease rental income amounted to $106,293, $119,416 and $90,016 in fiscal 1999, 1998 and 1997, respectively.

   The Company leases certain equipment under capital leases. At March 31, 1999, the Company has capitalized leased equipment totaling $12,091,238 with related accumulated amortization of $955,831. Obligations under capital leases mature as follows:

   Year ending March 31:
    2000........................................................... $ 4,235,411
    2001...........................................................   4,260,012
    2002...........................................................   3,093,937
    2003...........................................................   1,527,344
    2004...........................................................      78,418
    Thereafter.....................................................     --
                                                                    -----------
                                                                     13,195,122
   Less amount representing interest...............................  (1,960,679)
                                                                    -----------
   Present value of minimum lease payments.........................  11,234,443
   Less current portion of obligations under capital leases........  (3,230,077)
                                                                    -----------
   Obligations under capital leases, net of current portion........ $ 8,004,366
                                                                    ===========

                            CTC Communications Corp.

9. Telecommunications Agreements

   On January 15, 1996, the Company entered into a four-year non-exclusive agreement with a long-distance service provider for the right to provide long distance service to the Company's customers at prices affected by volume attainment levels during the term of the agreement. The Company is not obligated to purchase any minimum levels of usage over the term of the agreement, but rates may be adjusted due to the failure of achieving certain volume commitments. These provisions had no effect on the financial statements for the year ended March 31, 1999.

   On October 20, 1994, the Company entered into a three-year non-exclusive agreement with a long-distance service provider for the right to provide long distance service to the Company's customers at fixed prices by service during the term of the agreement. On May 6, 1998, the Company entered into an amendment to the agreement which extended the term of the agreement through October 2000. On March 31, 1999, the Company entered into an amendment which provides that the Company shall be liable for a minimum aggregate usage commitment of $50,000,000. Based upon existing and expected usage, these provisions had no effect on the financial statements for the year ended March 31, 1999.

   Prior to the execution of the agreements described above, and through March 31, 1999, the Company also had provided long distance service to customers under an informal non-exclusive arrangement with another long distance service provider. The Company is not obligated to purchase any minimum level of usage and there are no other performance obligations.

   On January 8, 1999, the Company entered into agreements with two communications companies for the provision of transmission and co-location facilities for the Company's initial network build-out in New England in New York State. The agreements, which total $11,600,000 of expenditures by the Company over three years, provide for connectivity between the Company's 22 network hub sites and two fully redundant network operations centers.

10. Stockholders' Equity (Deficit)

   At March 31, 1999, 6,357,142 shares of common stock are reserved for future issuance upon exercise of outstanding stock options and common stock purchase warrants and conversion of outstanding preferred stock.

 Preferred Stock

   The dividends, liquidation preference, voting rights and other rights of each series of preferred stock, when issued, are to be designated by the Board of Directors prior to issuance.

   In April 1998, the Company completed a private placement of Series A Redeemable Convertible Preferred Stock ("Series A") through the issuance of 666,666 shares of Series A with an initial liquidation amount per share of $18. Proceeds to the Company aggregated $12,000,000 for the Series A and warrants to purchase 133,333 shares of common stock at an exercise price of $9 per share. Of the $12,000,000 in proceeds, $417,332 has been ascribed to the warrants and $11,582,668 to the Series A. Each share of Series A accrues a cumulative dividend equal to an annual rate of 9% of the $18 per share initial liquidation amount per annum, compounded every six months, which has the effect of increasing the Series A preference amount. The dividend is payable upon redemption, liquidation, or conversion of the Series A.

   A majority of the Series A stockholders may require a redemption by the Company after April 9, 2003. Upon liquidation, dissolution, or winding up of the Company, including a 50% change in ownership, holders of Series A would be entitled to receive the payment of a preferential amount before any payment is made with

                            CTC Communications Corp.

respect to any junior class of stock. The preferential payment would be equal to the greater of the purchase price plus accrued dividends through the date of payment or $25.41, unless the value of common stock into which the Series A converts is higher, in which event the Series A would convert to common stock.

   On the date of issuance, 666,666 shares of the Series A were convertible into 1,333,332 shares of common stock based on an initial Series A preference amount of $18 per share and a conversion price of $9 per share. The number of shares of common stock into which the Series A can be converted increases by an amount equal to the quotient obtained by dividing (i) the amount by which the Series A preference amount increases as a result of the accrued dividend by
(ii) $9.00. At March 31, 1999, 666,666 shares of Series A were convertible into 1,453,262 shares of common stock. In addition, the number of shares of common stock into which Series A can be converted also adjusts upon certain dilutive issuances of common stock or securities convertible into or exercisable for common stock. The Series A also provides mandatory conversion by the Company if the average closing trading price, as defined, is at least 300% of the highest conversion price in effect prior to April 10, 2002 or is at least 100% of the highest conversion price thereafter. In the event the mandatory conversion occurs, the number of shares of common stock into which each share of Series A will be converted will be calculated by dividing the greater of the Series A preference amount or $21.39 by the conversion price in effect on the conversion date. The conversion price of $9.00 is subject to adjustment based upon certain issuances of common stock or securities convertible into or exercisable for common stock below the conversion price and for stock splits, combinations, dividends and similar events. In the event the mandatory conversion occurs, the Company will recognize a $1.6 million dividend as of that date, representing the intrinsic value of this contingent conversion feature. Prior to any liquidation, dissolution, or winding up of the Company, the Series A would automatically convert into common stock if the liquidation amount is less than the amount the holder of Series A would have received had the holder converted to common stock.

   Holders of Series A are entitled to a number of votes equal to the lesser of
1) the whole number of common stock they would receive if they converted their Series A plus the number of warrants they hold that were issued in connection with the issuance of Series A shares or 2) the number of shares of Series A held multiplied by 2.476.

   On July 13, 1998, the Company received a commitment letter from a Series A stockholder to purchase at the Company's option, an additional $5,000,000 of preferred stock on the same terms and conditions as the Series A issued in April 1998. No shares of Series A were issued under this commitment letter which expired on June 30, 1999.

 Common Stock Purchase Warrants

   As of March 31, 1999, the Company issued warrants in connection with the issuance of the Series A and the financing arrangements disclosed in Note 7 to purchase an aggregate of 1,288,071 shares of common stock at exercise prices ranging from $6.75 to $11.81 with exercise periods extending through March 2009. The values of the warrants range from $1.96 to $4.76 and were determined using a Black-Scholes pricing methodology. Significant assumptions include the interest rate of 5.21%, an expected volatility of 50% and an expected life of the warrants of 2.5 to 3 years.

 Employee Stock Purchase Plan

   The Company has an employee stock purchase plan (the "ESPP") which enables participating employees to purchase Company shares at 85% of the lower of the market prices prevailing on two valuation dates as defined in the ESPP. Individuals can contribute up to 5% of their base salary. The Company made no contributions to the ESPP during the three years in the period ended March 31, 1999. Indicated below is a summary of shares of common stock purchased by the ESPP.

                            CTC Communications Corp.

   In July 1998 and February 1999, the ESPP purchased 6,737 shares and 7,963 shares, respectively, at $6.69 per share.

   In July 1997, the ESPP purchased 5,438 shares at $6.48 per share and in February 1998 the ESPP purchased 4,406 shares at $8.29 per share.

   In July 1996, the ESPP purchased 2,998 shares at $11.05 per share and in February 1997, the ESPP purchased 5,716 shares at $6.48 per share.

 Stock Option Plans

   Under the terms of its Employees Incentive Stock Option Plan, as amended, 1985 Stock Option Plan, 1993 Incentive Stock Option Plan, 1996 Stock Option Plan and 1998 Incentive Plan, (collectively, the "Plans"), the Company may grant qualified and non-qualified incentive stock options for the purchase of common stock to all employees and, except for the 1993 Stock Option Plan, to members of the Board of Directors. The Plans generally provide that the option price will be fixed by a committee of the Board of Directors but for qualified incentive stock options will not be less than 100% (110% for 10% stockholders) of the fair market value per share on the date of grant. Non-qualified options are granted at no less than 85% (110% for 10% stockholders) of the fair market value per share on the date of grant. No options have a term of more than ten years and options to 10% stockholders may not have a term of more than five years.

   In the event of termination of employment, other than by reason of death, disability or with the written consent of the Company, all options granted to employees are terminated. Vesting is determined by the Board of Directors.


   On March 20, 1998, the Board approved the repricing of options to purchase 1,175,500 shares of Common Stock with a new exercise price of $7.19 per share ($7.91 per share for 10% stockholders).

 Stock Based Compensation

   Pro forma information regarding net income (loss) and income (loss) per common share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options granted under the Plans and shares issued pursuant to the ESPP under the fair value method of SFAS No.
123. The fair value for these options and shares issued pursuant to the ESPP was estimated at the dates of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

                                            Options               ESPP
                                       -------------------  -------------------
                                       1999   1998   1997   1999   1998   1997
                                       -----  -----  -----  -----  -----  -----
Expected life (years).................  3.09   2.96   3.98   0.50   0.50   0.50
Interest rate.........................  4.82%  5.93%  6.28%  5.05%  5.43%  5.40%
Volatility............................ 83.69  85.14  87.88  91.23  64.67  93.03
Dividend yield........................  0.00   0.00   0.00   0.00   0.00   0.00

   The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                            CTC Communications Corp.

   For purposes of pro forma disclosures, the expense related to estimated fair value of the options is recognized over the options' vesting period. The Company's pro forma net income (loss) and income (loss) per common share are as follows:

                                              1999         1998         1997
                                          ------------  -----------  ----------
Pro forma net income (loss).............  $(56,003,004) $(4,586,368) $4,094,000
Pro forma income (loss) per common share
 (Basic)................................  $      (5.65) $     (0.46) $     0.39

   The effects on fiscal 1997, 1998 and 1999 pro forma net income (loss) and income (loss) per common share of expensing the estimated fair value of stock options and shares issued pursuant to the ESPP are not necessarily representative of the effects on reporting the results of operations for future years as the periods presented include only one, two and three years of option grants under the Company's plans.

   A summary of the Company's stock option activity, and related information for the years ended March 31 follows:

                                 1999                1998                 1997
                          ------------------- -------------------- -------------------
                                     Weighted             Weighted            Weighted
                                     Average              Average             Average
                                     Exercise             Exercise            Exercise
                           Options    Price    Options     Price    Options    Price
                          ---------  -------- ----------  -------- ---------  --------
Outstanding at beginning
 of year................  2,965,007   $5.50    1,953,112   $4.36   1,995,878   $4.01
  Options granted.......  1,297,000    8.65    2,791,000    7.11     280,539    9.67
  Options terminated....   (279,716)   6.49   (1,402,718)   8.36    (286,734)   7.54
  Options exercised.....   (366,482)   0.66     (376,387)    .93     (36,571)   1.20
                          ---------           ----------           ---------
Outstanding at end of
 year...................  3,615,809   $7.05    2,965,007   $5.50   1,953,112   $4.36
                          =========           ==========           =========
Exercisable at end of
 year...................    961,177              698,250             772,282
Weighted-average fair
 value of options
 granted during the
 year...................  $    4.80           $     4.01           $    6.43

   The following table presents weighted-average price and life information about significant option groups outstanding at March 31, 1999:

                                           Options Outstanding                   Options Exercisable
                         ------------------------------------------------------- -------------------
                                     Weighted Average
                                        Remaining        Weighted                     Weighted
         Range             Number      Contractual       Average       Number          Average
    Exercise Prices      Outstanding   Life--Years    Exercise Price Exercisable   Exercise Price
    ---------------      ----------- ---------------- -------------- ----------- -------------------
$ 0.90-1.10.............    129,261        0.5            $ 1.10       129,261         $ 1.10
  2.70-2.98.............    238,681        1.0              2.75       238,681           2.75
  5.25-5.75.............    213,000        4.4              5.72        32,500           5.75
  6.00-7.06.............    882,867        3.1              6.48        89,453           6.23
  7.19..................  1,034,500        2.6              7.19       301,498           7.19
  7.50-8.69.............    536,000        4.7              7.58        43,284           7.69
 10.12-11.25............    356,334        3.9             10.50        84,834          10.51
 12.37-13.00............     58,500        5.3             12.80             0           0.00
 15.00..................     83,333        3.9             15.00        20,833          15.00
 20.00..................     83,333        3.9             20.00        20,833          20.00
                          ---------                                    -------
                          3,615,809                                    961,177
                          =========                                    =======

                            CTC Communications Corp.

11. Benefit Plans

 Defined Contribution Plan (the "401(k) Plan")

   The Company maintains a defined contribution plan (the "401(k) Plan") which covers all employees who meet certain eligibility requirements and complies with Section 401(k) of the Internal Revenue Code ("IRC"). Participants may make contributions to the 401(k) Plan up to 15% of their compensation, as defined under the terms of the 401(k) Plan, up to the maximum established by the IRC.

   The Company may make a matching contribution of an amount to be determined by the Board of Directors, but subject to a maximum of 6% of compensation contributed by each participant. Company contributions vest ratably over three years. Company contributions to the 401(k) Plan were $358,100, $310,788 and $230,079 in fiscal 1999, 1998 and 1997, respectively.

12. Income (Loss) Per Share

   Income (loss) per common share has been calculated as follows:

                                              1999         1998         1997
                                          ------------  -----------  -----------
Numerator:
  Net income (loss).....................  $(51,237,984) $(2,497,690) $ 4,682,931
  Less preferred stock dividends and
   accretion to redemption value of
   preferred stock......................    (1,227,808)     --           --
                                          ------------  -----------  -----------
  Equals: numerator for Basic and
   Diluted income (loss) per common
   share................................  $(52,465,792) $(2,497,690) $ 4,682,931
Denominator:
  Denominator for Basic income (loss)
   per common share-weighted average
   shares...............................    10,130,701    9,886,000    9,600,000
  Effect of employee stock options......       --           --         1,173,000
                                          ------------  -----------  -----------
Denominator for Diluted income (loss)
 per common share.......................    10,130,701    9,886,000   10,773,000
                                          ------------  -----------  -----------
Basic income (loss) per common share....  $      (5.18) $      (.25) $       .49
                                          ============  ===========  ===========
Diluted income (loss) per common share..  $      (5.18) $      (.25) $       .43
                                          ============  ===========  ===========

13. Income Taxes

   The provision (benefit) for income taxes consisted of the following:

                                              1999         1998         1997
                                           -----------  -----------  ----------
Current:
  Federal................................. $(3,124,000) $  (218,000) $2,660,000
  State...................................     --           --          906,000
                                           -----------  -----------  ----------
                                            (3,124,000)    (218,000)  3,566,000
Deferred tax provision (benefit)..........   1,597,000   (1,068,760)   (289,000)
                                           -----------  -----------  ----------
                                           $(1,527,000) $(1,286,760) $3,277,000
                                           ===========  ===========  ==========

                           CTC Communications Corp.

   Significant components of the Company's deferred tax liabilities and assets as of March 31, are as follows:

                                                          1999         1998
                                                      ------------  ----------
Deferred tax assets:
  Depreciation....................................... $    --       $   64,000
  Bell Atlantic litigation costs.....................      --          249,000
  Bad debt allowance.................................      695,000     960,000
  Accruals and allowances, other.....................       40,000     305,000
  Net operating loss carryforward....................   22,560,000      96,000
                                                      ------------  ----------
Total deferred tax asset.............................   23,295,000   1,674,000
Deferred tax liability:
  Prepaid expenses...................................       (8,000)    (38,000)
  Cash value of life insurance.......................      (38,000)    (39,000)
  Depreciation.......................................     (784,000)     --
                                                      ------------  ----------
Total deferred tax liability.........................     (830,000)    (77,000)
                                                      ------------  ----------
Net deferred tax asset before valuation allowance....   22,465,000   1,597,000
Valuation allowance..................................  (22,465,000)     --
                                                      ------------  ----------
Net deferred tax asset............................... $    --       $1,597,000
                                                      ============  ==========

   Management has provided a valuation allowance against deferred tax assets as it is more likely than not that the Company will not realize these assets.

   At March 31, 1999, the Company had federal and state net operating loss carryforwards of approximately $55,700,000, which may be used to reduce future income tax liabilities, and expire through 2014. Changes in the Company's ownership will subject the net operating loss carryforwards and tax credits to limitations pursuant to Sections 382 and 383 of the IRC.

   The income tax expense is different from that which would be obtained by applying the enacted statutory federal income tax rate to income (loss) before income taxes. The items causing this difference are as follows:

                                              1999         1998         1997
                                          ------------  -----------  ----------
Tax (benefit) at U.S. statutory rate....  $(17,940,000) $(1,286,760) $2,706,000
State income taxes, net of federal bene-
 fit....................................       --           --          552,000
Valuation allowance and other...........    16,413,000      --           19,000
                                          ------------  -----------  ----------
                                          $ (1,527,000) $(1,286,760) $3,277,000
                                          ============  ===========  ==========


14. Subsequent Events

   Subsequent to year end, the Company filed a Registration Statement on Form S-1 with the Securities and Exchange Commission for the purpose of registering the sale by the Company of up to 3,725,000 shares of common stock.

   Subsequent to year end the Company initiated a statutory reorganization in which the Company intends to merge, subject to shareholder approval, with a newly formed holding company, CTC Group. In connection with the reorganization, shareholders will have appraisal rights under Massachusetts law to which they are otherwise not entitled. If the reorganization is consummated and stockholders exercise their appraisal rights, the Company would be required by law to acquire their shares for cash at their appraised value. Management believes this will not have a material effect on the Company's financial condition.

                            CTC Communications Corp.

15. Quarterly Information (Unaudited)

   A summary of operating results and net income (loss) per share for the quarterly periods in the two years ended March 31, 1999 is set forth below:

                                                  Quarter Ended
                         -------------------------------------------------------------------
                           June 30    September 30  December 31     March 31       Total
                         -----------  ------------  ------------  ------------  ------------
Year ended March 31,
 1999
Total revenues.......... $12,835,685  $ 14,516,189  $ 19,024,531  $ 24,587,287  $ 70,963,692
Net loss................  (8,029,000)  (10,732,624)  (11,480,025)  (20,996,335)  (51,237,984)
Net loss per share--
 Basic..................        (.81)        (1.10)        (1.18)        (2.07)        (5.18)
Net loss per share--
 Diluted................        (.81)        (1.10)        (1.18)        (2.07)        (5.18)

Year ended March 31,
 1998
Total revenues.......... $11,658,954  $ 11,845,097  $ 11,155,646  $  6,287,439  $ 40,947,136
Net income (loss).......   1,374,000     1,244,000       506,000    (5,621,690)   (2,497,690)
Income (loss) per
 share--Basic...........         .13           .13           .05          (.56)         (.25)
Income (loss) per
 share--Diluted.........         .14           .12           .05          (.56)         (.25)

   The first two quarters of fiscal year 1998 net income per share amounts have been restated to comply with SFAS No.128.

   The fiscal 1999 quarterly net loss and net loss per share for the quarters ended June 30, September 30 and December 31, 1998 disclosed above are different than previously reported on the Company's quarterly reports on Form 10-Q as a result of certain year end adjustments. As a result, net loss and net loss per share increased by $98,000 and $.02, for the quarter ended June 30, 1998, decreased by $251,000 and $.03 for the quarter ended September 30, 1998 and decreased by $517,000 and $.02 for the quarter ended December 31, 1998.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                            CTC COMMUNICATIONS CORP.

                           Col. A     Col. B     Col. C     Col. D        Col. E
                         ---------- ---------- ---------- ----------    ----------
                                    Additions
                                       (1)        (2)
                         Balance at Charged to Charged to               Balance at
                         Beginning  Costs and    Other                    End of
      Description        of Period   Expenses   Accounts  Deductions      Period
      -----------        ---------- ---------- ---------- ----------    ----------
Year ended March 31,
 1999:
  Allowance for doubtful
   accounts.............  $492,000  $4,988,698    $--     $3,763,698    $1,717,000

Year ended March 31,
 1998:
  Allowance for doubtful
   accounts.............  $377,000  $1,421,000    $--     $1,306,000(a) $  492,000

Year ended March 31,
 1997:
  Allowance for doubtful
   accounts.............  $190,215  $  316,669    $--     $  129,884(a) $  377,000

--------
(a) Bad debts written off, net of collections.

   All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

                                                                      APPENDIX A

                             AMENDED AND RESTATED
                     AGREEMENT AND PLAN OF REORGANIZATION
                                     AMONG
                        CTC COMMUNICATIONS GROUP, INC.
                            A DELAWARE CORPORATION,
                                CTC-NEWCO, INC.
                            A DELAWARE CORPORATION
                                      AND
                           CTC COMMUNICATIONS CORP.,
                          A MASSACHUSETTS CORPORATION

     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is dated as of March 1, 1999 among CTC COMMUNICATIONS CORP., a Massachusetts corporation, CTC COMMUNICATIONS GROUP, INC., a Delaware corporation, and CTC-NEWCO, INC., a Delaware corporation and a wholly-owned subsidiary of CTC COMMUNICATIONS GROUP, INC.

                                   BACKGROUND

     A. CTC COMMUNICATIONS CORP ("CTC Massachusetts") is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and, on the date of this Agreement, has authority to issue 26,000,000 shares consisting of 25,000,000 shares of Common Stock, $.01 par value, and 1,000,000 shares of Preferred Stock, $1.00 par value, of which 10,291,126 shares of Common Stock and 666,666 shares of Series A Convertible Preferred Stock are issued and outstanding.

     B. CTC COMMUNICATIONS GROUP, INC. ("Delaware Parent") is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and, on the date of this Agreement, has authority to issue 110,000,000 shares consisting of 100,000,000 shares of Common Stock, $.01 par value, and 10,000,000 shares of Preferred Stock, $1.00 par value, none of which are issued and outstanding.

     C. CTC-NEWCO, INC. ("Delaware Subsidiary")is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and, on the date of this Agreement, has authority to issue 200 shares of Common Stock, $.01 par value, all of which are issued and outstanding and owned by Delaware Parent.

     D. The Board of Directors of each of CTC Massachusetts, Delaware Parent and Delaware Subsidiary have determined that it is advisable and in the best interests of each of such corporations that Delaware Subsidiary merge into CTC Massachusetts upon the terms and subject to the conditions set forth in this Agreement, for the purpose of effecting the reincorporation of CTC Massachusetts in the State of Delaware by becoming a wholly-owned subsidiary of Delaware Parent and have, by resolutions duly adopted, approved this Agreement and directed that it be submitted to a vote of their respective stockholders and executed by the undersigned officers.

THE PARTIES AGREE AS FOLLOWS:

                                   ARTICLE I

                                  DEFINITIONS

     When used in this Agreement (and in any Exhibit in which such terms are not otherwise defined) the following terms shall have the following meanings:

     "Certificate of Merger" shall mean the Certificate of Merger of Delaware Subsidiary into CTC Massachusetts to be filed with the Secretary of State of the Commonwealth of Massachusetts.

     "CTC Massachusetts Common Stock" shall mean shares of Common Stock, $.01 par value, of CTC Massachusetts.

     "CTC Massachusetts Preferred Stock" shall mean shares of Preferred Stock, $1.00 par value, of CTC Massachusetts.

     "Delaware Parent Common Stock" shall mean shares of Common Stock, $0.01 par value, of Delaware Parent.

     "Delaware Parent Preferred Stock" shall mean shares of Preferred Stock, $1.00 par value, of Delaware Parent.

     "Delaware Subsidiary Common Stock" shall mean shares of Common Stock, $0.01 par value, of Delaware Subsidiary.

     "Effective Time" shall mean the time when the Certificate of Merger is filed with the Secretary of the Commonwealth of Massachusetts and the Merger becomes effective.

     "Merger" shall mean the merger of Delaware Subsidiary into CTC
Massachusetts.

     "Shareholders' Meeting" shall mean the meeting of shareholders of CTC Massachusetts to be held in 1999 approve and adopt this Agreement, among other things.

     "Surviving Parent" shall mean Delaware Parent from and after the Effective Time.

     "Surviving Subsidiary" shall mean CTC Massachusetts from and after the Effective Time.

                                  ARTICLE II

                                    MERGER

     2.1  Merger. At the Effective Time, the Merger shall become effective under
Section 252 of the Delaware General Corporation Law and Section 79 of Chapter 156B of the Massachusetts General Corporation Law, and Delaware Subsidiary shall merge into CTC Massachusetts, the separate existence of Delaware Subsidiary shall cease and CTC Massachusetts shall continue in existence as the surviving wholly-owned subsidiary of Delaware Parent under the Massachusetts General Corporation Law.

     2.2 Filings. On or prior to the Effective Time, CTC Massachusetts and Delaware Subsidiary shall cause:

               (a) the Certificate of Merger to be filed with the Secretary of the Commonwealth of Massachusetts; and

               (b) the Certificate of Merger to be filed with the Secretary of State of Delaware.

     2.3  Effects of the Merger. At the Effective Time:

               (a) the separate existence of Delaware Subsidiary shall cease and Delaware Subsidiary shall be merged into CTC Massachusetts;

               (b) the Articles of Incorporation of CTC Massachusetts shall continue as the Articles of Incorporation of the Surviving Subsidiary;

               (c) the Bylaws of CTC Massachusetts continue as the Bylaws of the Surviving Subsidiary;

               (d) each share of CTC Massachusetts Common Stock and CTC Massachusetts Preferred Stock outstanding immediately prior to the Effective Time shall be converted into one share of Surviving Parent Common Stock and one share of Surviving Parent Preferred Stock, respectively, pursuant to Article III herein;

               (e) without further transfer, act, or deed, the separate existence of Delaware Subsidiary shall cease and CTC Massachusetts shall possess all the rights, privileges, powers and franchises, and shall be subject to all the restrictions, disabilities and duties, of Delaware Subsidiary; and all property, real, personal and mixed, and all debts due to Delaware Subsidiary on whatever account, as well as stock subscriptions and all other things belonging to Delaware Subsidiary shall be vested in CTC Massachusetts; and all property, rights, privileges, powers and franchises, and all and every other interest of Delaware Subsidiary shall be thereafter as effectually the property of the CTC Massachusetts as they were of Delaware Subsidiary, and the title to any real estate vested by deed or otherwise in Delaware Subsidiary shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors of Delaware Subsidiary and all liens upon any property of Delaware Subsidiary shall be preserved unimpaired and all debts, liabilities and duties of Delaware Subsidiary shall attach to CTC Massachusetts and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

     2.4 Further Assurances. Delaware Subsidiary agrees that if, at any time after the Effective Time, CTC Massachusetts shall consider or be advised that any further deeds, assignments or assurances are necessary or desirable to vest, perfect or confirm in the CTC Massachusetts title to any property or rights of Delaware Subsidiary, the CTC Massachusetts and its officers and directors may execute and deliver all such deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect or confirm title to such property or rights in the CTC Massachusetts and otherwise to carry out the purposes of this Agreement, in the name of Delaware Subsidiary or otherwise.

                                  ARTICLE III

                              CONVERSION OF STOCK

     3.1 Conversion of Stock. At the Effective Time, the stock of CTC Massachusetts shall be converted into stock of Surviving Parent, as follows:

               (a) each share of CTC Massachusetts Common Stock and each share of Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of Surviving Parent Common Stock and one share of Preferred Stock, respectively; and

               (b) each share of Delaware Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Subsidiary.

     3.2 Stock Certificates. At and after the Effective Time, all of the outstanding certificates which immediately prior to the Effective Time represented shares of CTC Massachusetts Common Stock and shares of Preferred Stock shall be deemed for all purposes to evidence ownership of, and to represent, shares of Surviving Parent Common Stock and Preferred Stock into which the shares of CTC Massachusetts Common Stock and Preferred Stock formerly represented by such certificates have been converted as provided in this Agreement. The registered owner on the books and records of Surviving Parent or its transfer agent of any outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Surviving Parent or its transfer agents, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of CTC Massachusetts Common Stock and Preferred Stock evidenced by such outstanding certificates as provided above.

     3.3 Stock Options. Each right or option to purchase shares of CTC Massachusetts Common Stock granted under the 1993 Employee Stock Option Plan, the 1996 Employee Stock Option Plan, the Employee Stock Purchase Plan, the Employee Stock Benefit Plan and the 401(k) Savings Plan, and, upon approval of the stockholders of CTC Massachusetts, the 1998 Incentive Plan,(collectively, the "Plans"), and all other rights, options and warrants to purchase CTC Massachusetts Common Stock which is outstanding immediately prior to the Effective Time, shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an option, right and warrant to purchase the same number of shares of Surviving Parent Common Stock at the same price per share, and upon the same terms and subject to the same conditions as in effect at the Effective Time. The same number of shares of Delaware Common Stock shall be reserved for purposes of said Plans and upon exercise of such rights, options and warrants as is equal to the number of shares of CTC Massachusetts Common Stock so reserved as of the Effective Time. As of the Effective Time, Surviving Parent hereby assumes the Plans and all obligations of CTC Massachusetts under the Plans including the outstanding options or awards or portions thereof granted pursuant to the Plans and assumes all obligations of CTC Massachusetts under all other options, rights and warrants.

     3.4 Validity of Surviving Parent Common Stock and Preferred Stock. All shares of Surviving Parent Common Stock and Preferred Stock into which CTC Massachusetts Common Stock and Preferred are to be converted pursuant to the Merger shall not be subject to any statutory or contractual preemptive rights, shall be validly issued, fully paid and nonassessable and shall be issued in full satisfaction of all rights pertaining to such CTC Massachusetts Common Stock and Preferred Stock.

     3.5 Rights of Former Holders. From and after the Effective Time, no holder of certificates which evidenced CTC Massachusetts Common Stock and Preferred Stock immediately prior to the Effective Time shall have any rights with respect to the shares formerly evidenced by those certificates, other than to receive the shares of Surviving Parent Common Stock and Preferred Stock into which such CTC Massachusetts Common Stock and Preferred Stock shall have been converted pursuant to the Merger.

                                  ARTICLE IV

                                    GENERAL

     4.1 Consents. Each of the parties hereto shall use its best efforts to obtain the consent and approval of each person whose consent or approval shall be required in order to permit consummation of the Merger.

     4.2 Governmental Authorizations. Each of the parties shall cooperate in filing any necessary reports or other documents with any federal, state, local or foreign authorities having jurisdiction with respect to the Merger.

     4.3 Waiver and Amendment. This Agreement may be amended by action of the Board of Directors of each party hereto without any action by the stockholders of the parties, except that (a) any amendment to Section 3.1, (b) any amendment changing the terms, rights, powers or preferences of the Surviving Parent Common Stock or Preferred Stock, or (c) any amendment altering any terms of this Agreement if such alteration would adversely affect the holders of CTC Massachusetts Common Stock or Preferred Stock, or Surviving Parent Common Stock or Preferred Stock, must be approved by a majority of the voting power of the outstanding CTC Massachusetts Common Stock and Preferred Stock.

     4.4 Termination. This Agreement may be terminated and the Merger and other transactions provided for by this Agreement abandoned at any time prior to the Effective Time, whether before or after adoption and approval of this Agreement at the Shareholders' Meeting, by action of the Board of Directors of CTC Massachusetts if the Board determines that the consummation of the transactions contemplated by this Agreement would not, for any reason, be in the best interests of Delaware Subsidiary and its shareholders.

     4.5 Entire Agreement. This Agreement (including any exhibits), contains the entire agreement among the parties with respect to the Merger and supersedes all prior and concurrent arrangements, letters of intent or understandings relating to the Merger.

     4.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which when taken together shall constitute one and the same agreement. This Agreement shall become effective when one or more counterparts has been signed by each of the parties and delivered to each of the other parties.

     4.7 Headings. The article, section and paragraph headings in this Agreement have been inserted for identification and reference and shall not by themselves determine the meaning or interpretation of any provision of this Agreement.

     4.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and, so far as applicable, the merger provisions of the Massachusetts General Corporation Law.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                    CTC COMMUNICATIONS CORP.,
                                    a Massachusetts corporation

                                    ____________________________
                                    By:
                                    Title:

                                    CTC COMMUNICATIONS GROUP, INC.
                                    a Delaware corporation

                                    ____________________________
                                    By:
                                    Title:


                                    CTC-NEWCO, INC.
                                    a Delaware corporation

                                    ____________________________
                                    By:
                                    Title:

                                                                      APPENDIX B
                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                        CTC COMMUNICATIONS GROUP, INC.

       The undersigned, being of legal age, in order to form a corporation under and pursuant to the laws of the State of Delaware, do hereby set forth as follows:

          FIRST:    The name of the corporation is CTC COMMUNICATIONS GROUP,
INC.

          SECOND:   The address of the initial registered and principal office of this corporation in this state is c/o United Corporate Services, Inc., 15 East North Street, in the City of Dover, County of Kent, State of Delaware 19901 and the name of the registered agent at said address is United Corporate Services, Inc.

          THIRD:    The purpose of the corporation is to engage in any lawful
act or activity for which corporations may be organized under the corporation laws of the State of Delaware.

          FOURTH:   (a)  The corporation shall be authorized to issue two
classes of stock to be designated respectively Common Stock and Preferred Stock. The total number of shares of all classes of stock which the Corporation has authority to issue is One-Hundred Ten Million (110,000,000), consisting of One-Hundred Million (100,000,000) shares of Common Stock, $0.01 par value (the "Common Stock"), and Ten Million (10,000,000) shares of Preferred Stock, $1.00 par value (the "Preferred Stock"). Of the authorized shares of Preferred Stock, Six Thousand Six Hundred Sixty-Six (666,666) shares shall be designated "Series A Convertible Preferred Stock."

       The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, subject to limitations prescribed by law or set forth in this Certificate of Incorporation, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series of Preferred Stock, including without limitation authority to fix by resolution or resolutions, the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

       Subject to the limitations set forth in this Certificate of Incorporation, the Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issue of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

(b) The relative and other rights, preferences, privileges, and restrictions of the Series A Convertible Preferred Stock and the holders thereof (collectively, the "Stockholders") are as follows:

1.  Designation.  The number of shares of the series designated "Series A
    -----------
Convertible Preferred Stock" (hereinafter referred to as the "Series A Preferred Stock"), which number may be decreased (but not increased) by the Board of Directors without a vote of stockholders; provided, however, that such number
                                          --------  -------
may not be decreased below the
number of then currently outstanding shares of Series A Preferred Stock. All capitalized terms used in this Certificate of Incorporation and not otherwise defined shall have the meaning given to such terms in Paragraph 14 of this Section (b) of Article FOURTH.

2.  Dividends.  The holders of Series A Preferred Stock shall be entitled to
    ---------
participate in all dividends that are declared and paid on Common Stock on the same basis as if all of the Series A Preferred Stock had been converted to Common Stock in accordance with Paragraph 7 of this Section (b) of Article FOURTH.

3.  Liquidation Preference. (a)  In the event of any liquidation, dissolution or
    ----------------------
winding up of the affairs of the Corporation, either voluntarily or involuntarily, each holder of Series A Preferred Stock shall be entitled, after provision for the payment of the Corporation's debts and other liabilities, to be paid in cash in full, before any distribution is made on any Junior Securities, an amount in cash (the "Liquidation Amount") equal to the greater of
(i) the Series A Preference Amount, or (ii) the Minimum Preference Amount, provided, however, if the amount each such holder of Series A Preferred Stock would have received had such holder converted all Series A Preferred Stock held by such holder into Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation would be equal to or greater than the Liquidation Amount, the Series A Preferred Stock shall be automatically converted into Common Stock in accordance with the terms herein, effective immediately prior to such liquidation, dissolution or winding up of the Corporation. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding Senior Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount to which they are entitled with respect to their Senior Preferred Stock, then the entire net assets of the Corporation remaining after the provision for the payment of the Corporation's debts and other liabilities shall be distributed among the holders of the Senior Preferred Stock ratably in proportion to the full preferential amounts to which they would otherwise be respectively entitled on account of their Senior Preferred Stock. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Senior Preferred Stock shall have been paid in full the preferential amounts to which they shall be entitled to receive on account of their Senior Preferred Stock, the remaining net assets of the Corporation shall be distributed to the other stockholders of the Corporation as their respective interests may appear.

(b)  Consolidation, Merger, etc.  A consolidation or merger of the Corporation
     ---------------------------
with or into any other corporation or corporations (a "merger") other than a merger in which the holders of the Corporation's Common Stock own a majority of the voting power of the surviving corporation, or a Sale of the Corporation, or the effectuation by the Corporation or its stockholders of a transaction or a series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of (a "reorganization") shall be deemed to constitute a liquidation, dissolution or winding up of the Corporation within the meaning of this Paragraph 3, provided, however, the transfer of all or substantially all of the Corporation's assets to one or more wholly owned subsidiaries of the Corporation shall not be deemed a liquidation, dissolution or winding up of the Corporation within the meaning of this Paragraph 3. Any reorganization of the Corporation required by any court or administrative body in order to comply with any provision of law shall be deemed to be an involuntary liquidation, dissolution or winding up of the Corporation unless the preferences, qualifications, limitations, restrictions and special or relative rights granted to or imposed upon the holders of Series A Preferred Stock are not adversely affected by such reorganization. Notwithstanding the foregoing, a consolidation, merger, Sale of the Corporation or reorganization shall not be deemed a liquidation, dissolution or winding up of the Corporation for the purposes of this Paragraph 3 if (i) the holders of the Requisite Percentage of the Series A Preferred Stock waive in writing the provisions of the preceding two sentences, as applicable and (ii) the Board of Directors of the Corporation consents to such waiver.

(c) Holders of Series A Preferred Stock shall not be entitled to any additional distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation in excess of the amounts set forth in this Paragraph 3.

4.   Voting.
     ------

(a)  Rights of Series A Preferred Stock. Except as otherwise required by law or
     ----------------------------------
as provided herein and subject to the rights of any class or series of capital stock of the Corporation that hereafter may be issued in compliance with the terms of these Articles of Incorporation, the shares of the Series A Preferred Stock shall vote together with the shares of the Corporation's Common Stock and any other shares of the Corporation's stock which, by its terms, is entitled to vote together with the Series A Preferred Stock and the Common Stock as a single class at any annual or special meeting of stockholders of the Corporation, or may act by written consent in the same manner as the Corporation's Common Stock, upon the following basis: each holder of shares of Series A Preferred Stock shall be entitled to such number of votes for the Series A Preferred Stock held by such holder on the record date fixed for such meeting, or on the effective date of such written consent, as shall be equal to the lesser of (i) the whole number of shares of the Corporation's Common Stock issuable upon conversion and exercise of all shares of Series A Preferred Stock and Warrants held by such holder immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and (ii) the number of shares of Series A Preferred Stock held by such holder multiplied by 2.476.

5.  Special Approval Rights.
    -----------------------

(a)  Restricted Actions.  So long as any shares of Series A Preferred Stock are
     ------------------
outstanding, the affirmative vote of the holders of the Requisite Percentage of Series A Preferred Stock, acting by written consent or voting separately as a single class in person or by proxy, at a special or annual meeting of holders of Series A Preferred Stock called for the purpose, shall be necessary to authorize the Corporation to take any of the following actions (herein, each a "Restricted Action"):

(A) authorize, or increase or permit any Subsidiary to authorize or increase, the authorized number of shares of, or issue additional shares of Series A Preferred Stock or any class or series of the Corporation's or any Subsidiary's capital stock or options, warrants or other rights to acquire any such capital stock ranking with respect to liquidation preference, dividends or voting rights, senior in right to, or on a parity with, the Series A Preferred Stock or entitling the holders thereof to receive any dividends or distributions (other than stock dividends) at any time when any shares of Series A Preferred Stock are outstanding; provided however, that nothing contained in this Paragraph 5 shall restrict the Company from authorizing or issuing (i) Common Stock or warrants or options to acquire Common Stock or (ii) Straight Preferred Stock;

(B) amend, repeal or change, directly or indirectly, any of the provisions of the Certificate of Incorporation of the Corporation or the By-laws of the Corporation in any manner that would alter or change the powers, preferences or special rights of the shares of Series A Preferred Stock so as to affect them adversely;

(C) at any time when the outstanding shares of Series A Preferred Stock and Preferred Stock Derivatives represent at least four and 55/100 percent (4.55%) of the Corporation's Common Stock Deemed Outstanding, authorize or effect the declaration or payment of dividends or other distributions (other than stock dividends) upon, or the redemption or repurchase of, any equity securities of the Corporation other than repurchase of Common Stock from departing employees that has been approved by the Compensation Committee and the Board of Directors; or

(D) at any time when the outstanding shares of Series A Preferred Stock and Preferred Stock Derivatives represent at least four and 55/100 percent (4.55%) of the Corporation's Common Stock Deemed Outstanding, permit the Board of Directors of the Corporation to consist of more than eleven (11) members.

(b)  Approval.  The approval rights of the holders of shares of Series A
     --------
Preferred Stock to authorize the Corporation to take any of the Restricted Actions as provided in this Paragraph 5 may be exercised at any annual meeting of stockholders, at a special meeting of the holders of Series A Preferred Stock held for such purpose or by written consent. At each meeting of stockholders at which the holders of shares of Series A Preferred Stock shall have the right, voting separately as a single class, to authorize the Corporation to take any Restricted Action as provided in this Paragraph 5, the presence in person or by proxy of the holders of the Requisite Percentage of Series A Preferred Stock entitled to vote on the matter shall be necessary and sufficient to constitute a quorum. At any such meeting or at any adjournment thereof, in the absence of a quorum of the holders of shares of Series A Preferred Stock, a majority of the holders of such shares present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken by the holders of shares of Series A Preferred Stock from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.

6.  Compensation Committee.  Unless otherwise consented to by the holders of the
    ----------------------
Requisite Percentage of outstanding Series A Preferred Stock, so long as any shares of Series A Preferred Stock are outstanding and so long as the outstanding shares of Series A Preferred Stock and Preferred Stock Derivatives represent at least four and 55/100 percent (4.55%) of the Corporation's Common Stock Deemed Outstanding, the Board of Directors shall elect a Compensation Committee of the Board of Directors consisting of three (3) individuals, one of whom shall be a director designated in writing by the holders of a majority of the Series A Preferred Stock, and the other two of which shall consist of independent directors who are not employed by the Corporation and are not Affiliates of those stockholders who are Affiliates of the Corporation ("Independent Directors"), which Compensation Committee shall be increased by one (1) member, which member shall be the member added pursuant to Section 7.6 of the Purchase Agreement or another member satisfactory to the holders of the Requisite Percentage of outstanding Series A Preferred Stock and the Corporation's chief executive officer. So long as any shares of Series A Preferred Stock are outstanding and so long as the outstanding shares of Series A Preferred Stock and Preferred Stock Derivatives represent at least four and 55/100 percent (4.55%) of the Corporation's Common Stock Deemed Outstanding, decisions of the Compensation Committee must be made by the affirmative vote of at least three (3) members. The Compensation Committee shall approve all recommendations to the Board of Directors as to the following, and the Board of Directors shall not have the power to approve any of the following without such recommendation, so long as any shares of Series A Preferred Stock are outstanding and so long as the outstanding shares of Series A Preferred Stock and Preferred Stock Derivatives represent at least four and 55/100 percent (4.55%) of the Corporation's Common Stock Deemed Outstanding, provided however, that nothing contained herein shall restrict the Corporation from honoring its contractual obligations existing on April 10, 1998 and disclosed in the Purchase
Agreement:

(i) the terms of employment, including compensation, of all new senior management employees;

(ii) any increases in the compensation or benefits of any senior management employee;

(iii) the terms of, and allocations of awards to senior management employees under, any bonus, profit-sharing, or similar incentive plan arrangements;

(iv) the award of any other incentive or bonus compensation to senior management employees;

(v) the issuance of capital stock or Convertible Securities to any employees or directors of the Corporation or its Subsidiaries other than upon exercise of options or conversion of Convertible Securities not issued in violation of this Paragraph 6; and

(vi) the issuance of capital stock or Convertible Securities to consultants to the Corporation or its Subsidiaries other than Common Stock, warrants and options to purchase Common Stock representing more than 40,000 shares of Common Stock in the aggregate on a fully diluted basis with respect to all such issuances during any fiscal year Subsidiaries other than upon exercise of options or conversion of Convertible Securities not issued in violation of this Paragraph 6.

7.  Conversion Rights.
    -----------------

(a)  Conversion Procedure.
     --------------------

(i) At any time and from time to time, any holder of Series A Preferred Stock shall have the right, at its option, to convert all or any portion of each share of Series A Preferred Stock (including any fraction of a share) held by such holder into a number of shares of fully paid and nonassessable Common Stock computed by dividing the Series A Preference Amount by the Conversion Price in effect on the Conversion Date; provided, however, that in the event of the conversion of Series A Preference Stock pursuant to Paragraph 3(a) or Paragraph 7(g) of this Section (b) of Article FOURTH, the number of shares of fully paid and nonassessable Common Stock into which each Share of Series A Preferred Stock shall convert shall be computed by dividing the greater of the Series A Preference Amount or $21.39 by the Conversion Price in effect on the Conversion Date.

      Notwithstanding any other provision hereof, if a conversion of Series A Preferred Stock is to be made in connection with a Sale of the Corporation, such conversion may, at the election of any holder tendering Series A Preferred Stock for conversion, be conditioned upon the consummation of the Sale of the Corporation, in which case such conversion shall not be deemed to be effective until immediately prior to the consummation of such Sale of the Corporation.

(ii) Subject to the provisions of Paragraph 7(a)(i), each conversion of Series A Preferred Stock shall be deemed to have been effected as of the close of business on the effective date of such conversion specified in a written notice (the "Conversion Date"); provided, however, that the Conversion Date shall not be a date earlier than the date such notice is so given, and if such notice does not specify a conversion date, the Conversion Date shall be deemed to be the date such notice is given to the Corporation. On the Conversion Date, the rights of the holder of such Series A Preferred Stock as such holder (including the right to receive dividends) shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

(iii) As soon as practicable after the Conversion Date, but in any event within ten (10) business days after the holder has delivered the certificates (or affidavits of loss in form and substance reasonably satisfactory to the Company) evidencing the shares of Series A Preferred Stock converted into shares of Common Stock in accordance herewith, the Corporation shall deliver to the converting holder:

          (x) a certificate or certificates representing, in the aggregate, the number of shares of Common Stock issued upon such conversion, in the same name or names as the certificates representing the converted shares and in such denomination or denominations as the converting holder shall specify and a check for cash with respect to any fractional interest in a share of Common Stock as provided in clause (vii) of this Paragraph 7(a); and

          (y) a certificate representing any shares that were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but that were not converted.

(iv) The issuance of certificates for shares of Common Stock upon conversion of Series A Preferred Stock shall be made without charge to the holders of such Series A Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock. Upon conversion of any shares of Series A Preferred Stock, the Corporation shall take all such actions as are necessary in order to insure that the Common Stock so issued upon such conversion shall be validly issued, fully paid and nonassessable.

(v) The Corporation shall not close its books against the transfer of Series A Preferred Stock or of Common Stock issued or issuable upon conversion of Series A Preferred Stock in any manner that interferes with the timely conversion of Series A Preferred Stock. The Corporation shall assist and cooperate with any holder of shares of Series A Preferred Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares of Series A Preferred Stock hereunder (including, without limitation, making any filings required to be made by the Corporation).

(vi) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock as are issuable upon the conversion of all outstanding Series A Preferred Stock. All shares of Common Stock that are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation applicable to the Corporation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

(vii) No fractional shares of Common Stock or script shall be issued upon conversion of shares of the Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest equal to the fair market value of such fractional interest as determined by the Corporation's Board of Directors.

(b)  Conversion Price. The initial conversion price shall be nine dollars
     ----------------
($9.00), which may be adjusted from time to time hereafter (as so adjusted, the "Conversion Price"). If and whenever on or after the original date of issuance of the Series A Preferred Stock the Corporation issues or sells, or in accordance with Paragraph 7(c) is deemed to have issued or sold, any shares of its Common Stock or Convertible Securities for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then upon such issue or sale, the Conversion Price shall be reduced to an amount determined by dividing (a) the sum of (1) the product derived by multiplying (i) the Conversion Price in effect immediately prior to such issue or sale times (ii) the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the consideration, if any, received (or deemed received pursuant to Paragraph 7(c)(ii) below) by the Corporation upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

(c)  Effect on Conversion Price of Certain Events.  For purposes of determining
     --------------------------------------------
the adjusted Conversion Price under Paragraph 7, the following shall be applicable:

(i)   Issuance of Convertible Securities.  If the Corporation in any manner
      ----------------------------------
      issues or sells any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (a) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the cumulative minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise, conversion or exchange thereof and, if applicable, the exercise, conversion and exchange of any other Convertible Securities that such Convertible Securities may be converted into or exchanged for, by (b) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible

      Securities. No further adjustment of the Conversion Price shall be made when Common Stock and, if applicable, any other Convertible Securities, are actually issued upon the exercise, conversion or exchange of such Convertible Securities.

(ii)  Change in Exercise Price or Conversion Rate.  If the additional
      -------------------------------------------
      consideration payable to the Corporation upon the exercise, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock should change at any time, the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price that would have been in effect at such time had such Convertible Securities that are still outstanding provided for such changed additional consideration or changed conversion rate, as the case may be, at the time such Convertible Securities were initially granted, issued or sold; and on the termination date of any right to exercise, convert or exchange such Convertible Securities without such right having been duly exercised, the Conversion Price then in effect hereunder shall be increased to the Conversion Price that would have been in effect at the time of such termination had such Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

(iii) Exceptions for Excluded Securities.  Notwithstanding the foregoing, no
      ----------------------------------
      adjustments shall be made under this Paragraph 7(c) with respect to the issuance of any Excluded Securities.

(iv)  Valuation of Non-Cash Consideration.  In the event that Convertible
      -----------------------------------
      Securities are issued for consideration other than cash, the value of such consideration shall be made by a good faith determination by the Board.

(d) Subdivision or Combination of Common Stock.  If the Corporation at any time
    ------------------------------------------
subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately reduced, and conversely, in the event the outstanding shares of Common Stock shall be combined (by reverse stock split or otherwise) into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased. In any such event all numbers, percentages, computations and the like in this Section (b) of Article FOURTH shall be deemed modified as necessary to give appropriate effect to such subdivision or combination.

(e) Certain Events.  If an event not specified in this Paragraph 7 occurs that
    --------------
has substantially the same economic effect on the Series A Preferred Stock as those specifically enumerated, then this Paragraph 7 shall be construed liberally, mutatis mutandis, in order to give the Series A Preferred Stock the
           ------- --------
intended benefit of the protections provided under this Paragraph 7. In such event, the Corporation's Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series A Preferred Stock; provided that no such adjustment shall increase the Conversion
                 --------
Price as otherwise determined pursuant to this Paragraph 7 or decrease the number of shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock.

(f) Notices.
    -------

(i) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series A Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

(ii) The Corporation shall give written notice to all holders of Series A Preferred Stock at least twenty (20) days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any dissolution or liquidation.

(g) Mandatory Conversion.  Each share of Series A Preferred Stock shall
    --------------------
automatically be converted into fully paid and nonassessable shares of Common Stock of the Corporation on the basis set forth in Paragraph 7(a) upon not less than 10 days prior written notice of conversion (the "Conversion Notice") from the Corporation, which Conversion Notice and mandatory conversion shall not be effective unless (i) the average closing bid price (or closing sales price, as applicable) per share for the Corporation's Common Stock on the Nasdaq Stock Market (or such national stock exchange upon which the Corporation's Common Stock is then listed), for the period of thirty (30) consecutive trading days ending on the last trading day prior to the giving of the Conversion Notice, is (aa) in the case of a Conversion Notice given prior to April 10, 2002, at least three hundred percent (300%) of the highest Conversion Price in effect during any portion of such thirty (30) trading day period or (bb) in the case of a Conversion Notice given on or after April 10, 2002, at least one hundred percent (100%) of the highest Conversion Price in effect during any portion of such thirty (30) trading day period, and (ii) a "Shelf Registration" pursuant to the Registration Rights Agreement with respect to the "Registrable Securities" (including those issuable upon such conversion) shall be effective as of the time the Series A Preferred Stock converts into Common Stock. Holders of shares of Series A Preferred Stock so converted may deliver to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to such holders) during its usual business hours, the certificate or certificates for the shares so converted. At such time as at least 500,000 shares of Series A Preferred Stock shall have been converted into Common Stock pursuant to this Paragraph 7, all other then outstanding shares of Series A Preferred Stock shall thereupon automatically be converted into fully paid and nonassessable shares of Common Stock of the Corporation in the basis set forth in Paragraph 7(a). As promptly as practicable after such conversion, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of whole shares of Common Stock to which such holder is entitled, together with any cash dividends and payment in lieu of fractional shares to which such holder may be entitled pursuant to this Paragraph 7. Until such time as a holder of shares of Series A Preferred Stock shall surrender its certificate or certificates therefor as provided above, such certificates shall be deemed to represent the shares of Common Stock to which such holder shall be entitled upon the surrender thereof.

8. Redemption.
   ----------

(a) The Series A Preferred Stock may be redeemed (in whole or in part) at the option of the holders of the Requisite Percentage of Series A Preferred Stock on or after the Maturity Date (an "Optional Redemption"). In any such case, the holders of the Requisite Percentage of Series A Preferred Stock shall notify the Corporation in writing of its or their intent to exercise the rights afforded by this Paragraph 8(a) and specify a date not less than 90 nor more than 180 days from the date of such notice on which the Series A Preferred Stock shall be redeemed (the "Optional Redemption Date"). Upon receipt of such notice, the Corporation shall promptly notify the remaining holders of the Series A Preferred Stock of the Optional Redemption Date. The remaining holders have the right to participate in such redemption if they so elect by giving the Corporation written notice to such effect within 20 days of having received such notice. The Corporation shall redeem on the Optional Redemption Date all shares of Series A Preferred Stock being redeemed in cash by wire transfer of immediately available funds in an amount equal to the greater of the Series A Preference Amount of such shares or the Minimum Preference Amount of such shares to the extent funds are legally available for such redemption.

(b) If the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock on an Optional Redemption Date are insufficient to redeem the total number of outstanding shares of Series A Preferred Stock entitled to redemption, the holders of shares of Series A Preferred Stock entitled to redemption shall share ratably in any funds legally available for redemption of such shares according to the respective amounts that would be payable with respect to the full number of shares owned by them if all such outstanding shares were redeemed in full. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Series A Preferred Stock, such funds will be used at the earliest permissible time, to redeem the balance of such shares, or such portion thereof for which funds are then legally available. From and after the Corporation's receipt of an Optional Redemption notice pursuant to Paragraph 8(a), the Corporation shall be obligated to use its best efforts to take such actions as may be necessary (including, without limitation, the issuance of additional equity securities, the revaluation or recapitalization of the Corporation or the consummation of a merger or sale of assets) in order to permit the full and timely redemption of the shares of Series A Preferred Stock entitled to redemption.

(c) If, for any reason, the Corporation fails to redeem all shares of Series A Preferred Stock entitled to redemption on an Optional Redemption Date (i) the unredeemed shares shall remain outstanding and shall continue to have all rights and preferences (including, without limitation, dividend and voting rights) provided for herein, and (ii) the holders of such unredeemed shares shall have the ongoing right to be redeemed in accordance with this Paragraph 8, together with such rights and remedies as may be available under applicable law.

(d) The notices provided for in this Paragraph 8 shall be sent, if by or on behalf of the Corporation, to the holders of the Series A Preferred Stock at their respective addresses as shall then appear on the records of the Corporation, or if by any holder of Series A Preferred Stock to the Corporation at its principal executive office as set forth in the Purchase Agreement, by first class mail, postage prepaid, (i) notifying such recipient of the redemption, the date of such redemption, the number of shares of Series A Preferred Stock to be redeemed, and the redemption price therefor and (ii) in the case of any notice by or on behalf of the Corporation, stating the place or places at which the shares called for redemption shall, upon presentation and surrender of such certificates representing such shares, be redeemed.

9.  Status of Reacquired Shares.  Any shares of Series A Preferred Stock
    ---------------------------
redeemed pursuant to Paragraph 8 or otherwise acquired by the Corporation in any manner whatsoever shall be canceled and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of Series A Preferred Stock.

10.  Rank.  The Series A Preferred Stock shall rank senior in right as to
     ----
dividends and upon liquidation, dissolution or winding up to all Junior Securities, whenever issued.

11.  Identical Rights.  Each share of the Series A Preferred Stock shall have
     ----------------
the same relative rights and preferences as, and shall be identical in all respects with, all other shares of the Series A Preferred Stock.

12.  Certificates.  So long as any shares of the Series A Preferred Stock are
     ------------
outstanding, there shall be set forth on the face or back of each stock certificate issued by the Corporation a statement as required by Section 151(f) of the General Corporation Law of the State of Delaware.

13.  Amendments.  Any provision of these terms of the Series A Preferred Stock
     ----------
may be amended, modified or waived if and only if the holder of the Requisite Percentage of Series A Preferred Stock has consented in writing or by an affirmative vote to such amendment, modification or waiver of any such provision of this Section (b) of Article FOURTH.

14.  Definitions.
     -----------

"Affiliate or Affiliates" shall mean with respect to any Person, any other
     Person that would be considered to be an affiliate of such Person under Rule 144(a) under the Securities Act of 1933, as amended, as in effect on April 10, 1998, if such Person were issuing securities.

"Certificate of Incorporation" shall mean this Certificate of Incorporation, as amended from time to time.

"Common Stock" shall mean the Corporation's Common Stock, $.01 par value.

"Common Stock Deemed Outstanding" shall mean, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock, plus the number of shares of Common Stock issuable upon the exercise in full of all Convertible Securities whether or not the Convertible Securities are convertible into, exercisable or exchangeable for Common Stock at such time.

"Conversion Price" shall have the meaning set forth in Paragraph 7(b) hereof.

"Convertible Securities" shall mean securities or obligations that are exercisable for, convertible into or exchangeable for shares of Common Stock. The term includes options, warrants or other rights to subscribe for or purchase Common Stock or to subscribe for or purchase other securities that are convertible into or exchanged for Common Stock.

"Excluded Securities" shall mean any (a) Common Stock or Convertible Securities issued in respect of Excluded Securities (for this purpose, only as such term is defined in the Articles of Organization of CTC Communications Corp., a Massachusetts corporation, as in effect immediately before the Reorganization in connection with the Reorganization, (b) Common Stock issuable upon the exercise, conversion or exchange of Convertible Securities described in clause (a), or (c) Common Stock or warrants or options to acquire Common

     Stock issued after the consummation of the Reorganization to (i) employees, directors or consultants to the Corporation or its subsidiaries with the approval of the Compensation Committee to the extent such approval is required under Paragraph 5(c) hereof, (ii) lenders who are not Affiliates of the Corporation as partial consideration for senior debt financing to the Corporation, (iii) equipment lessors who are not Affiliates of the Corporation as partial consideration for equipment lease financing to the Corporation, (iv) licensors who are not Affiliates of the Corporation as partial consideration for license agreements with the Corporation, (v) bond and Straight Preferred Stock purchasers as partial consideration for issuances of debt securities or Straight Preferred Stock pursuant to underwritten public offerings of such debt securities or Straight Preferred Stock under the Securities Act of 1933, as amended, (vi) bond and Straight Preferred Stock purchasers as partial consideration for issuance of such debt securities or Straight Preferred Stock pursuant to offerings under Rule 144A yielding the Corporation, with respect to each such offering, proceeds of at least $75,000,000 (net of any interest or dividend escrows or similar arrangements), (vii) bond and Straight Preferred Stock purchasers as partial consideration for issuances of such debt securities or Straight Preferred Stock pursuant to offerings under Rule 144A yielding the Corporation with respect to each such offering, proceeds of at least $40,000,000 (net of any interest or dividend escrows or similar arrangements) sold to at least five purchasers, who are not Affiliates of one another, (viii) any Persons (including the stockholders or owners of Persons) as all or part of the consideration paid for the acquisition of ownership interests in, or assets of, such Person unless (aa) such Person is an Affiliate of the Corporation (other than a Subsidiary) or (bb) Affiliates of the Corporation collectively own more than ten percent (10%) of the ownership interests in such Person or (ix) to Comm-Tract Corp. and Comm-Tract Corp. of New York or their owners in consideration for the acquisition of said companies by the Corporation involving the issuance of Common Stock at a price which is not less than $9.00 per share. For purposes of clause (viii) above, the value of consideration other than cash received by the Corporation in return for the issuance of Common Stock shall be determined in good faith by the Board.

"Independent Directors" shall have the meaning set forth in Paragraph 6 hereof.

"Junior Securities" shall mean any of the Corporation's Common Stock and all other equity securities of the Corporation other than (i) the Series A Preferred Stock and (ii) any other shares of the Corporation's preferred stock (a) which by their terms, state that they are not Junior Securities or provide the holders thereof with rights pari passu with or senior to
                                                ---- -----
     those of the holders of Series A Preferred Stock and (b) are issued in compliance with this Section (b) of Article FOURTH.

"Maturity Date" shall mean April 9, 2003.

"Minimum Preference Amount" shall mean $25.41 per share of Series A Preferred
     Stock.

"Person" shall mean an individual, partnership, corporation, association, trust, joint venture, unincorporated organization and any government, governmental department or agency or political subdivision thereof.

"Preferred Stock" shall mean the Series A Preferred Stock.

"Preferred Stock Derivatives" shall mean any Common Stock or Convertible
     Securities issued to holders of Series A Preferred Stock in exchange therefor, as a stock dividend thereon, in respect thereof in connection with a stock split or recapitalization or in connection with the exercise of preemptive rights pertaining thereto pursuant to the Purchase Agreement.

"Purchase Agreement" shall mean that certain Securities Purchase Agreement dated as of April 10, 1998 among the Purchasers named therein and CTC Communications Corp., as it may be amended from time to time.

"Purchase Price" of any share of Series A Preferred Stock shall be $18.00.

"Registration Rights Agreement" shall mean that certain Registration Rights
     Agreement between CTC Communications Corp. and the holder(s) of the Series A Preferred Stock, as it may be amended from time to time.

"Reorganization" shall mean the consummation of the transactions by which CTC
     Communications Corp. becomes a subsidiary of this Corporation pursuant to the Amended and Restated Agreement and Plan of Reorganization between CTC Communications Group, Inc. A Delaware Corporation, CTC-Newco, Inc. a Delaware corporation and CTC Communications Corp., a Massachusetts corporation dated as of March 1, 1999.

"Required Consent" shall have the meaning set forth in Paragraph 5.

"Requisite Percentage" shall mean a majority.

"Restricted Action" shall have the meaning set forth in Paragraph 5.

"Sale of the Corporation" shall mean a single transaction or a series of transactions pursuant to which a Person or Persons acquire (i) capital stock of the Corporation possessing the voting power to elect a majority of the

     Corporation's board of directors (whether by merger, consolidation or sale or transfer of the Corporation's capital stock); or (ii) all or substantially all of the Corporation's assets determined on a consolidated basis.

"Senior Preferred Stock" shall mean the Series A Preferred Stock and any other preferred stock of the Corporation designated by the Corporation in accordance with this Section (b) of Article FOURTH, the terms of which preferred stock provide for it to be treated as Senior Preferred Stock for purposes of the particular sections herein in which the term "Senior Preferred Stock" is used.

"Series A Preference Amount" shall mean, as of any date, an amount per share of Series A Preferred Stock equal to the Purchase Price increasing from April 10, 1998 through the date in question at a rate of nine percent (9%) per annum, compounding semi-annually in arrears from April 10, 1998 and prorated on a daily basis for partial periods.

"Series A Preferred Stock" shall mean the Corporation's Series A Preferred
     Stock, $1.00 par value.

"Straight Preferred Stock" shall mean preferred stock of the Corporation which
     (i) is neither a Convertible Security nor convertible into or exchangeable for any other security other than preferred stock meeting the requirements of this definition or debt securities, (ii) is issued solely for cash payable upon issuance, (iii) accrues dividends only at a rate or rates fixed in the certificate of designation or amendment to the Certificate of Incorporation designating such preferred stock, (iv) has no voting rights other than as required by law, (v) entitles the holders thereof to receive, in the aggregate, not more than the purchase price therefor plus the amount of any accrued unpaid dividends in respect thereof, and (vi) does not otherwise directly or indirectly alter or change the powers, preferences or special rights of the shares of Series A Preferred Stock so as to affect them adversely.

"Subsidiary" shall mean, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing general partner of such partnership, association or other business entity.

"Warrants" shall mean the Warrants issued pursuant to the Purchase Agreement to purchase 133,333 shares of Common Stock, as adjusted from time to time.

15.  Severability of Provisions.  If any right, preference or limitation of the
     --------------------------
Series A Preferred Stock set forth in this Resolution (as such Resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights preferences and limitations set forth in this Resolution (as so amended) which can be given effect without implicating the invalid, unlawful or unenforceable right preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other right, preference or limitation unless so expressed herein.

16.  Preemptive Rights.  The Purchasers who are parties to the Purchase
     -----------------
Agreement have certain preemptive rights set forth in the Purchase Agreement entitling them, in certain circumstances, to acquire securities to be issued by the Corporation.

     FIFTH:    The name and address of the incorporator are as follows:

          NAME                ADDRESS
          ----                -------
          Michael Barr        10 Bank Street
                              White Plains, New York 10606

     SIXTH:    The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders:

          (1) Subject to the provisions of this Certificate of Incorporation, the number of directors of the corporation shall be such as from time to time shall be fixed by, or in the manner provided in the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

          (2) Subject to the provisions of this Certificate of Incorporation, the Board of Directors shall have power without the assent or vote of the stockholders:

               (a) To make, alter, amend, change, add to or repeal the By-Laws of the corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

               (b) To determine from time to time whether, and to what times and places, and under what conditions the accounts and books of the corporation (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders.

          (3) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the corporation, whether or not the contract or act would otherwise be open to legal attack because of director's interest, or for any other reason.

          (4) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders, provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

     SEVENTH: No director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General Corporation Law or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the corporation's directors to the corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law, as amended from time to time. The corporation shall indemnify to the fullest extent permitted by Sections 102(b)(7) and 145 of the Delaware General Corporation Law, as amended from time to time, each person that such Sections grant the corporation the power to indemnify.

     EIGHTH:   Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them (Excluding Series A Convertible Preferred Stock), any court or equitable jurisdiction within the State of Delaware, may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of
Section 279 Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of any such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

     NINTH:    The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law and this Certificate of Incorporation, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

     IN WITNESS WHEREOF, the undersigned hereby executes this document and affirms that the facts set forth herein are true under the penalties of perjury this _____________day of ___________, 1999.



     __________________________________
     Michael Barr, Incorporator

                                                                      APPENDIX C

                                    BY-LAWS

                                      OF

                        CTC COMMUNICATIONS GROUP, INC.

                                   ARTICLE I
                                 Stockholders

Section 1. ANNUAL MEETING. The Annual Meeting of Stockholders shall be held each year on a date and at a time designated by the Board of Directors. At the Annual Meeting of Stockholders, only such business shall be conducted as shall have been properly brought before the Meeting.

Section 2. SPECIAL MEETINGS. Special Meetings may be called at any time by the Chairman of the Board of Directors, the Chief Executive Officer (or, if there is not a Chief Executive Officer, the President) or the Corporation's Board of Directors.

Section 3. PLACE OF MEETING. All meetings of stockholders shall be held at the principal office of the Corporation unless a different place (within the United States) is fixed by the Directors or the President and stated in the notice of the meeting.

Section 4. NOTICE OF MEETINGS. Except as hereinafter provided, a written notice of every meeting of stockholders, stating the place, date and hour thereof, and the purposes for which the meeting is to be held, shall be given by the Secretary or by the person calling the meeting at least ten (10) but not more than (60) days before the meeting to each stockholder entitled to vote thereat and to each stockholder, who, by law, by the Certificate of Incorporation or by these By-Laws is entitled to such notice, by leaving such notice with him or at his residence or usual place of business, or by mailing it postage prepaid and addressed to such stockholder at his address as it appears upon the books of the Corporation. No notice need be given to any stockholder if a written waiver of notice, executed before or after the meeting by the stockholder or his attorney thereunto authorized, is filed with the records of the meeting.

Section 5. QUORUM. Except as otherwise provided by law or in the Certificate of Incorporation or these By-Laws, the holders of a majority of the issued and outstanding stock of the Corporation entitled to vote shall constitute a quorum for the transaction of business.

Section 6. VOTING AND PROXIES. Each stockholder shall have one vote for each share of stock entitled to vote held by him of record according to the records of the Corporation, unless otherwise provided by the Certificate of Incorporation. Stockholders may vote either in person or by written proxy dated not more than three years before the meeting named therein, unless the proxy provides for a longer period. Proxies shall be filed with the Secretary of the meeting, or of any adjournment thereof, before being voted. Except as otherwise limited therein, proxies shall entitle the persons named therein to vote at any adjournment of such meeting. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by one of them unless at or prior to exercise of the proxy the Corporation receives a specific written notice to the contrary from any one of them. A proxy purporting to be executed by or on behalf of a stockholder shall be deemed valid unless challenged at or prior to its exercise.

Section 7. ACTION AT MEETING. When a quorum is present, the holders of a majority of the stock present or represented and voting on a matter, (or if there are two or more classes of stock entitled to vote as separate classes, then in the case of each such class, the holders of a majority of the stock of that class present or represented and voting on a matter) except where a larger vote is required by law, the Certificate of Incorporation or these By-Laws, shall decide any matter to be voted on by the stockholders. Any election by stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote at the election. No ballot shall be required for such election unless requested by a stockholder present or represented at the meeting and entitled to vote in the election. The Corporation shall not directly or indirectly vote any share of its stock.

Section 8. ACTION WITHOUT MEETING. Unless otherwise provided by the Certificate of Incorporation, any action required or permitted to be taken by stockholders at any annual or special meeting may be taken without a meeting and without prior notice, if the stockholders having the number of votes that would be necessary to take such action at a meeting at which all stockholders were present and voted, consent to the action in writing and the written consents are filed with the records of the meetings of stockholders. All such consents must, in order to be effective, be signed and delivered to the Corporation within sixty days after the earliest dated consent is delivered to the Corporation. Such consent shall be treated for all purposes as a vote at a meeting.

Section 9.   NOTICE OF STOCKHOLDER BUSINESS AND NOMINATION OF DIRECTORS.

     (a)     Annual Meetings of Stockholders.

     (i) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (x) pursuant to the Corporation's notice of meeting, (y) by or at the direction of the Board of Directors or (z) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this Section 9, is entitled to vote at the meeting and has complied with the notice procedures set forth in this Section 9.

     (ii) For nomination or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (z) of paragraph (a)(i) of this Section 9, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation at the principal executive office of the Corporation not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of (x) the 60th day prior to such annual meeting and (y) the 10th day following the day on which public announcement of the date of such meeting is first made. Such stockholder's notice shall set forth: (1) as to each person whom the stockholder proposes to nominate for election or reelection as a Director all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including such person's written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); (2) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (3) as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (A) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner and (B) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner.

     (iii) Notwithstanding anything in the second sentence of paragraph (a)(ii) of this Section 9 to the contrary, in the event that any person nominated by the Board of Directors of the Corporation for election as a Director (other than a person nominated to fill a vacancy created by the death of a Director) was not a Director or nominee named (x) in the Corporation's proxy statement for the preceding annual meeting or (y) in a public announcement made by this Corporation at least 60 days prior to the first anniversary of the preceding year's annual meeting (a "New Nominee"), a stockholder's notice required by this
Section 9 shall also be considered timely if it shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which public announcement is first made by the Corporation of the election or nomination of such New Nominee to the Board of Directors.

     (iv) The Corporation shall set forth in its proxy statement for each annual meeting of stockholders the date by which notice of nominations by stockholders of persons for election as a Director or for other business proposed to be brought by stockholders at the next annual meeting of stockholders must be received by the Corporation to be considered timely pursuant to this Section 9. With respect to the first annual meeting of stockholders after the adoption of this Section 9, the Corporation shall issue a public announcement setting forth such information not less than 30 days prior to the applicable date.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Nominations of persons for election to the Board of Directors of the Corporation may be made at a special meeting of stockholders at which Directors are to be elected pursuant to the Corporation's notice of meeting (x) by or at the direction of the Board of Directors or (y) by any stockholder of the Corporation who (1) is a stockholder of record at the time of giving of notice provided for in this Section 9, (2) is entitled to vote at the meeting and (3) complies with the notice procedures set forth in this Section 9. Stockholders desiring to nominate persons for election to the Board of Directors at such a special meeting of stockholders shall deliver the stockholder's notice required by paragraph (a)(ii) of this Section 9 to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of (A) the 60th day prior to such special meeting and (B) the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

(c)  General.

     (i) Only persons who are nominated in accordance with the procedures set forth in this Section 9 shall be eligible to serve as Directors. Only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in
Section 9. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 9 and, if any proposed nomination or business is not in compliance with this
Section 9, to declare that such defective proposal shall be disregarded.

     (ii) For purposes of this Section 9, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

     (iii) Notwithstanding the foregoing provisions of this Section 9, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 9. Nothing in this Section 9 shall be deemed to limit the Corporation's obligation to include stockholder proposals in its proxy statement if such inclusion is required by Rule 14a-8 under the Exchange Act or any successor Rule.

                                  ARTICLE II
                                   Directors

Section 1. POWERS. The business of the Corporation shall be managed by a Board of Directors who may exercise all the powers of the Corporation including, but not limited to, the issuance of stock, except as otherwise provided by law, by the Articles of Organization or by these By-Laws. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, may exercise the powers of the full Board until the vacancy is filled.

Section 2. NUMBER. The Board of Directors shall fix the number of Directors at not less than three nor more than eleven Directors; provided, however, that the number of Directors shall be fixed at not less than two whenever there shall be only two stockholders and not less than one whenever there shall be only one stockholder. The number of Directors may be increased or decreased at any time or from time to time by the vote of a majority of the Directors then in office. No Director need be a stockholder.

Section 3. CLASSIFICATION, ELECTION AND TENURE. The Directors, other than those who may be elected by the holders of any class or series of Preferred Stock voting separately by class or series, shall be classified, with respect to the duration of the term for which they severally hold office, into three classes, designated Class I, Class II, and Class III, which shall be as nearly equal in number as possible and as provided by resolution of the Board of Directors in connection with such election.

     Each initial Director in Class I shall hold office for a term expiring at the 1998 annual meeting of stockholders; each initial Director of Class II shall hold office for a term expiring at the 1999 annual meeting of stockholders; and each initial Director of Class III shall hold office for a term expiring at the 2000 annual meeting of stockholders. Each Director shall serve until his successor is duly elected and qualified or until his earlier death, resignation, removal or disqualification. At each annual meeting of stockholders following the 1998 annual meeting, the stockholders shall elect the successors of the class of Directors whose term expires at that meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors have been duly elected and qualified or until their earlier death, resignation, removal or disqualification.

     The Board of Directors shall increase or decrease the number of Directors in one or more classes as may be appropriate whenever it increases or decreases the number of Directors pursuant to Section 2 of this Article II, in order to ensure that the three classes shall be as nearly equal in number as possible.

     Section 4. VACANCIES. Subject to the rights of the holders of shares of any class or series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation or removal shall only be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining Director, and newly created Directorships resulting from any increase in the number of Directors shall be filled by the Board of Directors, or if not so filled, by the stockholders at the next annual meeting thereof or at a special meeting called for that purpose in accordance with these By-laws. Any Director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new Directorship was created or the vacancy occurred and until such Director's successor shall have been elected and qualified or until his earlier death, resignation or removal. The Directors shall have and may exercise all their powers notwithstanding the existence of one or more vacancies in their number, subject to any requirement of law or of the number of Directors as required for a quorum or for any vote or other actions.

     Section 5. RESIGNATION. Any Director may resign by delivering his written resignation to the Corporation at its principal office or to the President or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

     Section 6. REMOVAL. Except as otherwise provided in the Articles of Organization or these By-laws relating to the rights of the holders of any class or series of Preferred Stock voting separately by class or series, to elect Directors under specified circumstances any Director or Directors may be removed from office but only for cause and only by either the affirmative vote, at any regular meeting or special meeting of the stockholders, of not less than a majority of the total number of votes of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, but only if notice of such proposal was contained in the notice of such meeting, or by the affirmative vote of a majority of the Directors then in office. A Director may be removed for cause only after reasonable notice and opportunity to be heard before the body opposing him.

     Section 7. MEETINGS. Regular meetings of the Directors may be held without call or notice at such places and at such times as the Directors may from time to time determine, provided that any Director who is absent when such determination is made shall be given notice of the determination. A regular meeting of the Directors may be held without a call or notice at the same place as the annual meeting of stockholders or the special meeting held in lieu thereof, following such meetings of stockholders.

     Special meetings of the Directors may be held at any time and place designated in a call by the President, Treasurer or two or more Directors.

     Section 8. NOTICE OF MEETINGS. Notice of all special meetings of the Directors shall be given to each Director by the Secretary, or in case of the death, absence, incapacity or refusal of the Secretary, by the officer or one of the Directors calling the meeting. Notice shall be given to each Director in person, by telephone, facsimile or email at least twenty-four hours in advance of the meeting, or by written notice mailed to his business or home address at least forty-eight hours in advance of the meeting. Notice need not be given to any Director if a written waiver of notice, executed by him before or after the meeting, is filed with the records of the meeting, or to any Director who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him. A notice or waiver of notice of a Directors' meeting need not specify the purposes of the meeting.

     Section 9. QUORUM. At any meeting of the Directors, a majority of the Directors then in office shall constitute a quorum. Less than a quorum may adjourn any meeting from time to time without further notice.

     Section 10. ACTION AT MEETING. At any meeting of the Directors at which a quorum is present, the vote of a majority of those present, unless a different vote is specified by law, by the Articles of Organization, or by these By-Laws, shall be sufficient to decide such matter.

     Section 11. ACTION BY CONSENT. Any action by the Directors may be taken without a meeting if a written consent thereto is signed by all the Directors and filed with the records of the Directors' Meetings. Such consent shall be treated as a vote of the Directors for all purposes.

     Section 12. COMMITTEE. The Directors may, by vote of a majority of the Directors then in office, elect from their number an executive or other committees and may by like vote delegate thereto some or all of their powers except those which by law, the Articles of Organization or these By-Laws, they are prohibited from delegating. Except as the Directors may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Directors, or in such rules, its business shall be conducted as nearly as may be in the same manner as is provided by these By-Laws for the Directors.

     Section 13. MEETING BY TELECOMMUNICATIONS. Members of the Board of Directors or any committee elected thereby may participate in a meeting of such board or committee by means of a conference telephone or similar communications equipment by means of which all persons participating in a meeting can hear each other at the same time and participation by such means shall constitute presence in person at the meeting.

                                  ARTICLE III
                                   Officers

     Section 1. ENUMERATION. The officers of the Corporation shall consist of a President, a Treasurer, a Secretary, and such other officers, including a Chairman of the Board of Directors, one or more Vice Presidents, Assistant Treasurer, Assistant Secretary as the Directors may determine.

     Section 2. ELECTION. The President, Treasurer and Secretary shall be elected annually by the Directors at their first meeting following the annual meeting of stockholders. Other officers may be chosen by the Directors at such meeting or at any other meeting.

     Section 3. QUALIFICATION. The President may, but need not be, a Director. No officer need be a stockholder. Any two or more officers may be held by the same person provided that the President and Secretary shall not be the same person. Any officer may be required by the Directors to give bond for the faithful performance of his duties to the Corporation in such amount and with such sureties as the Directors may determine.

     Section 4. TENURE. Except as otherwise provided by law, the Certificate of Incorporation or by these By-Laws, the President, Treasurer and Secretary shall hold office until the first meeting of the Directors following the annual meeting of stockholders and thereafter until his successor is chosen and qualified; and all other officers shall hold office until the first meeting of the Directors following the annual meeting of the stockholders, unless a shorter term is specified in the vote choosing or appointing them. An officer may resign by delivering his written resignation to the Corporation at its principal office or to the President or Secretary, and such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

     Section 5. REMOVAL. The Directors may remove any officer with or without cause by a vote of a majority of the entire number of Directors then in office, provided, that an officer may be removed for cause only after reasonable notice and opportunity to be heard by the Board of Directors prior to action thereon.

     Section 6. CHAIRMAN, PRESIDENT AND VICE PRESIDENT. The Chairman of the Board of Directors, if there be one, shall be the chief executive officer of the Corporation and shall, when present, preside at all meetings of the stockholders and at all meetings of the Board of Directors. The President shall have such duties and powers as are prescribed by the Board of Directors. Any Vice President shall have such powers as the Directors may from time to time designate.

     Section 7. TREASURER AND ASSISTANT TREASURER. The Treasurer shall, subject to the direction of the Directors, have general charge of the financial affairs of the Corporation and shall cause to be kept accurate books of account. He shall have custody of all funds, securities, and valuable documents of the Corporation, except as the Directors may otherwise provide.

     Any Assistant Treasurer shall have such powers as the Directors may from time to time designate.

     Section 8. SECRETARY. The Secretary shall keep a record of the meetings of stockholders and of the meetings of the Directors. Unless a Transfer Agent is appointed, the Secretary shall keep or cause to be kept at the principal office of the Corporation or at his office, the stock and transfer records of the Corporation, in which are contained the names of all stockholders and the record address, and the amount of stock held by each.

     Any Assistant Secretary shall have such powers as the Directors may from time to time designate.

     Section 9. ASSISTANT SECRETARY. Any Assistant Secretary shall have such powers as the Directors may from time to time designate. In the absence of the Secretary from any meeting of stockholders, an Assistant Secretary, if one be elected, otherwise a Temporary Secretary designated by the person presiding at the meeting, shall perform the duties of the Secretary.

     Section 10. OTHER POWERS AND DUTIES. Each officer shall, subject to these By-Laws, have in addition to the duties and powers specifically set forth in these By-Laws, such duties and powers as are customarily incident to his office, and such duties and powers as the Directors may from time to time designate.

                                  ARTICLE IV
                   Indemnification of Directors and Officers

     The Corporation shall to the extent legally permissible indemnify each of its directors and officers and each person who shall serve or shall have served at its request as a director or officer of another Corporation (and the heirs, executors and administrators of such director, officer and other person) against all expenses and liabilities which he has reasonably incurred in connection with or arising out of any actual or threatened action, suit or proceeding in which he may be involved by reason of his being or having been a director or officer of the Corporation or by reason of his serving or having served at its request as a director or officer of another Corporation (whether or not he continues to be a director, or officer, at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements, provided no such indemnification shall be made in relation to matters as to which such director or officer shall be finally adjudged in any such action, suit or proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the Corporation. In the event that a settlement or compromise of such action, suit or proceeding is effected, indemnification may be had but only if the Board of Directors shall have been furnished with an opinion of counsel for the Corporation to the effect that such settlement or compromise is in the best interest of the Corporation and that such director or officer does not appear not to have acted in good faith in the reasonable belief that his action was in the best interests of the Corporation, and if the Board of Directors shall have adopted a resolution approving such settlement or compromise.

     The foregoing right of indemnification shall not be exclusive of other rights to which any director, officer or other corporate personnel may be entitled as a matter of law.

                                   ARTICLE V
                                 Capital Stock

     Section 1. CERTIFICATE OF STOCK. Each stockholder shall be entitled to a certificate of the capital stock of the Corporation in such form as may be prescribed from time to time by the Directors. The certificate shall be signed by the President or a Vice President, and by the Treasurer or an Assistant Treasurer, but when a certificate is countersigned by a transfer agent or a registrar, other than a Director, officer or employee of the Corporation, such signatures may be facsimiles. In case any officer who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the time of its issue.

     Every certificate for shares of stock which are subject to any restriction on transfer pursuant to the Articles of Organization, the By-Laws, or any agreement to which the Corporation is a party, shall have the restriction noted conspicuously on the certificate and shall also set forth on the face or back either the full text of the restriction or a statement of the existence of such restriction and a statement that the Corporation will furnish a copy to the holder of such certificate upon written request and without charge.

     Every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall set forth on its face or back either the full text of the preferences, voting powers, qualifications and special and relative rights of the shares of each class and series authorized to be issued or a statement of the existence of such preferences, powers, qualifications and right, and a statement that the Corporation will furnish a copy thereof to the holder of such certificate upon written request and without charge.

     Section 2. TRANSFERS. Subject to the restrictions, if any, stated or noted on the stock certificates, shares of stock may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate therefor properly endorsed or accompanied by a written assignment and power of attorney properly executed, with necessary transfer stamps affixed, and with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, the Articles of Organization or these By-Laws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of the By-Laws.

     It shall be the duty of each stockholder to notify the Corporation of his post office address.

     Section 3. RECORD DATE. The Directors may fix in advance a time of not more than sixty days preceding the date of any meeting of stockholders, or the date for the payment of any dividend or the making of any distribution to stockholders, or the last day on which the consent or dissent of stockholders may be effectively expressed for any purpose, as the record date for determining the stockholders having the right to notice of and to vote at such meeting, and any adjournment thereof, or the right to receive such dividend or distribution or the right to give such consent or dissent. In such case only stockholders of record on such record date shall have such right, notwithstanding any transfer of stock on the books of the Corporation after the record date. Without fixing such record date, the Directors may for any of such purposes close the transfer books for all or any part of such period.

     Section 4. REPLACEMENT OF CERTIFICATES. In case of the alleged loss or destruction or the mutilation of a certificate of stock, a duplicate may be issued in place thereof, upon such terms as the Directors may prescribe.

                                  ARTICLE VI
                                 Miscellaneous

     Section 1. FISCAL YEAR. Except as from time to time otherwise determined by the Directors, the fiscal year of the Corporation shall be the twelve months ending March 31.

     Section 2. SEAL. The seal of the Corporation shall, subject to alterations by the Directors, bear its name, the word "Delaware" and the year of its incorporation.

     Section 3. EXECUTION OF INSTRUMENTS. All deeds, leases, transfers, contracts, bonds, notes and other obligations authorized to be executed by an officer of the Corporation in its behalf shall be signed by the President or the Treasurer except as the Directors may generally or in particular cases otherwise determine.

     Section 4. VOTING OF SECURITIES. Except as the Directors may otherwise designate, the President or Treasurer may waive notice of, and appoint any person or persons to act as proxy or attorney in fact for this Corporation (with or without power of substitution) at any meeting of stockholders or shareholders of any other Corporation or organization, the securities of which may be held by this Corporation. The President shall have the power to vote any such securities held by this Corporation unless the Directors shall, by vote, otherwise stipulate.

     Section 5. CORPORATE RECORDS. The original, or attested copies, of the Certificate of Incorporation, By-Laws and records of all meetings of the incorporates and stockholders, and the stock and transfer records, which shall contain the names of all stockholders and the record address and the amount of stock held by each, shall be kept at the principal office of the Corporation, or at an office of its transfer agent or of the Secretary. Said copies and records need not all be kept in the same office. They shall be available at all reasonable times to the inspection of any stockholder for any proper purpose but not to secure a list of stockholders for the purpose of selling said list or copies thereof or of using the same for a purpose other than in the interest of the applicant, as a stockholder, relative to the affairs of the Corporation.

     Section 6. CORPORATION MAY ACT AS PARTNER. The Corporation, in accordance with the Certificate of Incorporation and the General Corporation Law of the State of Delaware, is hereby empowered to be a partner in any business enterprise which the Corporation would have power to conduct itself.

     Section 7.   CERTIFICATE OF INCORPORATION.  All references in these By-

Laws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and in effect from time to time.

     Section 8. AMENDMENTS. Except as otherwise required by law, these By-Laws may at any time be amended by vote of the stockholders, provided that notice of the substance of the proposed amendment is stated in the notice of the meeting, or may be amended by vote of a majority of the Directors then in office, except that no amendment may be made by the Directors which alters the provisions of these By-Laws with respect to removal of Directors or the election of committees by Directors and delegation of powers thereto, or amendment of these By-Laws. Not later than the time of giving notice of the meeting of stockholders next following the making, amending or repealing by the Directors of any By-Law, notice thereof stating the substance of such change shall be given to all stockholders entitled to vote on amending the By-Laws.

                                  ARTICLE VII
                       Repayment of Disallowed Expenses

     Any payments made to an officer of the Corporation such as a salary, commission, bonus, interest, or rent, or entertainment expense incurred by him, which shall be disallowed in whole or in part as a deductible expense by the Internal Revenue Service, shall be reimbursed by such officer to the Corporation to the full extent of such disallowance. It shall be the duty of the Directors, as a Board, to enforce payment of each amount disallowed. In lieu of payment by the officer, subject to determination of the Directors, proportionate amounts may be withheld from his future compensation payments until the amount owed to the Corporation has been recovered.

                                                                      APPENDIX D


                PROVISIONS OF THE GENERAL LAWS OF MASSACHUSETTS
               RELATING TO THE RIGHTS OF DISSENTING SHAREHOLDERS

                   (SECTIONS 86 TO 98 OF CHAPTER 156B OF THE
                        GENERAL LAWS OF MASSACHUSETTS)

     86. RIGHT OF APPRAISAL. If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the shareholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

     87. NOTICE OF STOCKHOLDERS MEETING TO CONTAIN STATEMENT AS TO APPRAISAL RIGHTS. The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

     "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of a consolidation or merger, the name of the resulting or surviving corporation shall be inserted), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in section 88 to 98, inclusive, of Chapter 156B of the General Laws of Massachusetts."

     88. NOTICE TO OBJECTING STOCKHOLDER THAT CORPORATE ACTION HAS BECOME EFFECTIVE. The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

     89. DEMAND FOR PAYMENT BY OBJECTING STOCKHOLDER. If within twenty days after the date of mailing of a notice under subsection (e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

     90. DETERMINATION OF VALUE OF STOCK BY SUPERIOR COURT. If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

     91. BILL IN EQUITY TO DETERMINE VALUE OF STOCK OF OBJECTING STOCKHOLDERS ON FAILURE TO AGREE ON VALUE THEREOF ETC.; PARTIES TO BILL ETC.; SERVICE OF BILL IN CORPORATION; NOTICE TO STOCKHOLDER PARTIES ETC. If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

     92. BILL IN EQUITY TO DETERMINE VALUE OF STOCK OF OBJECTING STOCKHOLDERS ON FAILURE TO AGREE ON VALUE THEREOF, ETC.; ENTRY OF DECREE DETERMINING VALUE OF STOCK; DATE ON WHICH VALUE IS TO BE DETERMINED. After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation, or accomplishments of the proposed corporate action.

     93. BILL IN EQUITY TO DETERMINE VALUE OF STOCK OF OBJECTING STOCKHOLDERS ON FAILURE TO AGREE ON VALUE THEREOF, ETC.; COURT MAY REFER BILL, ETC., TO SPECIAL MASTER TO HEAR PARTIES, ETC. The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

     94. BILL IN EQUITY TO DETERMINE VALUE OF STOCK OF OBJECTING STOCKHOLDERS ON FAILURE TO AGREE ON VALUE THEREOF, ETC.; STOCKHOLDER PARTIES MAY BE REQUIRED TO SUBMIT THEIR STOCK CERTIFICATES FOR NOTATION THEREON OF PENDENCY OF BILL, ETC. On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for notation thereon of the pendency of the bill, and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

     95. BILL IN EQUITY TO DETERMINE VALUE OF STOCK OF OBJECTING STOCKHOLDERS ON FAILURE TO AGREE ON VALUE THEREOF, ETC.; TAXATION OF COSTS, ETC.; INTEREST ON AWARD, ETC. The costs of the bill including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

     96. STOCKHOLDER DEMANDING PAYMENT FOR STOCK NOT ENTITLED TO NOTICE OF STOCKHOLDERS' MEETINGS OR TO VOTE STOCK OR TO RECEIVE DIVIDENDS, ETC.; EXCEPTIONS. Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

   (1) A bill shall not be filed within the time provided in section ninety;

   (2) A bill, if filed, shall be dismissed as to such stockholder; or

   (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

  Notwithstanding the provisions of clauses (1) to (3) inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

     97. CERTAIN SHARES PAID FOR BY CORPORATION TO HAVE STATUS OF TREASURY STOCK, ETC. The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

     98. ENFORCEMENT BY STOCKHOLDER OF RIGHT TO RECEIVE PAYMENT FOR HIS SHARES TO BE EXCLUSIVE REMEDY; EXCEPTION. The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

PROXY

CTC COMMUNICATIONS CORP.
SPECIAL MEETING OF STOCKHOLDERS
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Leonard R. Glass and John D. Pittenger and each of them, the true and lawful attorneys and agents for the undersigned, with full power of substitution, for and in the name of the undersigned, to act for the undersigned and vote all stock the undersigned is entitled to vote at the Special Meeting of Stockholders of CTC Communications Corp. to be held on [
], 1999 at 9:30 a.m., local time, at the offices of the Company, 360 Second Avenue, Waltham, Massachusetts, and at any and all adjournments thereof, on the matters listed on the reverse side of this card.

The undersigned hereby acknowledges receipt of the Proxy Statement and Notice of Special Meeting dated _____________, 1999.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE REORGANIZATION PROPOSAL. PLEASE VOTE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE. (Please sign exactly as your name appears on your stock certificate. If stock is registered in more than one name, each holder should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation or partnership, the Proxy should be signed in full corporate or partnership name by a duly authorized officer or partner as applicable.)

Has your address changed?      Do you have any comments?

__________________________    ___________________________________
__________________________    ___________________________________
__________________________    ___________________________________

[X]  PLEASE MARK VOTES        CTC COMMUNICATIONS CORP.
     AS IN THIS EXAMPLE

Proposal to reorganize CTC Communications Corp. into a holding company structure in which CTC Communications Corp. would continue as a Massachusetts corporation and become a wholly-owned subsidiary of CTC Communications Group, Inc., a newly formed Delaware corporation.


FOR [_]      AGAINST  [_]      ABSTAIN [_]


Mark the box at right if comments or address change have been noted on the reverse side of this card. [ ]

Please be sure to sign and date this Proxy.     Date________________

Stockholder sign here_____________________________
Co-owner sign here________________________________